As filed with the Securities and Exchange Commission on April 16, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SQUARESPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	20-0375811 (I.R.S. Employer Identification Number)
225 Varick Street, 12th Floor
New York, New York 10014
(646) 580-3456
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Casalena
Chief Executive Officer
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, New York 10014
(646) 580-3456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Dzierniejko David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Courtenay O’Connor Jessica Krasner Squarespace, Inc. 225 Varick Street, 12th Floor New York, New York 10014 (646) 580-3456	Marc D. Jaffe Gregory P. Rodgers Benjamin J. Cohen Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A common stock, $0.0001 par value per share		Not Applicable	$100,000,000	$10,910

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A common stock, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on one-third of the par value per share of the Registrant’s Class A common stock because the Registrant has an accumulated capital deficit based on the Registrant’s unaudited pro forma balance sheet as of December 31, 2020. Given that the Registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated , 2021.

SHARES

SQUARESPACE

SQUARESPACE, INC.

Class A Common Stock

This prospectus relates to the registration of the resale of up to shares of our Class A common stock by our stockholders identified in this prospectus (the "Registered Stockholders"). Unlike an initial public offering, the resale by the Registered Stockholders does not involve a firm commitment underwriting by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the New York Stock Exchange (the "NYSE"). See "Plan of Distribution." If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

We have three classes of authorized common stock: Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C common stock are identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible, at the option of the holder, into one share of Class A common stock. Each share of Class C common stock has no voting rights. As of , 2021, after giving effect to the Capital Stock Conversions (as defined below), outstanding shares of Class B common stock represented approximately % of the voting power of our outstanding capital stock, with our Founder and Chief Executive Officer, Anthony Casalena, holding approximately % of the voting power of our outstanding capital stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Prospectus Summary — Our Principal Stockholder and our Status as a Controlled Company."

No public market for our Class A common stock currently exists, and our shares of Class A common stock have a limited history of trading in private transactions. For more information, see "Sale Price History of our Class A Common Stock." Recent purchase prices of our Class A common stock in private transactions may have little or no relation to the opening public price of shares of our Class A common stock on the NYSE or the subsequent trading price of shares of our Class A common stock on the NYSE. Further, the listing of our Class A common stock on the NYSE in the absence of a firm commitment underwritten offering is a novel method for commencing public trading in shares of our Class A common stock and, consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with a firm commitment underwritten initial public offering.

Based on information provided by the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for our Class A common stock in consultation with our financial advisors pursuant to applicable NYSE rules. See "Plan of Distribution."

We intend to apply to list our Class A common stock on the NYSE under the symbol "SQSP." We expect our Class A common stock to begin trading on or about , 2021.

We are an "emerging growth company" as defined under the federal securities laws and, as such, will be subject to certain reduced public company reporting requirements for this prospectus and future filings. See "Prospectus Summary — Implications of Being an Emerging Growth Company."

Investing in shares of our Class A common stock involves risks. See "Risk Factors" beginning on page 11 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2021

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SQUARESPACE AT A GLANCE

AS OF 12/31/20

3.7M

Unique Subscriptions [1]

2020

$621M

Revenue

2019 - 2020

28%

Revenue Growth

2020

94%

Subscription-Based Revenue

2020

$150M

Cash Flow from Operations

2020

$152M

Unlevered Free Cash Flow [2]

all the difference.
View All

OUR COMMERCE BUSINESS

2020

143M

Commerce Revenue

2020

$4B

GMV[1]

78%

Commerce Rev. YoY Growth

91%

GMV YoY Growth[1]

Our Plants

ALL-IN-ONE PLATFORM

Single, integrated platform keeps data and brand assets consistent across digital channels

Presence	Commerce	Marketing
Websites & Domains	Commerce	Campaigns
Social (via Unfold Mobile App)	Scheduling (via Acuity)	SEO
Professional Email (via Google Workspace)	Member Areas	Analytics
Enterprise	Hospitality (via Tock)

SQUARESPACE TIMELINE

2004 Launched publicly

2006 Hired first employee

2010 First institutional investment from Accel and Index Ventures

2012 Launched Squarespace 6 design system and surpassed 100 employees

2013 Introduced Commerce offering

2015 Surpassed 500 employees and $100M in bookings

2016 Reached net income profitability

2019 Acquired Acuity Scheduling and Unfold

2020 Surpassed 1,200 employees and $665M in bookings

LETTER FROM OUR FOUNDER & CHIEF EXECUTIVE OFFICER

From a very young age, I have been fascinated by computers and the power of the Internet. Growing up in rural Maryland, the Internet gave me access to an entire world beyond anything I could ever imagine, and a huge part of that was the creation and evolution of the World Wide Web. From guiding my musical interests, to learning to program, to influencing my passion for design, it shaped me into the person I am today. But I also saw that while it was easy for people to get information from the Web, the ability to publish to the Web was generally out of reach for all but the most technologically savvy.

In 2003, I experienced this firsthand when I tried to build a website for myself. I was immediately frustrated by the lack of polish and the integration work required to build even something simple using the technologies available at the time. Squarespace was born of that frustration. I wanted to create a simple solution to enable anyone to easily publish to the Web and enable anyone to access the power of great design.

Over the course of Squarespace's journey, this focus on both design and ease of use has remained central to everything we do. Squarespace has flourished by providing anyone a way to participate in the immense opportunity that comes from publishing and transacting on the Internet. Without special knowledge of programming or design, everyone — from small businesses just starting out to teams within large companies — can create a beautiful and impactful online presence that they can manage themselves.

As a do-it-yourself tool, Squarespace is easy to use, but it is also very powerful. Our platform has evolved tremendously since its inception to meet the evolution of the Web while anticipating the needs of our customers — from blogging, to portfolios, to the tools that enable anyone to transact online, whether selling physical products, taking leads from contact forms, booking appointments, selling access to subscription content, or anything in between. The opportunity to help our customers not only get online, but grow online, is massive — and we are just at the beginning of our journey to help them in the myriad of ways they interact and transact.

Critical to this equation is a deep belief in the power of design. Everything at Squarespace — from the websites we power on behalf of our customers, to our user interfaces, to our advertising — has a focus on both presentation and usability. Great design helps our customers present their ideas in a sophisticated manner — making them and their unique stories more compelling and enabling their businesses to thrive.

While we are nearly two decades old, and more than half as old as the Web itself, Squarespace still feels young to me. We have grown alongside the Web, and have found our place amongst an array of emergent social experiences that help our customers with distribution. Squarespace will always be the home base for our customers — the piece of the web they own on their own terms. Squarespace forces no intermediary; we empower our customers to establish relationships and directly communicate with their audience.

Squarespace has helped millions to pursue their dreams, get online, attract an audience, and sell services and products without having the technical or design expertise that we manage for them. It is this notion of empowerment of our customers that drives us forward every day.

Millions of ideas are launched online every year, and we want Squarespace to be the place that enables everyone to launch them. Eighteen years ago, Squarespace was one of these nascent ideas, and it has grown up into a company that has not only changed my life but so many others. I remain humbled and inspired by the power of the people on our platform to make great things and I'm thrilled to be a part of so many of their stories.

A countless number of thank yous are in order, but a few in particular stand out:

- Thank you to our employees who have worked extremely hard on behalf of our customers and shareholders.

- Thank you to our customers around the world for your trust in us. You serve as an infinite source of inspiration.

- Thank you to our investors, advisors, and board members who have helped guide us to where we are today.

Squarespace is still in the early days of what we can accomplish, and it is with pleasure that we can now invite you to be a part of our journey.

Anthony

Neither we nor any of the Registered Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell and seeking offers to buy shares of their Class A common stock but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition and results of operations may have changed since such date.
For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.
Except as otherwise indicated, all information in this prospectus assumes:
•
the conversion of (i) all our outstanding Class C common stock, (ii) certain of our Series A-1 redeemable convertible preferred stock, (iii) all our outstanding Series A-2 redeemable convertible preferred stock and (iv) all our outstanding Series B redeemable convertible preferred stock into an aggregate of 62,064,788 shares of Class A common stock and the remainder of our outstanding Series A-1 redeemable convertible preferred stock into an aggregate of 49,583,897 shares of Class B common stock (the “Capital Stock Conversions”);

•
the exclusion of (i)          shares of Class B common stock issuable upon exercise of stock options outstanding as of            , 2021 at a weighted average exercise price of $    per share; (ii)          shares of Class A common stock issuable upon settlement of restricted stock units outstanding as of            , 2021 for which the time-based vesting condition had not been satisfied as of such date; and (iii)      shares of Class A common stock reserved for issuance under our equity incentive plan;

•
no forfeiture of the 4,460,858 restricted shares of Class B common stock held by Mr. Casalena pursuant to the equity award described in “Executive Compensation — Outstanding Equity Awards at Fiscal Year End for 2020”; and

•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption and effectiveness of our amended and restated bylaws, each of which will occur in connection with the effectiveness of the registration statement of which this prospectus forms a part.

After giving effect to the Capital Stock Conversions, as of March 31, 2021, we had a total of 73,754,765 shares of Class A common stock, 64,880,264 shares of Class B common stock and no shares of Class C common stock outstanding.
Approximately        of these shares may be immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders under Rule 144 under the Securities Act since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. See also “Shares Eligible For Future Sale.”
Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.

ii

PROSPECTUS SUMMARY
This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Selected Consolidated Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Squarespace” and similar terms refer to Squarespace, Inc. and its consolidated subsidiaries.
Our Mission
Squarespace exists to help people with creative ideas stand out and succeed. We enable millions to build a brand and transact with their customers in an impactful and beautiful online presence.
Overview
Squarespace is a leading all-in-one platform for businesses and independent creators to build a beautiful online presence, grow their brands and manage their businesses across the internet. We offer websites, domains, e-commerce, tools for managing a social media presence, marketing tools and scheduling capabilities. Our easy-to-customize and design-first platform empowers millions of customers in approximately 180 countries. From individual entrepreneurs just starting out to the world’s most iconic businesses, Squarespace helps transform our customers’ visions into reality by creating an impactful, stylish and professional online presence.
Consumer behavior continues to rapidly evolve in conjunction with changes in the internet and technology, and the amount of time and money consumers spend online is accelerating. As consumers increasingly engage with companies online to learn about and transact with new brands, the marketplace for consumer attention is intensely competitive. It is mission-critical for brands to differentiate themselves with a beautiful and effective online presence. Businesses and independent creators need a way to develop an impactful, professional-quality presence quickly and cost-effectively that also enables them to transact directly with their customer base.
The Squarespace platform empowers our customers to build, manage and grow compelling brands online. We bring together three primary pillars of functionality to create a unified, all-in-one platform to help our customers grow:
•
Presence:   Our intuitive design tools make it possible to quickly and easily create a professional-quality, mobile and desktop friendly website, acquire a domain and have a differentiated social media presence. Since our founding, we have aggressively invested in our design and creative teams in an effort to create innovative, forward-thinking website designs that ensure our customers’ websites are seen as among the most sophisticated on the web.

•
Commerce:   Through our comprehensive commerce solutions, we provide our customers everything they need to sell physical products, subscriptions, content or services online. Our commerce functionality is fully integrated with our presence products, eliminating the need for third-party tools.

•
Marketing:   We provide brands with powerful, integrated marketing solutions, such as Email Campaigns, customer relationship management functionality, search engine optimization (“SEO”) and analytics tools to help them better understand and target their audiences while driving traffic, sales and conversion.

Squarespace is an engineering and design-led company and our platform features a modern architecture, scalable delivery platform and secure solutions that provide support for our global customer base. The Squarespace platform works for customers that are just getting started, as well as large brands that need scale, flexibility and reliability.

In addition to servicing customers from inception to at-scale, our customers span a wide variety of industries and use cases, from small businesses and independent creators, such as restaurants, photographers, wedding planners, artists, musicians and bloggers, to iconic brands. As of December 31, 2020, we had 3.66 million unique subscriptions to our platform.
We believe we have a significant existing and growing market opportunity with over 800 million small businesses and self-employed ventures globally. In addition, according to the Kauffman Index, nearly 540,000 new businesses are created each month in the United States. According to Clutch, approximately 46% of small and medium-sized businesses (“SMBs”) are not online today and we believe there is significant headroom for growth with increasing online penetration alone. We believe we have created a highly-efficient and multi-pronged go-to-market model that enables us to capitalize on our market opportunity and acquire customers in a cost effective manner. We believe we have a stable and predictable business model driven by efficient customer acquisition and the adoption by our customers over time of higher value offerings and add-on subscriptions. We generated in 2019 and 2020, respectively:
•
revenue of $484.8 million and $621.1 million;

•
net income of $58.2 million and $30.6 million;

•
adjusted EBITDA of $97.6 million and $116.7 million;

•
cash flow from operating activities of $102.3 million and $150.0 million; and

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unlevered free cash flow of $94.6 million and $152.4 million.

For additional information about our non-GAAP financial measures, including reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Selected Consolidated Financial and Operating Information — Key Performance Indicators and Non-GAAP Financial Measures.”
Our Industry
Some of the key trends impacting our industry include:
•
The Criticality of Online Presence:   The rise in global internet usage has resulted in a dynamic and competitive online environment where consumers are provided with more options and more ways to engage than ever before. Many customers’ first interaction with a new brand will be digital. In response, businesses and independent creators have rapidly transitioned online (a shift further accelerated by the recent pandemic).

•
The Rise in Online Commerce:   In addition to engaging with brands online from a discovery standpoint, consumers expect to transact with them across digital channels, purchasing both goods and services.

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The Rise of Direct to Consumer Relationships:   As brands move online and gain more control over their technology stack, there is a trend towards brands being able to directly own the relationship with their customers. This allows businesses and independent creators to directly access their customer data, which is not possible when relying on social networks and other distribution channels that otherwise might control access to it.

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The Preference for DIY and DIFM Solutions:   “Do-it-yourself” (“DIY”) website creation tools have democratized the web, rapidly displacing expensive agencies and making equivalent design quality out-of-the-box, accessible and easy-to-use for all. Affordable “do-it-for-me” (“DIFM”) services leverage powerful DIY development tools due to the speed, scalability and maintenance advantages of these platforms.

The Challenges of Creating and Growing an Online Brand
Businesses and independent creators face several key challenges as they build and market their brands online, including:
•
Growing Competition for Consumer Attention:   As consumers increasingly engage online, the marketplace for consumer attention is intensely competitive, making it mission-critical for brands to differentiate themselves with an online presence that stands out. Based on a study by the Association for Computing Study and a study in Taylor & Francis’ Behavior and Information Technology Journal, 94% of first impressions are design-related, and it takes less than 0.05 seconds for someone to form an opinion about whether they like a website or not.
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Limited Ability to Transact with Consumers:   Consumers are increasingly purchasing goods and services online. Many traditional commerce offerings are primarily designed to sell physical products. We believe in order for businesses and independent creators to succeed, they require comprehensive solutions that enable them to transact with their consumers across the full range of commerce models, including sale of physical goods, subscriptions and content, as well as capabilities such as scheduling appointments.

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Accessibility of Solutions:   SMBs often lack the tools to develop a comprehensive and effective online presence quickly and affordably. Developing and maintaining a beautiful, fully functional website that addresses various use cases often requires extensive coding skills or the engagement of professional designers, agencies or developers. Meanwhile, traditional DIY solutions often lack the complex functionality required to create and maintain high-quality, expressive content.

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Lack of Integrated Solutions:   Historically, brands have leveraged multiple separate solutions due to the lack of a comprehensive, integrated platform. As businesses continue to evolve and add new offerings, the integration of their solutions becomes crucial to maintain a cohesive brand expression across all touchpoints, to analyze data to grow their businesses and to provide an efficient and seamless customer experience across channels and devices.

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Inability to Adapt Quickly to Rapidly Changing Consumer Behavior:   Traditional solutions often lack the flexibility customers require to keep up with constantly changing consumer behavior. From new products and services to new digital channels, businesses and independent creators need flexible and dynamic solutions with broad functionality.

The Key Benefits of our Platform
Our comprehensive, integrated platform provides a unified experience for our customers.
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Beautiful Design, Consistent Everywhere:   We believe design is not a luxury. Our beautifully-designed, award-winning templates enable our customers to look professional from the start, while also providing deep levels of customization so that no two websites look alike. This empowers our customers to stand out and express their story and brand in a beautiful, engaging and consistent way across digital channels, including websites, social media and Email Campaigns, among others.

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Sell Anything:   Our commerce solution supports a diverse set of business models, allowing our customers to sell physical products, subscriptions, content and services within the same platform. For example, a fitness instructor can market their brand professionally online and their clients can book personal training sessions through their website, attend virtual classes and buy custom apparel, all powered on the Squarespace platform.

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Power with Simplicity:   Our platform balances ease-of-use with a deep level of functionality required to run more complex businesses. Our platform is also accessible from anywhere — customers can update their website or manage their business on-the-go using our web application or our iPhone and Android applications.

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All-in-One Platform:   Our all-in-one platform offers businesses and independent creators everything they need to build and manage their online presence and commerce across devices and social media. Our fully-integrated SaaS-based content management solution combines a website builder, a commerce solution, social presence and blogging infrastructure, a hosting service, a domain name registrar, marketing tools and differentiated analytics across digital channels. This comprehensive approach enables customers to aggregate and analyze data across solutions to help our customers better understand their audience and drive higher traffic, sales and conversion through a single interface.

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Built for Modern Use Cases:   Our platform is both accessible and editable from all types of devices. Built on modern technology, we can adapt quickly to emerging channels and technology. For example, our Unfold product provides easy-to-use tools that empower storytellers to differentiate their content and brand on social media. With elevated design collections and intuitive photo and video editing, Unfold helps our customers look great beyond their websites. We aim to establish a foothold with the next generation of independent creators, because we understand that not all journeys may begin with a website.
Our Market Opportunity
Based on data from Intuit, as of 2019, there are an estimated 800 million SMBs and self-employed ventures worldwide. We believe that our near and medium-term addressable market is in excess of $150 billion, based on the number of global SMBs and self-employed ventures and our average revenue per unique subscription (“ARPUS”) as of December 31, 2020.
Global spending on e-commerce is set to accelerate. In response to this accelerating growth, we continue to innovate and add new services and features that create incremental opportunities to further penetrate as well as expand our core addressable market through new use cases and entry points. In addition, the growth of SMBs and proliferation of commerce, both domestically and internationally, will continue to drive our market opportunity and unlock new monetization opportunities for our platform.
Our Growth Strategies
•
Expand Our New Customer Base, Especially Internationally:   We aim to continue to deploy offerings across the globe, both in English and non-English speaking regions, in order to continue to diversify and accelerate our growth.

•
Expand and Deepen our Commerce Offerings:   We will continue to expand and invest in our commerce capabilities through the development of solutions that enable new ways for our customers to transact online.

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Continued Investment in our Design Platform:   We will continue to invest in our core design platform and technology to ensure that we maintain our position at the forefront of leading design on the web.

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Deepen Relationships with Existing Customers:   We plan to further invest in offerings that will enable our existing customers to grow their businesses by using more of our products and features, including online scheduling, exclusive Member Areas and Email Campaigns.

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Promote and Develop our Enterprise Capabilities:   We will continue to develop our Enterprise offering, which includes both larger businesses and volume customers, to ensure they are able to fully leverage our all-in-one platform.

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Expand our Experts Community:   We will continue to support our Experts community with the knowledge and tools they need to find clients and grow their businesses, as we believe it provides us with a unique marketing channel to address the steadily growing DIFM website development industry.

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Opportunistically Pursue Strategic Acquisitions:   We believe that future strategic acquisitions will enable us to accelerate key platform, product and marketing initiatives and augment our organic growth strategy.

Recent Developments
In March 2021, we issued on a private placement basis an aggregate of 4,452,023 shares of our Class C common stock to certain accredited investors at a purchase price of approximately $68.42 per share for aggregate proceeds of approximately $300 million (the “Private Placement”). The shares acquired by such investors will be registered for resale in connection with the registration statement of which this prospectus forms a part. See the section titled “Principal and Registered Stockholders.”
In March 2021, we acquired all of the outstanding equity of Tock, Inc. (“Tock”) for aggregate consideration of $415 million, consisting of $226.8 million of cash and 2,750,330 shares of our Class C common stock, subject to customary post-closing adjustments, based on, among other things, working capital, indebtedness and cash (the “Acquisition”). Tock was founded to solve booking problems of restaurants and to enable a direct connection between the hospitality industry’s business owners and its consumers. Tock provides a hospitality platform and application system for restaurants and other businesses that facilitates reservation, guest and table management, takeout, pickup and delivery and event management ticketing systems and related services. The Acquisition closed on March 31, 2021. The shares issued to Tock stockholders in the Acquisition will be registered for resale in connection with the registration statement of which this prospectus forms a part. See the section titled “Principal and Registered Stockholders.”
Summary Risk Factors
Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. These risks could materially and adversely impact our business, financial condition and results of operations, which could cause the trading price of our Class A common stock to decline and could result in a loss of all or part of your investment. Some of these risks include:
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Our business, financial condition and results of operations will be harmed if we are unable to attract and retain customers and expand their use of our platform.

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If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our solutions in a manner that responds to our customers’ evolving needs, our business, financial condition and results of operations may be adversely affected.

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Our industry is highly competitive and we may not be able to compete successfully against current and future competitors.

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The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic (including stay-at-home, business closure and other restrictive orders) and the resulting changes in consumer behaviors have disrupted and may continue to disrupt our normal operations.

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The Squarespace brand is integral to our success. If we fail to protect or promote our brand, our business, financial condition and results of operations may be harmed.

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Our business, financial condition and results of operations would be adversely affected if our marketing and selling activities fail to generate new customers at the levels that we anticipate or fail to generate new customers on a cost-effective basis.

•
We depend on highly skilled personnel, and if we are unable to hire, integrate and retain our personnel, we may not be able to address competitive challenges.

•
We rely heavily on the reliability, security and performance of our software. If our software contains serious errors or defects, or we have difficulty maintaining the software, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.

•
Our business, financial condition and results of operations would be harmed if changes to technologies used in our platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which customers interface with our platform and users interface with our customers’ sites.

•
We are subject to privacy and data protection laws and regulations as well as contractual privacy and data protection obligations. Our failure to comply with these or any future laws, regulations or obligations could subject us to sanctions and damages and could harm our reputation, business, financial condition and results of operations.

•
Our business is susceptible to risks associated with international sales and the use of our platform in various countries as well as our ability to localize our platform in such countries.

•
Our listing differs significantly from a traditional underwritten public offering.

•
The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.

•
The multi-class structure of our common stock will have the effect of concentrating voting control with those stockholders who hold our Class B common stock, including our Founder and Chief

Executive Officer. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. Further, the issuance of shares of Class C common stock, whether to our Founder and Chief Executive Officer or to other stockholders, could prolong the duration of control of holders of Class B common stock.
Channels for Disclosure of Information
Following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.squarespace.com), press releases, public conference calls and public webcasts.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include that:
•
we are only required to include two years of audited consolidated financial statements in this prospectus in addition to any required interim financial statements, and correspondingly only required to provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year during which the fifth anniversary of this listing occurs or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the last day of the fiscal year during which the fifth anniversary of this listing occurs; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption.
For risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Being a Public Company — We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.”
Our Principal Stockholder and our Status as a Controlled Company
As a result of his share ownership, Mr. Casalena, our Founder and Chief Executive Officer, will be able to exercise voting control with respect to an aggregate of           shares of our Class B common stock,

representing approximately    % of the total voting power of our outstanding capital stock as of                 , 2021 (after giving effect to the Capital Stock Conversions). Accordingly, Mr. Casalena will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. As a founder-led company, we believe that this voting structure aligns our interests in creating stockholder value.
Because Mr. Casalena will control a majority of our outstanding voting power, we will be a “controlled company” under the corporate governance rules for NYSE-listed companies. We have currently elected not to avail ourselves of any “controlled company” exemptions.
Corporate Information
We were incorporated in the State of Delaware in October 2007. Our principal executive offices are located at 225 Varick Street, 12th Floor, New York, New York 10014. Our telephone number is (646) 580-3456 and our website address is www.squarespace.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on, or hyperlinked through, our website to be part of this prospectus in deciding whether to purchase shares of our Class A common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL AND OPERATING INFORMATION
The following tables summarize our consolidated financial and operating information. We have derived our summary consolidated statements of operations information and consolidated statements of cash flows information for the years ended December 31, 2019 and 2020 and the summary consolidated balance sheet information as of December 31, 2020 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. Except as otherwise indicated, the following unaudited pro forma condensed combined financial and operating information presents Squarespace’s summary consolidated statements of operations information and balance sheet information after giving effect to (i) the Private Placement, (ii) the Acquisition and (iii) the Listing (as defined under “Unaudited Pro Forma Condensed Combined Financial Information”). The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2020 gives pro forma effect to such transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet information as of December 31, 2020 gives effect to such transactions as if they had occurred on December 31, 2020. You should read the following financial information together with the information under the sections titled “Capitalization,” “Selected Consolidated Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	Year Ended December 31,		Pro Forma Year ended December 31,
($ in thousands, except share and per share data)	2019	2020	2020
			(unaudited)
Consolidated Statements of Operations Information:
Revenue	$484,751	$621,149	$644,177
Cost of revenue(1)	81,910	98,337	113,662
Gross profit	402,841	522,812	530,515
Operating expenses:
Research and product development(1)	107,645	167,906	180,084
Marketing and sales(1)	184,278	260,039	272,652
General and administrative(1)	49,578	54,647	324,136
Total operating expenses	341,501	482,592	776,872
Operating income	61,340	40,220	(246,357)
Interest expense	(1,080)	(10,043)	(10,043)
Other income/(loss), net	3,815	(7,678)	(7,667)
Income before (provision for)/benefit from income taxes	64,075	22,499	(264,067)
(Provision for)/benefit from income taxes	(5,923)	8,089	(3,586)
Net income/loss	$58,152	$30,588	$(267,653)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted(2)	$(14.91)	$(14.10)
Weighted-average shares used in computing net income/(loss) per share attributable to Class A and Class B common stockholders, basic and diluted(2)	17,354,458	17,917,236
Pro forma net income/(loss) per share attributable to Class A and Class B common stockholders, basic and diluted (unaudited)			$(4.11)
Pro forma weighted-average shares used in computing net income/(loss) per share attributable to Class A and Class B common stockholders, basic and diluted (unaudited)			134,172,935
($ in thousands)
Consolidated Statements of Cash Flows Information:
Net cash provided by operating activities	$102,333	$150,030
Net cash (used in) provided by investing activities	(75,323)	34,262
Net cash used in financing activities	(45,827)	(170,709)

	As of December 31, 2020
	Actual	Pro Forma
(in thousands)		(Unaudited)
Consolidated Balance Sheet Information:
Cash and cash equivalents	$57,891	$139,803
Restricted cash	—	12,334
Investment in marketable securities	37,462	37,462
Total assets	306,766	831,622
Total liabilities	839,582	900,240
Redeemable convertible preferred stock	131,390	—
Total stockholders’ equity/(deficit)	(664,206)	(68,618)

(1)
Includes stock-based compensation as follows:

	Year Ended December 31,
($ in thousands)	2019	2020
Cost of revenue	$532	$780
Research and product development	12,087	21,619
Marketing and sales	1,737	3,144
General and administrative	3,619	5,711
Total stock-based compensation	$17,975	$31,254

(2)
See Note 2 of the notes to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net income/(loss) per share, basic and diluted.

Key Performance Indicators and Non-GAAP Financial Measures
We review the following key performance indicators and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our key performance indicators and non-GAAP financial measures may not correspond with increases or decreases in our revenue and our key performance indicators and non-GAAP financial measures may be calculated in a manner different than similar key performance indicators and non-GAAP financial measures, respectively, used by other companies.
	Year Ended December 31,
	2019	2020
Unique subscriptions (in thousands)(1)	2,984	3,656
Total bookings (in thousands)(2)	$514,428	$664,739
Annual run rate revenue (ARRR) (in thousands)(3)	$549,156	$705,546
Average revenue per unique subscription (ARPUS)(4)	$182	$187
Adjusted EBITDA (in thousands)(5)	$97,624	$116,666
Unlevered free cash flow (in thousands)(6)	$94,571	$152,439

(1)
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions and Unfold (social) subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription.

(2)
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled.

(3)
ARRR is calculated as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12.

(4)
ARPUS is calculated as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period.

(5)
Adjusted EBITDA is calculated as net income excluding interest expense, other income/(loss), net, provision for/(benefit from) income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance, which includes expenses associated with a special bonus in 2020.

(6)
Unlevered free cash flow is defined as cash flow from operating activities less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit.

For additional information about our key performance indicators and non-GAAP financial measures, including reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Selected Consolidated Financial and Operating Information — Key Performance Indicators and Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Non-GAAP Financial Measures.”

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should consider carefully the following risks, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our Class A common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the market price of our Class A common stock could decline and you may lose all or a part of your investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that any of the events discussed in the risk factors below will not occur.
Risks Related to our Business and Industry
Our business, financial condition and results of operations will be harmed if we are unable to attract and retain customers and expand their use of our platform.
We have experienced growth in recent years, due in large part to sustained subscription growth and retention, including customers who expand their use of our platform over time. We offer two payment options for each of our subscription plans: monthly and annual. Customers’ subscriptions currently renew automatically at the end of each monthly or annual period, as applicable, but the customer is free to disable automatic renewal or cancel the subscription at any time. As a result, even though the number of unique subscriptions to our platform has grown in recent years, there can be no assurance that we will be able to retain unique subscriptions beyond the existing monthly or annual subscription periods. In addition, any limitation or restriction imposed on our ability to bill our customers on a recurring basis, whether due to new regulations or otherwise, may significantly lower our unique subscription retention rate.
A number of factors could impact our ability to attract and retain customers and expand our customers’ use of our platform, including:
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the quality and design of our solutions compared to other similar solutions;

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our ability to develop new technologies or offer new or enhanced solutions;

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the pricing of our solutions compared to our competitors;

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the reliability and availability of our customer support;

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our ability to provide value-added third-party applications, solutions and services that integrate into our platform;

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any perceived or actual security, reliability, quality or compatibility problems with our solutions, including those related to system outages, unscheduled downtime and the impact of cyber-attacks on customers’ data;

•
our ability to expand into new geographic regions; and

•
the cost and effectiveness of our marketing campaigns.

We have historically experienced customer turnover as a result of general economic conditions and other risks affecting our customers’ businesses or needs. Many of these customers are in the entrepreneurial stage of their development and there is no guarantee that their businesses will succeed. Other customers may be looking for a shorter-term solution for a specific event. Our costs associated with renewals are substantially lower than costs associated with generating new unique subscriptions. Therefore, a reduction in retention of our unique subscriptions, even if offset by an increase in new unique subscriptions, could adversely impact our business, financial condition and results of operations. Moreover, any volatile or uncertain economic conditions due to the COVID-19 pandemic or otherwise and any resulting decrease in business formation or failures of SMBs could affect our ability to generate new unique subscriptions or retain existing unique subscriptions.
Additionally, our growth rate may decline over time even though the number of unique subscriptions on our platform increases. As our growth rate declines, investors’ perception of our business, financial condition and results of operations may be adversely affected. To the extent our growth rate slows, our business performance will become increasingly dependent on our ability to retain revenue from existing unique subscriptions and increase sales to existing customers.
If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our solutions in a manner that responds to our customers’ evolving needs, our business, financial condition and results of operations may be adversely affected.
The markets in which we compete are characterized by constant change and innovation, and we expect them to continue to evolve rapidly. The success of our business will depend, in part, on our ability to adapt and respond effectively to changing market dynamics on a timely basis while continuing to improve and enhance the functionality, performance, reliability, design, security and scalability of our solutions. For example, as commerce transacted over mobile devices continues to grow more rapidly than desktop transactions, continued effective mobile functionality becomes increasingly integral to our long-term development and growth strategy. If we are unable to develop new and upgraded solutions that satisfy our customers and that keep pace with rapid technological and industry change, our business, financial condition and results of operations could be adversely affected.
The process of developing new technology is complex and uncertain. If we fail to accurately predict customers’ changing needs or emerging technological trends, or we otherwise fail to achieve the benefits expected from our investments in technology, our business, financial condition and results of operations could be harmed. The development of new and upgraded solutions involves a significant amount of time and effort from our research and development team, as it can take months to update, code and test new and upgraded solutions and integrate them into our existing solutions. Further, our design team spends a significant amount of time and resources in order to incorporate various design elements and other features into any new and upgraded solutions. The introduction of these new and upgraded design and functional features often involves a significant amount of marketing spend. We must also manage our existing solutions as we continue to introduce new solutions. Given this complexity, we occasionally have experienced, and could experience in the future, delays in completing the development and introduction of new and upgraded solutions.
Our industry is highly competitive and we may not be able to compete successfully against current and future competitors.
The market for providing SaaS-based website design and management software is evolving and highly fragmented and we face competition in various aspects of our business, which we expect to intensify in the future as existing and new competitors introduce new solutions or enhance existing solutions. We also compete with specific providers offering services or products that overlap with parts of our solutions, including online presence solutions, e-commerce solutions, domain registration and website hosting services, email marking solutions and scheduling solutions. Some of our competitors have longer operating histories, larger customer bases, greater brand recognition, more extensive commercial relationships and greater financial and other resources than we do.
New or existing competitors may be able to develop solutions better received by customers or may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, regulations or requirements of our customers and their users. In addition, some larger competitors may be able to leverage a larger installed customer base and distribution network to adopt more aggressive pricing policies and offer more attractive sales terms, which could cause us to lose potential sales or reduce prices to remain competitive.
Competition may also intensify as our competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic regions expand into our market segments or geographic regions. For instance, certain competitors could use strong or dominant positions in one or more markets to gain a competitive advantage by integrating competing platforms or features into solutions they control such as search engines, web browsers, mobile device operating systems or social networks or by making access to our platform more difficult. We also expect new entrants to offer competitive solutions. If we cannot compete successfully against current and future competitors, our business, financial condition and results of operations could be negatively impacted.

The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic (including stay-at-home, business closure and other restrictive orders), and the resulting changes in consumer behaviors have disrupted and may continue to disrupt our normal operations.
In response to the COVID-19 pandemic, we have taken a number of actions that have impacted and continue to impact our business, financial condition and results of operations, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements and recommending travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the COVID-19 pandemic, they were disruptive to our business. Given the continued spread of COVID-19, we may have to take additional actions in the future that could further disrupt our business. If we are required to maintain work-from-home arrangements for a significant period of time as a result of the ongoing COVID-19 pandemic or other future adverse public health developments, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. In addition, the COVID-19 pandemic could disrupt or delay the ability of our employees to work because they become sick or are required to care for those who become sick or for dependents for whom external care is not available. The COVID-19 pandemic could also cause delays or disruptions in services provided by key service providers, increase our and service providers’ vulnerability to security breaches, distributed denial of service (“DDoS”) attacks or other hacking or phishing attacks or cause other unpredictable effects. Our management team has spent, and will likely continue to spend, significant time, attention and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.
If economic conditions further deteriorate, uncertainty from the pandemic may cause prospective or existing customers to cancel their subscriptions for our solutions and users may not have the financial means to make purchases from our customers or may delay or reduce discretionary purchases, negatively impacting our e-commerce customers and our associated results of operations. Our entrepreneurial and small business customers may be more susceptible to general economic conditions than larger businesses with greater liquidity and access to capital.
The degree to which COVID-19 and any associated volatile or uncertain economic conditions will affect our business, financial condition and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. The risks described herein and throughout this “Risk Factors” section could be further exacerbated by a prolonged existence of the COVID-19 pandemic or other future adverse public health developments.
Our business, financial condition and results of operations could be harmed if we fail to manage our growth effectively.
The growth that we have experienced places significant demands on our operational infrastructure. The scalability and flexibility of our platform depends on the functionality of our technology and network infrastructure and our ability to handle increased traffic and demand for bandwidth. The growth in the number of unique subscriptions on our platform and the number of orders processed through our platform has increased the amount of data and requests processed. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance our scalability in order to maintain the performance of our platform.
Our growth has also placed, and will likely continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand the business, including into new geographic regions, with no assurance that our revenue will continue to grow. We are likely to recognize the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower or may develop more slowly than we expect. Unless our growth results in an increase in our revenues that is proportionate to, or greater than, the increase in our costs associated with this growth, our profitability may be adversely affected. As we grow, we will be required to continue to improve our operational and financial controls, management information systems and reporting procedures and we may not be able to do so effectively.

The Squarespace brand is integral to our success. If we fail to protect or promote our brand, our business, financial condition and results of operations may be harmed.
We believe that protecting, maintaining and enhancing the Squarespace brand is integral to our success, particularly as we seek to attract new customers. Protecting, maintaining and enhancing our brand will depend largely on our ability to continue to provide design-focused and differentiated solutions, which we may not do successfully. The value of our brand may decline if we are unable to maintain the image of the Squarespace brand as design-focused. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform to meet the needs of our customers, our ability to maintain our customers’ trust and our ability to continue to develop and successfully differentiate our solutions. Errors, defects, disruptions or other performance problems with our solutions, including with third-party services accessed through our platform, may harm our reputation and brand. Unfavorable media coverage, negative publicity or negative public perception about us or our marketing efforts, our industry, the quality and reliability of our platform or our privacy and security practices may also harm our reputation and our brand. If events occur that damage our reputation and brand, our ability to expand our subscription base may be impaired, and our business, financial condition and results of operations may be harmed.
We also believe that the importance of brand recognition will increase as competition in our market increases and the promotion of our brand may require substantial expenditures. We have invested, and expect to continue to invest, substantial resources to increase our brand awareness, both generally and in specific geographies and to specific customer groups. There can be no assurance that our brand development strategies and investment of resources will enhance recognition of the Squarespace brand or lead to an increased customer base. Furthermore, our international branding efforts may prove unsuccessful due to language barriers and cultural differences. If our efforts to protect and promote our brand are not successful, our business, financial condition and results of operations may be adversely affected. In addition, even if brand recognition and loyalty increases, revenue may not increase at a level commensurate with our marketing spend.
Our business, financial condition and results of operations would be adversely affected if our marketing and selling activities fail to generate new customers at the levels that we anticipate or fail to generate new customers on a cost-effective basis.
We use a variety of marketing channels to promote our brand, including online keyword search, sponsorships and celebrity endorsements, television, podcasts, print and online advertising, email and social media marketing. If we lose access to one or more of these channels because the costs of advertising become prohibitively expensive or for other reasons, we may not be able to promote our brand effectively, which could limit our ability to grow our business. In addition, in order to maintain our current revenues and grow our business, we need to continuously optimize our marketing campaigns aimed at acquiring new customers. However, we may fail to accurately predict customer interest and, as a result, fail to generate the expected return on marketing spend. An unexpected increase in the marginal acquisition cost of new customers may have an adverse effect on our ability to grow our subscription base. We have and may in the future invest a significant portion of our marketing expenses in more traditional advertising and promotion of our brand, including through print and television commercials, the effectiveness of which is more difficult to track than online marketing. If these marketing activities fail to generate traffic to our website, attract potential customers and lead to new and renewed subscriptions at the levels we anticipate, our business, financial condition and results of operations would be adversely affected.
If demand for our solutions does not meet expectations, our ability to generate revenue could be adversely affected.
Although we expect continued demand from individuals and businesses for our solutions, it is possible the rate of growth may not meet our expectations, or the market may not grow, including as a result of the global economic slowdown resulting from the COVID-19 pandemic or future adverse public health developments. Our expectations for future revenue growth are based in part on assumptions reflecting our industry knowledge and experience serving individuals and businesses, as well as our assumptions regarding demographic shifts, growth in the availability and capacity of internet infrastructure internationally and the general economic climate. If any of these assumptions proves to be inaccurate, including as a result of the extent of current global economic uncertainty, our growth could be significantly lower than expected.

Our ability to compete successfully depends on our ability to offer an integrated and comprehensive platform enabling a diverse base of customers to start, grow and run their businesses or promote their brand. The success of our solutions is predicated on the assumption that an online presence is, and will continue to be, an important factor in our customers’ abilities to establish, expand and manage their online presence quickly, easily and affordably. If we are incorrect in this assumption, for example due to the introduction of a new technology or industry standard superseding the importance of an online presence or rendering our existing or future solutions obsolete, then our ability to retain existing customers and attract new customers could be adversely affected, which could harm our business, financial condition and results of operations.
If we fail to maintain a consistently high level of customer support, our brand, business, financial condition and results of operations may be harmed.
We believe our focus on customer support is critical to acquiring new customers, retaining existing customers and growing our business. As a result, we have invested heavily in the quality and training of our Customer Operations team along with the tools they use to provide this service. If we are unable to maintain a consistently high level of customer support, we may lose existing customers. In addition, our ability to attract new customers and increase unique subscriptions depends, in part, on the support we provide to customers as well as positive recommendations from our existing customers. Any failure to maintain a consistently high level of customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our brand, business, financial condition and results of operations.
Our pricing decisions may adversely affect our ability to attract and retain customers.
We have from time to time changed our overall pricing model or the various price points of our subscription plans and add-on services and expect to do so in the future. However, no assurance can be given that any new pricing model or price points will be optimal and not result in loss of customers or profits. In addition, as competitors introduce new solutions, we may be unable to attract new customers at the price or based on the pricing models we currently use and we may be required to reduce prices. Individuals and small businesses, which comprise the majority of customers on our platform, could be sensitive to price increases or swayed by more attractive prices offered by competitors. We also must determine the appropriate price to enable us to compete effectively internationally. Any of these developments could negatively impact our business, financial condition and results of operations.
We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
From time to time, we evaluate potential strategic acquisition or investment opportunities and we have completed various strategic acquisitions in recent periods, including the Acquisition. Any future transactions that we enter into could be material to our business, financial condition and results of operations. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures. Acquisitions and investments involve a number of risks, such as:
•
diversion of management time and focus from operating our business;

•
use of resources that are needed in other areas of our business;

•
retention and integration of employees from an acquired company, including potential risks or challenges to our corporate culture;

•
implementation or remediation of controls, procedures and policies of an acquired company;

•
difficulty integrating the accounting systems and operations of an acquired company;

•
coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with incorporating the acquired company’s solutions and infrastructure with our existing solutions and infrastructure and difficulties converting the customers of the acquired company onto our platform;

•
unforeseen costs or liabilities;

•
adverse effects to our existing business relationships as a result of the acquisition or investment;

•
the possibility of adverse tax consequences;

•
litigation or other claims arising in connection with the acquired company or investment; and

•
in the case of foreign acquisitions, the need to integrate operations and workforces across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. If our acquisitions, including the Acquisition, do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our business, financial condition and results of operations.
Future acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect the trading price of our Class A common stock, result in issuances of securities with superior rights and preferences to our Class A common stock or result in the incurrence of debt with restrictive covenants that limit our operating flexibility.
We may not be able to identify future acquisition or investment opportunities that meet our strategic objectives, or to the extent such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our strategic objectives, and any acquisitions we complete could be viewed negatively by investors. To pay for any such acquisition, we may have to use cash or incur debt, both of which may affect our financial condition or the trading price of our Class A common stock. At this time we have made no commitments or agreements with respect to any such material transactions.
We depend on highly skilled personnel, and if we are unable to hire, integrate and retain our personnel, we may not be able to address competitive challenges.
Our future success will depend upon our continued ability to hire, integrate and retain highly skilled personnel, including senior management, engineers, designers, product managers, finance and legal personnel and customer support. Competition for highly skilled personnel is intense. We compete with many other companies for engineers, designers and product managers with meaningful experience in designing, developing and managing software, as well as for skilled marketing, operations and customer support professionals, and we may not be successful in attracting and retaining the professionals we need. We may need to invest significant amounts of cash and equity to attract and retain new and highly skilled employees, and may never realize returns on these investments. Extended stay-at-home, business closure and other restrictive orders may impact our ability to identify, hire and train new personnel. In addition, we are limited in our ability to recruit global talent for our U.S. offices by U.S. immigration laws, including those related to H1-B visas. If we are not able to effectively hire, train and retain employees, our ability to achieve our strategic objectives will be adversely impacted and our business, financial condition and results of operations will be harmed.
In addition to hiring and integrating new employees, we must continue to focus on retaining our key employees who foster and promote our innovative corporate culture. Our future performance depends on the continued services and contributions of our Founder and Chief Executive Officer, Mr. Casalena, who is critical to the development of our business and growth strategy, in addition to other key employees to execute on our business plan and to identify and pursue new opportunities and solutions. The failure to properly develop or manage succession plans or develop leadership talent or the loss of services of key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our key employees (including any limitation on the performance of their duties or short term or long term absences as a result of illness, such as COVID-19) could adversely affect our business, financial condition and results of operations.

We primarily rely on a single supplier to process payments from our customers and we integrate with a limited number of suppliers to process transactions from users.
The success of our platform depends, in part, on our ability to integrate and offer third-party services to our customers. In particular, we use Stripe Inc. (“Stripe”) to process our transactions with our customers and we offer payment processing integrations for our customers to charge their users through Stripe, PayPal Holdings, Inc. (“PayPal”) and Square, Inc. (“Square”). While we offer our customers access to three payment processing integrations through which to charge their users, disruptions or problems with the relevant services provided by any of these companies could have an adverse effect on our reputation, business, financial condition and results of operations. If Stripe, PayPal or Square were to terminate its relationship with us or become unable to continue processing payments on our behalf, we could incur substantial delays and expense in finding and integrating an alternative payment service provider to process payments from our customers and their users, and the quality and reliability of any such alternative payment service provider may not be comparable.
If we cannot maintain the compatibility of our platform and solutions with third-party applications or content or if the third-party applications that we offer fail to keep pace with competitors’ offerings, demand for our platform and solutions could decline.
In addition to offering our customers access to Stripe and other payment solutions, we offer our customers access to third-party applications for order fulfillment, accounting and other business services as well as third-party content. Third-party application providers may change the features of their applications and third-party content providers and application providers may change how others can access the application or content or alter the terms governing use of their applications or content in an adverse manner. Such changes could limit, restrict or terminate our access to their applications and content, which could negatively impact our solutions and harm our business, financial condition and results of operations. In addition, competitors may offer better functionality than the third-party applications integrated into our platform. If we fail to integrate new third-party applications and content that our customers need for their online presence or develop them directly, we may not be able to offer the functionality that our customers expect, which would negatively impact our solutions and, as a result, harm our business, financial condition and results of operations.
We rely heavily on the reliability, security and performance of our software. If our software contains serious errors or defects, or we have difficulty maintaining the software, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.
The reliability and continuous availability of our platform is critical to our success. However, software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Any third-party software we incorporate into our platform may have similar deficiencies. Despite internal testing, our platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, and any ensuing disruptions could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our platform is cloud-based, which allows us to deploy new versions and enhancements to all of our customers simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our customers simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of customers. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be adversely affected.
Since customers may use our solutions for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our platform could result in losses to our customers. Customers may seek significant compensation from us for any losses they suffer or they may cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation. There can be no assurance that provisions typically included in agreements with our customers that attempt to limit exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming, divert management’s attention and be costly to defend and could seriously damage our reputation and brand, making it harder to sell our solutions.
We rely on search engines, social networking sites and online streaming services to attract a meaningful portion of our customers, and if those search engines, social networking sites and online streaming services change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new customers.
Many customers locate our platform through internet search engines, such as Google, and advertisements on social networking sites and online streaming services, such as Facebook and YouTube. If we are listed less prominently or fail to appear in search results for any reason, visits to our website could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.
Furthermore, competitors may in the future bid on our brand names and other search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. In addition, search engines, social networking sites and video streaming services may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website and sales of our solutions. Additionally, new search engines, social networking sites, video streaming services and other popular digital engagement platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and video streaming services. Moreover, the use of voice recognition technology such as Alexa, Google Assistant, Cortana or Siri may drive traffic away from search engines, potentially resulting in reduced traffic to our website. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website.
Our business, financial condition and results of operations would be harmed if changes to technologies used in our platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which customers interface with our platform and users interface with our customers’ sites.
We believe that our integrated web and mobile platform has helped us to grow our customer base. In addition to offering customers mobile-optimized websites created on our platform, we offer mobile apps that enable customers to monitor analytics, fulfill orders and create, edit and manage content from their mobile devices. In the future, mobile and desktop operating system providers, such as Microsoft, Google, Apple or any other provider of internet browsers, could introduce new features that would make it difficult for customers to use our platform, change existing browser specifications such that they would be incompatible with our platform, prevent users from accessing customers’ sites or limit or preclude our marketing efforts. In addition, we are subject to the standard policies and terms of service of these providers, which may change in the future. We may incur additional costs in order to adapt our platform to other operating systems and may face technical challenges adapting our solutions to different versions of already-supported operating systems, such as Android variants offered by different mobile phone manufacturers, and we may face technical challenges adapting to new hardware and software on the Android and iOS platforms. Any changes to technologies used in our platform, to existing features that we rely on or to operating systems or internet browsers that make it difficult for customers to access our platform or visitors to access our customers’ sites, may make it more difficult for us to maintain or increase our revenue and could adversely impact our business, financial condition and results of operations. Moreover, as customers increasingly expect to be able to purchase and use our solutions on their mobile device or via our mobile apps, our future prospects could be harmed or we could face increased costs to build out and maintain this functionality. The use of our apps is also subject to applicable terms of use of third-party app stores. If we are unable to maintain availability on these third-party app stores or update our applications on these stores, our business, financial condition and results of operations may be harmed.
We use a limited number of cloud service providers, infrastructure providers and data centers to deliver our solutions. Any disruption of service by these providers or at these facilities could harm our business, financial condition and results of operations.
We currently rely on a limited number of cloud service providers and third-party data center facilities. While we engineer and architect the systems upon which our platform runs, and own the hardware installed at the data centers on which we rely, we do not control the operation of these facilities. We also obtain cloud storage and computing from Amazon and Google. We have experienced, and may in the future experience, failures at the third-party data centers where our hardware is deployed. Data centers are vulnerable to damage or interruption from human error, cyber-crimes, computer viruses and other intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Similarly, if we are unable to utilize cloud services from Amazon and Google, we could experience delays or disruptions. The occurrence of any of these events or other unanticipated problems with these providers or at these facilities could result in loss of data (including personal information), lengthy interruptions in the availability of our solutions and harm to our reputation and brand.
While our third-party data center and cloud provider agreements include automatic renewal provisions, these service providers have no obligation to renew the agreements on commercially reasonable terms or at all. In addition, a timely notice of intent not to renew under one or more of these agreements may not provide us with adequate time to transfer operations and may cause disruptions to our platform. Similarly, service providers of other aspects of our critical infrastructure, such as private network connectivity, content delivery, DDoS mitigation, domain registration and domain name servers, among others, are under no obligation to continue to provide these services after the expiration of the respective service agreements, nor are they obligated to renew the terms of those agreements. If we were required to move our equipment to a new facility, move cloud platforms or migrate to a new critical infrastructure vendor without adequate time to plan and prepare for such a migration, we would face significant challenges due to the technical complexity, risk and high costs of the relocation or migration. If we are unable to renew these agreements on commercially reasonable terms, or if the service providers close such facilities or cease providing such services, we may be required to transfer to new service providers and may incur costs and possible service interruption in connection with doing so.
Our business depends on our customers’ continued and unimpeded access to the internet and the development and maintenance of the internet infrastructure. Internet service providers may be able to block, degrade or charge for access to certain of our solutions, which could lead to additional expenses and the loss of customers.
Our success depends upon the general public’s ability to access the internet and continued willingness to use the internet as a means to pay for purchases, communicate, access social media and research and conduct commercial transactions, including through mobile devices. If consumers or sellers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, internet outages or delays, disruptions or other damage to sellers’ and consumers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business, financial condition and results of operations could be adversely affected.
Currently, internet access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our solutions, increase our operating costs, require us to alter the manner in which we conduct our business or otherwise adversely affect our business, financial condition and results of operations. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business, financial condition and results of operations. For example, paid prioritization could enable internet service providers to impose higher fees. Public opinion towards internet infrastructure, mobile connected devices and other similar technological advancements is rapidly evolving and such industries have faced criticism in the past. We cannot be certain that the public will continue to support existing or new technologies on which we, our service providers, our customers and their users rely or may come to rely. If our industry loses public interest and support, it could have a material adverse effect on our business, financial condition and results of operations.
We may be unable to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third parties from making unauthorized use of our technology.
Intellectual property rights are important to our business. We rely on a combination of trade secret, copyright, patent and trademark laws as well as contractual provisions, such as confidentiality clauses, to protect our proprietary technology, know-how, brand and other intellectual property, all of which offer only limited protection. While it is our policy to protect and defend our intellectual property, the steps we take may be inadequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectual property rights or to provide us with any competitive advantage. Further, the laws of foreign countries may not provide as much protection to intellectual property as exists in the United States. For example, some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Moreover, policing unauthorized use of our intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. To the extent we expand our international activities, our exposure to unauthorized copying and use of our intellectual property and proprietary information may increase. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite the precautions taken by us, it may be possible for unauthorized third parties to copy or reverse engineer our solutions and use information that we regard as proprietary to create solutions that compete with those offered by us.
We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to, or ownership of, our proprietary information and technology or providing adequate remedies for unauthorized use or disclosure of such information or technology. Further, these agreements do not prevent competitors from independently developing technologies that are substantially equivalent or superior to our solutions. Additionally, from time to time we may be subject to opposition or similar proceedings with respect to applications for registrations of our intellectual property, including but not limited to trademark applications. While we aim to acquire adequate protection of our brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for solutions that also address the software market. Any of the pending or future trademark applications and any future patent applications, whether or not challenged, may not be issued with the scope of the claims we seek, if at all. There can be no guarantee that additional trademarks will issue from pending or future applications, that patents will issue from future applications, if any, or that any issued patents or trademarks will not be challenged, invalidated, circumvented or declared invalid or unenforceable, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. We rely on our brand and trademarks to identify our solutions to our customers and to differentiate our solutions from those of our competitors. If we are unable to adequately protect our trademarks, third parties may use brand names or trademarks similar to ours in a manner that may cause confusion or dilute our brand names or trademarks, which could decrease the value of our brand.
From time to time, we may discover that third parties are infringing, misappropriating or otherwise violating our intellectual property rights. However, policing unauthorized use of our intellectual property and misappropriation of our technology is difficult and we may therefore not always be aware of such unauthorized use or misappropriation. In addition, litigation brought to protect and enforce our intellectual property rights can be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. As a result, we may be aware of infringement by competitors but may choose not to bring litigation to enforce our intellectual property rights due to the cost, time and distraction of bringing such litigation. Furthermore, even if we decide to bring litigation, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits challenging or opposing our right to use and otherwise exploit particular intellectual property, services and technology or the enforceability of our intellectual property rights. As a result, despite efforts by us to protect our intellectual property rights, unauthorized third parties may attempt to use, copy or otherwise obtain and market or distribute our intellectual property or technology or otherwise develop solutions with the same or similar functionality as our solutions. If competitors infringe, misappropriate or otherwise violate our intellectual property rights and we are not adequately protected or elect not to litigate, or if competitors are able to develop solutions with the same or similar functionality without infringing our intellectual property, our competitive position, business, financial condition and results of operations could be harmed.
Claims by third parties of intellectual property infringement, regardless of merit, could result in litigation and materially adversely affect our business, financial condition and results of operations.
The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. Third parties have asserted, and may in the future assert, that our platform, solutions, technology, methods or practices infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have.
Additionally, in recent years, non-practicing entities have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like us, and such entities may not be deterred by a patent portfolio of any size because their sole or primary business is the assertion of patent claims. The risk of claims may increase as the number of solutions we offer and the number of competitors increases and overlaps occur. In addition, to the extent we gain greater visibility and market exposure, we face a higher risk of being the subject of intellectual property infringement claims. If it appears necessary or desirable, we may seek to license intellectual property that our solutions are alleged to infringe. If required licenses cannot be obtained, litigation could result.
Regardless of merit, litigation is inherently uncertain and defending intellectual property claims is costly, can impose a significant burden on management and employees, disrupt the conduct of our business and have an adverse effect on our brand, business, financial condition and results of operations. The terms of any settlement or any adverse judgment may require us to pay substantial damages, develop non-infringing technology, enter into royalty-bearing licensing agreements, stop selling or marketing some or all of our solutions, indemnify our customers or partners, refund fees or re-brand our solutions, any of which could be costly and could materially and adversely affect our business, financial condition and results of operations.
Our platform contains open-source software, which could negatively affect our ability to sell our solutions, pose particular risks to our proprietary software and subject us to possible litigation.
We use open-source software that is subject to one or more open-source licenses in connection with our software development and we may incorporate additional open-source software into our software, or otherwise link our software to open-source software. Open-source software is typically freely accessible, usable and modifiable, subject to compliance with the applicable licenses. Certain open-source software licenses require an entity who distributes or otherwise makes available the open-source software in connection with the entity’s software to disclose publicly part or all of the source code to the entity’s software or to make any derivative works of the open-source code or even the entity’s software available to others on potentially unfavorable terms or at no cost.
However, the terms of many open-source licenses have not been interpreted by United States or foreign courts and there is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses. As a result, the potential impact of these terms on our business is uncertain and may result in unanticipated obligations or restrictions relating to the use of our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our solutions, to re-develop our solutions, to discontinue sales of our solutions or to release our proprietary source code under the terms of an open-source license, any of which could harm our business, financial condition and results of operations. From time to time, companies that use open-source software have faced claims challenging the use of open-source software and/or compliance with open-source license terms, and we may be subject to such claims in the future.
While we monitor our use of open-source software and try to ensure that none is used in a manner that would require disclosure of proprietary source code that would preclude us from charging fees for the use of our software or that would otherwise breach the terms of an open-source agreement, we cannot guarantee that our monitoring efforts will be fully successful. While it is our view that the majority of our solutions are not considered distributed software since no installation of the applicable software is necessary, this position could be challenged. In addition, parts of our platform, such as our mobile applications, for example, may be considered to be distributed. Finally, certain open-source licenses require disclosure of proprietary code under certain circumstances, even in the absence of distribution. In those instances, if a specific open-source license requires it, we might be obligated to disclose part of our proprietary code or otherwise be subject to undesirable open-source license terms. Any termination of an open-source license, requirement to disclose proprietary source code or distribute proprietary software on open-source license terms or pay damages for breach of contract could be harmful to our business, financial condition and results of operations, and could help our competitors develop solutions that are similar to or better than ours.
In addition to risks related to license requirements, usage of open-source software can lead to greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties, controls on the origin or development of the software or remedies against the licensors. Further, given the nature of open-source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of open-source software. Finally, use of open-source software may introduce vulnerabilities into our solutions. Many of the risks associated with usage of open-source software cannot be eliminated and could adversely affect our business, financial condition and results of operations.
We are exposed to risks, including security and regulatory risks, associated with credit card and debit card payment processing.
We accept payments through credit and debit cards and are therefore subject to a number of risks related to credit and debit card payments, including:
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payment of fees, which may increase over time and may require us to either increase the prices we charge for our solutions or experience an increase in operating expenses;

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if our billing systems fail to work properly and, as a result, we do not automatically charge customers’ credit cards on a timely basis or at all, we could lose revenue;

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if we are unable to maintain our chargeback rate at acceptable levels, our credit card fees for chargeback transactions, or for other credit and debit card transactions, may increase or issuers may terminate their relationship with us;

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if we are unable to maintain payment card industry data security standards (“PCI-DSS”) compliance, we may breach our contractual obligations, be subject to fines, penalties, damages, higher transaction fees and civil liability, be prevented from processing or accepting payment cards or lose payment processing partners;

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we rely on third-party payment service providers to securely store customer payment card information and maintain PCI-DSS compliance; and

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we rely on third-party payment service providers to process payments from our customers and their users and the providers may face downtime and thus affect our cash flow and our customers’ cash flow.

There can also be no assurance that the billing system data security standards of our third-party payment service provider will adequately comply with the billing standards of any future jurisdiction in which we seek to market our solutions.

In addition, certain of our subsidiaries perform services that relate to the processing of payments or similar activities. The U.S. Department of Treasury’s Financial Crimes Enforcement Network and various state banking departments regulate entities engaged in money transmission and require registration, at the federal level, and licensure, at the state level, of entities engaged in regulated activity. We have relied on various exemptions from such registration and licensing requirements to date and believe, based on our business model, that such exemptions are valid. Any determination that we are not exempt may require expenditures of time and money to remediate and could adversely affect our business, financial condition and results of operations.
If the security of personal information, payment card information or other confidential information of customers and their users stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be harmed and we may be exposed to liability.
Our business involves the storage and transmission of personal information, payment card information and other confidential information. In addition, the amount of potentially sensitive or confidential data we store for customers on our servers has been increasing. If third parties succeed in penetrating our security measures or those of our service providers, or in otherwise accessing or obtaining without authorization the sensitive or confidential information we or our service providers maintain, we could be subject to liability, loss of business, litigation, government investigations or other losses. Hackers or individuals who attempt to breach the security measures put in place by us or our service providers could, if successful, cause the unauthorized disclosure, misuse or loss of personal information, payment card information or other confidential information, suspend web-hosting operations or cause malfunctions or interruptions in our platform.
If we or our customers experience any breaches of security measures or sabotage or otherwise suffer unauthorized use or disclosure of, or access to, personal information, payment card information or other confidential information, we might be required to expend significant capital and resources to address these problems. We may not be able to remedy any problems caused by hackers or other similar actors in a timely manner, or at all. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until after they are launched against a target, we and our service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Advances in computer capabilities, discoveries of new weaknesses and other developments with software generally used by the internet community also increase the risk we, or customers using our servers, will suffer a security breach. We, our service providers or our customers may also suffer security breaches or unauthorized access to personal information, payment card information and other confidential information due to employee error, rogue employee activity, unauthorized access by third parties acting with malicious intent or who commit an inadvertent mistake or social engineering. If a breach of security or other data security incident occurs or is perceived to have occurred, the perception of the effectiveness of our security measures and reputation could be harmed and we could lose current and potential customers, even if the security breach were to also affect one or more of our competitors. Further, concerns about practices with regard to the collection, use, disclosure or security of personal information, payment card information or other confidential information, even if unfounded, could damage our reputation and adversely affect our business, financial condition and results of operations.
Any actual or alleged security breaches or other unauthorized access to personal information, payment card information and other confidential information or alleged violation of federal, state or foreign laws or regulations relating to privacy and data security could result in:
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mandated customer notifications, litigation, government investigations, significant fines and expenditures;

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claims against us for misuse of personal information, payment card information and other confidential information;

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diversion of management’s attention;

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damage to our brand and reputation;

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our operations being suspended for some length of time; and

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an adverse effect on our business, financial condition and results of operations.

In addition, we could be required to devote significant resources to investigate and address a security breach. Defending against claims or litigation based on any security breach or incident, regardless of its merit, will be costly and may cause reputation harm. Further, under certain regulatory schemes, such as the California Consumer Privacy Act (the “CCPA”), we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could adversely affect our business, financial condition and results of operations. We expect to continue to expend significant resources to protect against security breaches and other data security incidents. The risk that these types of events could seriously harm our business is likely to increase as we expand our solutions and operate in more geographic regions.
We are subject to privacy and data protection laws and regulations as well as contractual privacy and data protection obligations. Our failure to comply with these or any future laws, regulations or obligations could subject us to sanctions and damages and could harm our reputation, business, financial condition and results of operations.
We are subject to a variety of laws and regulations, including regulation by various federal government agencies, including the Federal Trade Commission (“FTC”), the Federal Communications Commission and state and local agencies, as well as data privacy and security laws in jurisdictions outside of the United States. We collect personal information, payment card information and other confidential information from our employees, our current and prospective customers and their users. The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personal information, payment card information or other confidential information of individuals and the FTC and many state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data. Self-regulatory obligations, other industry standards, policies and other legal obligations may apply to our collection, distribution, use, security or storage of personal information, payment card information or other confidential information relating to individuals. These obligations may be interpreted and applied inconsistently from one jurisdiction to another and may conflict with one another, other regulatory requirements or our internal practices. Any failure or perceived failure by us to comply with United States, European Union or other foreign privacy or security laws, policies, industry standards or legal obligations or any security incident resulting in the unauthorized access to, or acquisition, release or transfer of, personal information, payment card information or other confidential information relating to our customers, employees and others may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation, business, financial condition and results of operations.
We expect there will continue to be newly enacted and proposed laws and regulations as well as emerging industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Such laws, regulations, standards and other obligations could impair our ability to, or the manner in which we, collect or use information to target advertising to our customers, thereby having a negative impact on our ability to maintain and grow our customer base and increase revenue. For example, California recently enacted the CCPA that, among other things, requires covered companies such as ours to provide new disclosures to California consumers and affords such consumers new rights, including the right to access and delete their information and to opt-out of certain sharing and sales of personal information or opt into certain financial incentive programs. The law also prohibits covered businesses from discriminating against consumers (e.g., charging more for services) for exercising any of their CCPA rights. The CCPA took effect on January 1, 2020 and enforcement of the CCPA by the California Attorney General began on July 1, 2020. The CCPA imposes a severe statutory damages framework as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. The CCPA has been amended on multiple occasions and is the subject of regulations of the California Attorney General finalized on August 14, 2020. Additionally, the California Secretary of State recently certified a new privacy law, the California Privacy Rights Act (the “CPRA”), which California voters approved on November 4, 2020. This initiative significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA and CPRA may lead other states to pass comparable legislation, with potentially greater penalties and more rigorous compliance requirements relevant to our business. The effects of the CCPA, and other similar state or federal laws, are potentially significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. Future restrictions on the collection, use, sharing or disclosure of our customers’ data or additional requirements for express or implied consent of customers for the collection, use, disclosure, sharing or other processing of such information could increase our operating expenses, require us to modify our solutions, possibly in a material manner, or stop offering certain solutions, and could limit our ability to develop and implement new solutions.
In addition, several foreign countries and governmental bodies, including the European Union and Canada, have laws and regulations concerning the collection and use of their residents’ personal information and payment card information, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal information and payment card information identifying, or which may be used to identify, an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol (IP) addresses, device identifiers and other data. Although we are working to comply with those laws and regulations applicable to us, these and other obligations may be modified and interpreted in different ways by courts, and new laws and regulations may be enacted in the future. We are subject to the E.U. General Data Protection Regulation 2016/679 (the “GDPR”), and following the United Kingdom’s exit from the European Union, from January 1, 2021, we are also subject to the United Kingdom GDPR (the “U.K. GDPR”), which, together with the amended U.K. Data Protection Act of 2018 (the “U.K. Data Protection Act”), retains the GDPR in U.K. national law. The U.K. GDPR mirrors the fines under the GDPR. It remains unclear how the U.K. GDPR, the U.K. Data Protection Act and other U.K. data protection laws or regulations will develop in the medium to longer term and how data transfers to and from the United Kingdom will be regulated after the expiration of the grace period to seek an adequacy ruling later this year. In addition, some countries are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our solutions. Any new laws, regulations, other legal obligations or industry standards or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations.
The regulatory environment applicable to the handling of European Economic Area (“EEA”) and United Kingdom individuals’ personal data, and our actions taken in response, may cause us to face a risk of enforcement actions by data protection authorities in the EEA and the United Kingdom, assume additional liabilities or incur additional costs and could result in our business, financial condition and results of operations being harmed. In particular, with regard to transfers to the United States of personal data (as such term is used in the GDPR) of our European employees and our European and United Kingdom customers and their users, we historically relied upon the U.S.-E.U. Privacy Shield, as well as E.U. Model Clauses in certain circumstances. The U.S.-E.U. Privacy Shield was invalidated by the Court of Justice of the European Union in July 2020, and the E.U. Model Clauses have been subject to legal challenge and may be modified or invalidated. Draft guidance that has been issued by the European Data Protection Board casts doubt on the ability to transfer unencrypted data to the United States, however industry is lobbying for a risk-based approach. We are monitoring these developments, but depending on the outcome, we may be unsuccessful in maintaining a legitimate means for our transfer and receipt of personal data from the EEA and United Kingdom in the United States and any other countries that are not considered adequate by the European Union or the United Kingdom. We may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing data on our behalf or localize certain data. We may experience reluctance or refusal by current or prospective European customers to use our solutions, and we may find it necessary or desirable to make further changes to our handling of personal data of EEA and United Kingdom residents.

We are also subject to evolving privacy laws on tracking technologies, including cookies and e-marketing. For example, in the European Union and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an E.U. regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. Recent guidance and case law in the European Union and the United Kingdom require opt-in consent for the placement of a cookie or similar tracking technologies on a customer’s device and for direct electronic marketing. Evolving privacy laws on cookies and e-marketing could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand our customers.
If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, or are perceived to have failed to so comply, we may be subject to litigation, regulatory investigations and related actions, significant fines (which, for certain breaches of the GDPR or U.K. GDPR, may be up to the greater of €20 million or 4% of total global annual turnover), civil claims including representative actions and other class action type litigation (potentially amounting to significant compensation or damages liabilities) or other liabilities, negative publicity and a potential loss of business. Moreover, if future laws, regulations, other legal obligations or industry standards, or any changed interpretations of the foregoing, limit our customers’ ability to use and share personal information, including payment card information, or our ability to store, process and share such personal information or other data, demand for our solutions could decrease, our costs could increase and our business, financial condition and results of operations could be harmed.
Activities of our customers or the content of their websites could damage our brand, subject us to liability and harm our business, financial condition and results of operations.
Our terms of service and acceptable use policy prohibit our customers from using our platform to engage in illegal or otherwise prohibited activities and our terms of service and acceptable use policy permit us to terminate a customer’s account if we become aware of such use. Customers may nonetheless use our platform to engage in prohibited or illegal activities, such as uploading content in violation of applicable laws, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of customers that are deemed to be hostile, offensive, inappropriate or illegal. We do not proactively monitor or review the appropriateness of our customers’ websites and we do not have control over customer activities or the activities in which their users engage. The safeguards we have in place may not be sufficient for us to avoid liability or avoid harm to our brand, especially if such hostile, offensive, inappropriate or illegal use is high profile, which could adversely affect our business, financial condition and results of operations. Customers using the platform may also operate businesses in regulated industries, which are subject to additional scrutiny, increasing the potential liability we could incur.
We are subject to export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Our business activities are subject to various restrictions under U.S. export controls and trade and economic sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). If we fail to comply with these laws and regulations, we could be subject to civil or criminal penalties and reputational harm. U.S. export control laws and economic sanctions laws also prohibit certain transactions with U.S. embargoed or sanctioned countries, governments, persons and entities.
Even though we take precautions to prevent transactions with U.S. sanctions targets, there is risk that in the future we could provide our solutions to such targets despite such precautions. This could result in negative consequences to us, including government investigations, penalties and reputational harm. Changes in the list of embargoed countries and regions or prohibited persons may require us to modify these procedures in order to comply with governmental regulations.

Changes in our solutions, changes in export and import regulations or changes in the global environment may create delays in the introduction and sale of our solutions in international markets or, in some cases, prevent the sale of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform or decreased ability to sell our solutions to existing or potential customers. Any decreased use of our solutions or limitation on our ability to sell our solutions internationally could adversely affect our growth prospects.
If we are found to be in violation of the export controls laws and regulations or economic sanctions laws and regulations, penalties may be imposed against us and our employees, including loss of export privileges and monetary penalties, which could have an adverse effect on our business, financial condition and results of operations.
Due to the global nature of our business, we could be adversely affected by violations of anti-bribery and anti-corruption laws.
The global nature of our business creates various domestic and local regulatory challenges. The U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act 2010 ( “U.K. Bribery Act”), the U.S. Travel Act of 1961 and similar anti-bribery and anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to foreign government officials and other persons for the corrupt purpose of obtaining or retaining business, directing business to any person or securing any advantage. In addition, companies are required to maintain records accurately and fairly representing their transactions and having an adequate system of internal accounting controls. We face significant risks if we fail to comply with the FCPA and other anti-corruption and anti-bribery laws prohibiting companies and their employees and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties and private-sector recipients for an illegal purpose.
We sell our solutions to customers around the world, including some in areas of the world that experience corruption by government officials to some degree and, in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. In addition, changes in laws could result in increased regulatory requirements and compliance costs which could adversely affect our business, financial condition and results of operations. While we are committed to complying, and training our employees to comply, with all applicable anti-bribery and anti-corruption laws, we cannot assure our employees or other agents will not engage in prohibited conduct and render us responsible under the FCPA, the U.K. Bribery Act or other anti-bribery and anti-corruption laws.
If we are found to be in violation of the FCPA, the U.K. Bribery Act or other anti-bribery and anti-corruption laws (either due to acts or inadvertence of our employees, or due to the acts or inadvertence of others), we could suffer criminal or civil penalties or other sanctions, which could have an adverse effect on our business, financial condition and results of operations. Any violation of the FCPA or other applicable anti-corruption or anti-bribery laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, which could have an adverse effect on our reputation, business, financial condition and results of operations. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Our business could be affected by new and evolving governmental regulations regarding the internet.
To date, laws, regulations and enforcement actions by governments have not materially restricted use of the internet in most parts of the world. However, the legal and regulatory environment relating to the internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the internet and online services generally, and decrease acceptance of the internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our solutions over the internet or in specific jurisdictions, which could harm our business, financial condition and results of operations. For example, we rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on our platform, including the Digital Millennium Copyright Act (the “DMCA”), the Communications Decency Act (the “CDA”), the fair-use doctrine in the United States and the Electronic Commerce Directive in the European Union. The DMCA limits, but does not necessarily eliminate, our potential liability for caching, hosting, listing or linking to third-party content that may include materials that infringe copyrights or other rights. The CDA further limits our potential liability for content uploaded onto our platform by third parties. Defenses such as the fair-use doctrine (and related doctrines in other countries) may be available to limit our potential liability for featuring third-party intellectual property content for purposes such as reporting, commentary and parody. In the European Union, the Electronic Commerce Directive offers certain limitations on our potential liability for featuring third-party content. However, each of these statutes and doctrines is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments, and we cannot guarantee that such frameworks and defenses will be available for our protection. Regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for content available on our platform, including liability for misleading or manipulative information, hate speech, privacy violations, copyrighted content and other types of online harm. For example, there have been various Congressional efforts to restrict the scope of the protections available to online platforms under Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. There are also a number of legislative proposals in the United States, at both the federal and state level, and in the European Union and the United Kingdom, that could impose new obligations in areas affecting our business, such as liability for copyright infringement and other online harm. Any new legislation may be difficult to comply with in a timely and comprehensive manner and may expose our business or customers to increased costs. If the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply protections similar to those that are currently available in the United States or the European Union or if a court were to disagree with our application of those rules to our solutions, our potential liability for information or content created by third parties and posted to our platform could require us to expend significant resources to try to comply with the new rules and implement additional measures to reduce our exposure to such liability or we could incur liability and our business, financial condition and results of operations could be harmed.
Governmental and regulatory policies or claims concerning the domain registration system and the internet in general, and industry reactions to those policies or claims, may cause instability in the industry and disrupt our business.
The Internet Corporation for Assigned Names and Numbers (“ICANN”) is a multi-stakeholder, private sector, not-for-profit corporation formed in 1998 for the express purposes of overseeing a number of internet related tasks, including managing the Domain Name System’s (“DNS”) allocation of IP addresses, accreditation of domain name registrars and registries and the definition and coordination of policy development for all of these functions. ICANN has been subject to strict scrutiny by the public and governments around the world, as well as multi-governmental organizations such as the United Nations, with many of those bodies becoming increasingly interested in internet governance. Any instability in the domain name registration system may make it difficult for us to maintain our relationships with accredited domain name registrars and continue to offer our existing solutions and introduce new ones.
Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, data security breaches and terrorism may disrupt our business.
We rely heavily on our network infrastructure and IT systems for our business operations. An online attack (including illegal hacking, ransomware, phishing or criminal fraud or impersonation), earthquake, fire, flood, terrorist attack, power loss, global pandemic (such as the COVID-19 pandemic) or other future adverse public health developments, telecommunications failure or other similar catastrophic events could cause interruptions in the availability of our platform, delays in accessing our solutions, reputational harm and loss of critical data. Such events could prevent us from providing our solutions to our customers and their users. A catastrophic event that results in the destruction or disruption of our data centers, network infrastructure or IT systems, including any errors, defects or failures in third-party services, could result in costly litigation or other claims and adversely affect our business, financial condition and results of operations.
Our level of indebtedness could have a material adverse effect on our ability to generate sufficient cash to fulfil our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.
As of December 31, 2020, we have outstanding $543.4 million aggregate principal amount of borrowings under the Term Loan and $7.1 million aggregate principal amount of borrowings under the Revolving Credit Facility. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our current or future debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. We cannot assure you that our business will be able to generate sufficient levels of cash or that future borrowings or other financings will be available to us in an amount sufficient to enable us to service our indebtedness and fund our other liquidity needs. In addition, our indebtedness under the Credit Agreement (as defined below) bears interest at variable rates. Because we have variable rate debt, fluctuations in interest rates may affect our business, financial condition and results of operations.
Our Credit Agreement contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our business, financial condition and results of operations.
The terms of our Credit Agreement include a number of covenants that limit our ability to (subject to negotiated exceptions), among other things, incur additional indebtedness or issue preferred stock, incur liens on assets, enter into agreements related to mergers and acquisitions, dispose of assets or pay dividends and make distributions. The terms of our Credit Agreement may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies which are not subject to such restrictions.
A failure by us to comply with the covenants specified in the Credit Agreement could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under our Revolving Credit Facility and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under the Credit Agreement were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could adversely affect our business, financial condition and results of operations.
Because we generally recognize revenue from monthly and annual subscriptions over the term of an agreement, downturns or upturns in sales are not immediately reflected in our full results of operations.
We offer annual and monthly subscriptions and generally recognize revenue over the term of our customers’ contracts in accordance with GAAP. Accordingly, increases in annual subscriptions during a particular period do not translate into immediate, proportional increases in revenue during such period, and a substantial portion of the revenue we recognize during a quarter is derived from deferred revenue from annual subscriptions purchased during previous quarters. Conversely, a decline in new or renewed annual subscriptions in any one quarter may not significantly reduce revenue for that quarter but could negatively affect revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our solutions may not be fully reflected in our results of operations until future periods.

Our business is susceptible to risks associated with international sales and the use of our platform in various countries as well as our ability to localize our platform in such countries.
As of December 31, 2020 we had customers in approximately 180 countries and expect to continue to expand our international operations in the future. However, international sales and the use of our platform in various countries subject us to risks that we do not generally face with respect to domestic sales. These risks include, but are not limited to:
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greater difficulty in enforcing contracts, including our terms of service and other agreements;

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lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;

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data privacy laws, which may require that customer and user data be stored and processed in a designated territory;

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differing technology standards and different strategic priorities for customers in various jurisdictions;

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weaker protection for intellectual property in certain jurisdictions;

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potentially adverse tax consequences, including the complexities of foreign value-added tax (or other tax) systems and restrictions on the repatriation of earnings;

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uncertain political and economic climates and increased exposure to global political, economic and social risks that may impact our operations or our customers’ operations and/or decrease consumer spending, including the impact of global health emergencies;

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difficulties in ensuring compliance with government regulations of e-commerce and other services, which could lead to lower adoption rates;

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potentially restrictive actions by foreign governments or regulators, including actions that prevent or limit access to our platform, solutions, apps or website;

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uncertainties and instability in European and global markets and increased regulatory costs and challenges and other adverse effects caused by the United Kingdom’s withdrawal from the European Union;

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lower levels of credit card usage and increased payment risks;

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currency exchange rates;

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reduced or uncertain protection for intellectual property rights and free speech in some countries;

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new and different sources of competition; and

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restricted access to and/or lower levels of use of the internet.

These factors may cause international costs of doing business to exceed comparable domestic costs and may also require significant management attention and financial resources. Any negative impact from our international business efforts could adversely affect our business, financial condition and results of operations.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our business, financial condition and results of operations.
With sales in various countries, we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes paid in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and results of operations.
Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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expiration of, or unfavorable changes to, research and development tax credit laws;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; or

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future earnings being lower than anticipated in countries that have lower statutory tax rates and higher than anticipated earnings in countries that have higher statutory tax rates.

Our corporate structure and associated transfer pricing policies consider the functions, risks and assets of the various entities involved in the intercompany transactions. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arm’s length. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arm’s length transactions, they could require us to adjust our transfer prices and thereby reallocate income to reflect these revised transfer prices, which could result in a higher tax liability. Our financial statements could fail to reflect adequate reserves to cover such a contingency.
In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and our business, financial condition and results of operations.
We may be subject to additional obligations to collect and remit sales tax and other taxes. We may be subject to tax liability for past sales, which could harm our business, financial condition and results of operations.
State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations, and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.
One or more states, localities, the federal government or other countries may seek to impose additional reporting, record-keeping or indirect tax collection and remittance obligations on businesses like ours. An increasing number of jurisdictions have enacted laws or are considering enacting laws requiring e-commerce platforms to report user activity or collect and remit taxes on certain sales through a marketplace. Imposition of an information reporting, record-keeping or tax collection requirement could require us to incur substantial costs in order to comply, including costs associated with tax calculation, collection and remittance, which could adversely affect our business and results of operations. In some cases we also may not have sufficient notice to enable us to build systems and adopt processes to properly comply with new reporting, record-keeping or collection obligations by the effective date.
As a result, we could face tax assessments and audits. Our liability for these taxes and associated penalties could exceed our historical tax accruals. Jurisdictions in which we have not historically collected or accrued sales, use, value added or other taxes could assert our liability for such taxes. A successful assertion that we should be collecting additional taxes in jurisdictions where we have not historically done so could result in substantial tax liabilities for past sales. Further, even where we are collecting and remitting taxes to the appropriate authorities, we may fail to accurately calculate, collect, report and remit such taxes. Any of these events could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our platform or otherwise harm our business, financial condition and results of operations.
Exchange rate fluctuations may negatively affect our business, financial condition and results of operations.
Our business, financial condition and results of operations are affected by fluctuations due to changes in foreign currency exchange rates. While we generate the majority of our revenue in U.S. dollars, a portion of our revenue is denominated in Euros. For the year ended December 31, 2020, 69.2% of our revenue was denominated in U.S. dollars and 30.8% of our revenue was denominated in Euros. As we expand globally, we will be further exposed to fluctuations in currency exchange rates to the extent that the revenue that we generate in currencies other than the U.S. dollar increases. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations.
Risks Related to Being a Public Company
As a public company, we will be obligated to maintain an effective system of disclosure controls and internal controls over financial reporting that is compliant with Section 404 of the Sarbanes-Oxley Act. Our current internal control systems and procedures may not prove to be adequate to support our rapid growth. Any failure of our internal systems, controls and procedures could have an adverse effect on our business, financial condition and results of operations.
Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, our management will be required to report on the effectiveness of our disclosure controls and internal control over financial reporting starting with our second Annual Report on Form 10-K. Because we are not currently required to comply with Section 404, we are not currently required to make an assessment of the effectiveness of our internal controls, or to deliver a report that assesses the effectiveness of our internal control over financial reporting. We have not yet determined whether our existing internal controls over financial reporting are compliant with Section 404. This process will require the investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions. Management’s assessment of our internal control systems and procedures may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors, including confidence in the accuracy and completeness of our financial reports. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate. In addition, we could become subject to investigations by the SEC or other regulatory authorities. Additionally, any actual or perceived weakness or condition that needs to be addressed in our internal control systems may have an adverse impact on our business, financial condition and results of operations.
Irrespective of compliance with Section 404, as we mature, we will need to further develop our internal control systems and procedures to keep pace with our rapid growth and we are currently working to improve our controls. Our current controls and any new controls that we develop may become inadequate because, among other reasons, they may not keep pace with our growth or the conditions in our business may change.
We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. During the year ended December 31, 2020, Tock identified material weaknesses in its internal control over financial reporting. We are implementing measures to integrate Tock and improve its control systems and procedures. However, these and other measures that we might take may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. If we fail to maintain effective systems, controls and procedures, including disclosure controls and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations and prevent fraud could be adversely impacted. Moreover, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. We may also experience higher than anticipated operating expenses during and after the implementation of these changes.
If we are unable to implement any of the changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our business, financial condition and results of operations. Additionally, we do not expect that our internal control systems, even if timely and well established, will prevent all errors and all fraud. Internal control systems, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption. As a result, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.
For as long as we continue to be an emerging growth company, we may also take advantage of other exemptions from certain reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute arrangements, such as “say-on-pay,” “say-on-frequency” and “say-on-golden-parachutes,” and reduced financial reporting requirements. Although we cannot predict with any certainty, investors may find our Class A common stock less attractive because we will rely on these exemptions, which could result in a less active trading market for our Class A common stock, increased price fluctuation and a decrease in the trading price of our Class A common stock. Moreover, the information that we provide to our stockholder may be different than the information you might receive from other public reporting companies in which you hold equity interests.
We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the last day of the fiscal year during which the fifth anniversary of this listing occurs; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE on which our Class A common stock will be traded and other applicable securities rules and regulations. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. We will need to institute a comprehensive compliance function and establish internal policies to ensure we have the ability to prepare on a timely basis financial statements that are fully compliant with all SEC reporting requirements and establish an investor relations function. Compliance with these rules and regulations may cause us to incur additional accounting, legal and other expenses that we did not incur as a private company. Any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our Class A common stock. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under securities laws, as well as rules and regulations implemented by the SEC and the NYSE, particularly after we are no longer an “emerging growth company.” We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, while also diverting some of management’s time and attention from revenue-generating activities. Furthermore, these rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. In addition, if we fail to comply with these rules and regulations, we could be subject to a number of penalties, including the delisting of our Class A common stock, fines, sanctions or other regulatory action or civil litigation.
Risks Related to Ownership of our Class A Common Stock
Our listing differs significantly from a traditional underwritten initial public offering.
This is not a traditional underwritten initial public offering of our Class A common stock. This listing of our Class A common stock on the NYSE differs from a traditional underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
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There is no firm commitment underwriting. Consequently, prior to the opening of trading on the NYSE, there will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in a traditional underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of shares of our Class A common stock. Unlike the case in a traditional underwritten offering, this registration statement does not provide for an over-allotment option of the underwriters to purchase additional shares from us. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In a traditional underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares of our Class A common stock. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions with respect to the trading of our Class A common stock on the NYSE, there could be greater volatility in the public price of our Class A common stock during the period immediately following the listing. See “— The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly” below.

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There is not a fixed or determined number of shares of our Class A common stock available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any

Registered Stockholders or other existing stockholders will sell any of their shares of our Class A common stock and there may initially be a lack of supply of, or demand for, shares of our Class A common stock on the NYSE. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their shares of our Class A common stock in the near term, resulting in potential excess supply of our Class A common stock, which could adversely impact the public price of our Class A common stock once listed on the NYSE and thereafter.
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None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other restrictions on transfer. In a traditional underwritten initial public offering, it is customary for an issuer’s officers, directors and most or all of its other stockholders to enter into a contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders who own our Class A common stock or Class B common stock, including our directors and officers and other significant stockholders, may sell any or all of their shares of Class A common stock or Class B common stock at any time (subject to any restrictions under applicable law, and in the case of shares of Class B common stock, upon conversion of any shares of Class B common stock into Class A common stock at the time of sale), including immediately upon listing on the NYSE. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our Class A common stock in the market, which could adversely impact the trading price of our Class A common stock. See “— None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.”

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We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on the NYSE. Instead, we intend to host one investor day and engage in additional investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We intend to prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and to make a version of the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a traditional underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immediately after our listing, which could result in a more volatile public trading price of our Class A common stock.

Such differences from a traditional underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any shares of our Class A common stock that you may purchase.
The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.
The listing of our Class A common stock and the registration of the Registered Stockholders’ shares of Class A common stock is a process that is not a traditional underwritten initial public offering. We engaged Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC, Citigroup Global Markets Inc., BofA Securities, Inc., William Blair & Company, L.L.C., Raymond James & Associates, Inc., JMP Securities LLC, KeyBanc Capital Markets Inc., Piper Sandler & Co., Mizuho Securities USA LLC, Fifth Third Securities, Inc. and Citizens Capital Markets, Inc. as our financial advisors. There will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE.
As there has not been a recent sustained history of trading in our Class A common stock in a private placement market prior to listing, NYSE listing rules require that a designated market maker (“DMM”) consult with a financial advisor in order to effect a fair and orderly opening of trading of our Class A common stock without coordination with us, consistent with the applicable securities laws in connection with our direct listing on the NYSE. Accordingly, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC

will be available to consult with the DMM who will be setting the opening public trading price of our Class A common stock on the NYSE. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our direct listing. Pursuant to Rule 7.35A(g) of the NYSE Listed Company Manual, and based upon information known to them at the time, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and our other financial advisors are expected to provide input to the DMM regarding their understanding of the ownership of our outstanding Class A common stock and pre-listing selling and buying interest in our Class A common stock that they become aware of from potential investors and holders of our Class A common stock, including after consultation with certain investors (which may include certain of the Registered Stockholders). Such investor consultation by the financial advisors would not involve any coordination with or outreach on behalf of the Company. The financial advisors will not engage in a book building process as would typically be undertaken by underwriters in a registered initial public offering. Instead, the input that the financial advisors provide to the DMM will be based on information that they become aware of from potential investors and holders of our Class A common stock (which may include certain of the Registered Stockholders) in connection with investor education regarding the process and mechanics of the direct listing, the receipt of buy and sell orders and other customary brokerage activities undertaken without coordination with us. The DMM, in consultation with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and our other financial advisors, is also expected to consider the information in “Sale Price History of our Class A Common Stock.” Based on information provided to the NYSE, the opening public trading price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers, and the NYSE is where buy orders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our Class A common stock pursuant to the NYSE rules. However, because our financial advisors will not have engaged in a book building process, they will not be able to provide input to the DMM that is based on or informed by that process. See the section titled “Plan of Distribution.”
Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell shares of our Class A common stock to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of our Class A common stock may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly.
Further, because of our listing process, individual investors may have greater influence in setting the opening public trading price and subsequent public trading prices of our Class A common stock on the NYSE and may participate more in our initial and subsequent trading, leading to an increased amount of smaller orders at numerous prices, for example, than is typical for a traditional underwritten initial public offering with more institutional investor influence. These factors could result in more volatility in the public trading price of our Class A common stock and an unsustainable trading price if the price of our Class A common stock significantly rises upon listing and institutional investors believe our Class A common stock is worth less than retail investors, in which case the price of our Class A common stock may decline over time. Further, if the public trading price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the public trading price of our Class A common stock. There will likely be more ability for such investors to short our Class A common stock in early trading than is typical for a traditional underwritten public offering given increased availability of our Class A common stock on the trading markets in part due to the lack of contractual lock-up agreements or other restrictions on transfer. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of our Class A common stock and cause volatility in the public trading price of our Class A common stock.
The public trading price of our Class A common stock following our direct listing is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:
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the number of shares of our Class A common stock made available for trading;

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sales or expectations with respect to sales of shares of our Class A common stock by holders of our Class A common stock;

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actual or anticipated fluctuations in our business, financial condition and results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our revenue;

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announcements by us or our competitors of significant business developments, acquisitions or new offerings;

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our involvement in any litigation;

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our sale of our Class A common stock or other securities in the future;

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changes in senior management or key personnel;

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the trading volume of our Class A common stock;

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changes in the anticipated future size and growth rate of our market; and

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general economic, regulatory and market conditions.

Recently, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions (including the impact of the ongoing COVID-19 pandemic and other future adverse public health developments), may negatively impact the market price of our Class A common stock. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on the NYSE as a result of the supply and demand forces described above and could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention.
The trading price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our Class A common stock in private transactions.
Prior to the listing of our Class A common stock on the NYSE, our shares have not been listed on any stock exchange or other public trading market and have an extremely limited history of private purchases. In the section titled “Sale Price History of our Class A Common Stock,” we have provided the historical sales prices of our capital stock in private transactions. However, this information may have little or no relation to broader market demand for our Class A common stock and thus the initial public trading price of our Class A common stock on the NYSE once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public trading prices and subsequent public trading prices of our Class A common stock on the NYSE. For more information about how the initial listing price on the NYSE will be determined, see “Plan of Distribution.”
An active, liquid and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price you bought them for.
We currently expect our Class A common stock to be listed and traded on the NYSE. Prior to listing on the NYSE, there has been no public market for our Class A common stock. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Class A common stock in the open market following the listing. While our Class A common stock may be sold after our listing on the NYSE by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act, unlike a traditional underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock and there may initially be a lack of supply of, or demand for, our Class A common stock on the NYSE. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in excess supply of our Class A common stock on the NYSE. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market in a sufficient size for their investment objectives due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock in a sufficient amount for their investment objectives, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of demand for our Class A common stock, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the trading price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stock.
None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.
In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our Founder, directors, executive officers and principal stockholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Class A common stock to decline. None of our securityholders are subject to any contractual lock-up or other contractual restriction on the transfer or sale of their shares.
As of March 31, 2021, after giving effect to (i) the Capital Stock Conversions and (ii) the filing and effectiveness of our amended and restated certificate of incorporation and the adoption and effectiveness of our amended and restated bylaws, we had 73,754,765 shares of Class A common stock outstanding and 64,880,264 shares of Class B common stock outstanding, all of which are “restricted securities” (as defined in Rule 144 under the Securities Act). Approximately      of these shares of Class A common stock may be immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders under Rule 144 since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers and other affiliates who have beneficially owned our common stock for at least six months, including certain of the shares of Class A common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares of our Class A common stock subject to volume limitations under Rule 144.
In addition, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares subject to options and RSUs outstanding or reserved for future issuance under our equity compensation plans. As of March 31, 2021, we had      options outstanding that, if fully exercised, would result in the issuance of         shares of Class B common stock, and we had      shares of Class A common stock subject to RSU awards granted after March 31, 2021. Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144.
Following the effectiveness of the registration statement of which this prospectus forms a part, the holders of up to 56,166,646 shares of our Class A common stock and 54,044,755 shares of our Class B common stock will have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the trading price of our Class A common stock to decline or be volatile.
The multi-class structure of our common stock will have the effect of concentrating voting control with those stockholders who hold our Class B common stock, including our Founder and Chief Executive Officer. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval.
Our Class A common stock registered in this listing has one vote per share, our Class B common stock has ten votes per share and our Class C common stock has no voting rights. The multi-class structure of our common stock has the effect of concentrating voting control with our Class B common stockholders. As of            , 2021, Mr. Casalena holds    % of the voting power of our outstanding capital stock. For more information, see “Principal and Registered Stockholders.” As a result, Mr. Casalena will have control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. He may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. Corporate action might be taken even if other stockholders, including those who purchase shares from any of the Registered Stockholders, oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control or other liquidity event of our company, could deprive our stockholders of an opportunity to receive a premium for their shares of Class A common stock as part of a sale or other liquidity event and might ultimately affect the trading price of our Class A common stock. Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.
Pursuant to our amended and restated certificate of incorporation, we will be authorized to issue 1,000,000,000 shares of Class C common stock, none of which will be outstanding following the effectiveness of the registration statement of which this prospectus forms a part. Although we have no current plans to issue any shares of Class C common stock in the future, we may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors. Under our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights and is not counted when determining whether the seven percent ownership threshold related to automatic conversion of the Class B common stock is met, if we issue shares of Class C common stock in the future, the holders of our Class B common stock, including our Founder and Chief Executive Officer, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A common stock and Class B common stock.
We cannot predict the impact our capital structure may have on our stock price.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the multi-class structure of our capital stock may prevent the inclusion of our Class A common stock in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the trading price of our Class A common stock.
The multi-class structure of our common stock additionally has the effect of concentrating voting control with our Class B common stockholders, including our Founder and Chief Executive Officer. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, takeover, or other business combination involving us that you, as a stockholder, may otherwise support, and could allow us to take actions that some of our stockholders do not view as beneficial, which could reduce the trading price of our Class A common stock. Furthermore, this concentrated control could also discourage a potential investor from acquiring our Class A common stock due to the limited voting power of such stock relative to the Class B common stock and might harm the trading price of our Class A common stock. Any issuance of Class C common stock could also cause the trading price of our Class A common stock to decline.
Our business, financial condition and results of operations may differ from any projections that we disclose or any information that may be attributed to us by third parties.
From time to time, we may provide guidance via public disclosures regarding our projected business, financial condition or results of operations. However, any such projections involve risks, assumptions and uncertainties, and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these Risk Factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events or otherwise. In addition, various news sources, bloggers and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.
We do not intend to pay dividends on our Class A common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.
We do not currently anticipate paying dividends on our Class A common stock, Class B common stock or Class C common stock. Any declaration and payment of future dividends to holders of our Class A common stock, Class B common stock or Class C common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and other considerations that our board of directors deems relevant. In addition, the terms of the Credit Agreement currently limit our ability to pay dividends and future agreements governing our indebtedness may similarly limit our ability to pay dividends. Consequently, your only opportunity to achieve a return on your investment in our company will be if the trading price of our Class A common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you paid.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the trading price of our Class A common stock and trading volume could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not control these analysts. If any of the analysts who cover us downgrade our Class A common stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A common stock to decline and our Class A common stock to be less liquid.
Additional issuances of our stock could result in significant dilution to our stockholders.
Additional issuances of our stock, exercise of options or vesting of RSUs will result in dilution to existing holders of our capital stock. The amount of dilution could be substantial depending upon the size of the issuance, exercise or vesting. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the trading price of our Class A common stock to decline.
Anti-takeover provisions contained in our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the trading price of our Class A common stock.
Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:
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our multi-class common stock structure, which provides holders of our Class B common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock;

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our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

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special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our chief executive officer;

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advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

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certain amendments to our amended and restated certificate of incorporation or our amended and restated bylaws will require the approval of at least 66 2∕3% of the then-outstanding voting power of our capital stock;

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our amended and restated bylaws will provide that certain litigation against us can only be brought in Delaware; and

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authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our Class A common stock and result in the trading price of our Class A common stock being lower than it would be without these provisions. For more information, see “Description of Capital Stock — Anti-Takeover Provisions.”
Our amended and restated certificate of incorporation will contain exclusive forum provisions for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation, to the fullest extent permitted by law, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. As described below, this provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or Exchange Act, or rules and regulations thereunder.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the federal forum provision, provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition and results of operations. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to:
•
our ability to attract and retain customers and expand our customers’ use of our platform;

•
our ability to anticipate market needs and develop new or enhanced solutions to meet those needs;

•
our ability to compete successfully in our industry against current and future competitors;

•
the impact of the COVID-19 pandemic and the associated economic uncertainty on us, our customers and their users;

•
our ability to manage growth and maintain demand for our solutions;

•
our ability to protect and promote our brand;

•
our ability to successfully identify, manage and integrate any existing and potential acquisitions;

•
our ability to hire, integrate and retain highly skilled personnel;

•
our ability to adapt to and comply with existing and emerging regulatory developments, technological changes and cybersecurity needs;

•
our ability to establish and maintain intellectual property rights;

•
our ability to manage expansion into international markets; and

•
the other risks and uncertainties described under “Risk Factors.”

This list of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this prospectus.

MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.
TRADEMARKS, SERVICE MARKS, COPYRIGHTS AND TRADENAMES
We own or otherwise have rights to the trademarks, service marks and copyrights, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

USE OF PROCEEDS
Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See “Principal and Registered Stockholders.”

DIVIDEND POLICY
We do not currently anticipate paying dividends on our Class A common stock, Class B common stock or Class C common stock. Any declaration and payment of future dividends to holders of our Class A common stock, Class B common stock or Class C common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and other considerations that our board of directors deems relevant. In addition, the terms of the Credit Agreement currently limit our ability to pay dividends and future agreements governing our indebtedness may similarly limit our ability to pay dividends. See “Risk Factors — Risks Relating to Ownership of our Class A Common Stock — We do not intend to pay dividends on our Class A common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents, investment in marketable securities and capitalization as of March 31, 2021 as follows:
•
on an actual basis; and

•
on a pro forma basis to give effect to (i) the Private Placement, (ii) the Acquisition and (iii) the Listing (as defined under “Unaudited Pro Forma Condensed Combined Financial Information”).

You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Selected Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.
As of March 31, 2021
($ in thousands, except share numbers)	Actual	Pro Forma
Cash and cash equivalents	$	$
Investment in marketable securities
Debt:	$	$
Debt, current portion
Debt, non-current portion
Total debt
Series A-1 redeemable convertible preferred stock, par value $0.0001 per share;       shares authorized, actual; no shares authorized, as adjusted;       shares issued and outstanding, actual; and no shares issued and outstanding, as adjusted

Series A-2 redeemable convertible preferred stock, par value $0.0001 per share;       shares authorized, actual; no shares authorized, as adjusted;       shares issued and outstanding, actual; and no shares issued and outstanding, as adjusted

Series B redeemable convertible preferred stock, par value $0.0001 per share;
shares authorized, actual; no shares authorized, as adjusted;       shares issued
and outstanding, actual; and no shares issued and outstanding, as adjusted

Stockholders’ equity/(deficit):
Convertible preferred stock, par value $0.0001 per share; no shares authorized,
actual;       shares authorized, as adjusted; no shares issued and outstanding, actual; and no shares issued and outstanding, as adjusted

Class A common stock, par value $0.0001 per share;       shares authorized, actual;       shares authorized, as adjusted;       shares issued and outstanding, actual; and       shares of Class A common stock issued and outstanding, as adjusted

Class B common stock, par value $0.0001 per share;       shares authorized, actual;       shares authorized, as adjusted;       shares issued and outstanding, actual; and       shares of Class B common stock issued and outstanding, as adjusted

Class C common stock, par value $0.0001 per share;           shares authorized, actual;           shares authorized, as adjusted;           shares issued and outstanding, actual; and no shares of Class C common stock issued and outstanding, as adjusted

Additional paid-in capital
Accumulated other comprehensive income/(loss)
Accumulated deficit
Total stockholders’ equity/(deficit)
Total capitalization	$	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
The following table sets forth our selected historical consolidated financial information for the periods and dates indicated. We have derived the consolidated statements of operations information and consolidated statements of cash flows information for the years ended December 31, 2019 and 2020 and the consolidated balance sheet information as of December 31, 2019 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the unaudited consolidated statement of operations information and consolidated statement of cash flows information for the year ended December 31, 2018 from our accounting records. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected consolidated financial and other data together with the information under the sections titled “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	Year Ended December 31,
	2018	2019	2020
($ in thousands, except share and per share data)	(Unaudited)
Consolidated Statements of Operations Information:
Revenue	$389,863	$484,751	$621,149
Cost of revenue	70,176	81,910	98,337
Gross profit	319,687	402,841	522,812
Operating expenses:
Research and product development(1)	75,916	107,645	167,906
Marketing and sales(1)	149,022	184,278	260,039
General and administrative(1)	39,993	49,578	54,647
Total operating expenses	264,931	341,501	482,592
Operating income	54,756	61,340	40,220
Interest expense	(173)	(1,080)	(10,043)
Other income/(loss), net	2,632	3,815	(7,678)
Income before (provision for)/benefit from income taxes	57,215	64,075	22,499
(Provision for)/benefit from income taxes	(14,092)	(5,923)	8,089
Net income	$43,123	$58,152	$30,588
Net income/(loss) per share attributable to Class A and Class B common stockholders, basic and diluted(2)	$0.27	$(14.91)	$(14.10)
Weighted-average shares used in computing net income/(loss) per share attributable to Class A and Class B common stockholders, basic and diluted(2)	20,943,219	17,354,458	17,917,236
($ in thousands)
Consolidated Statements of Cash Flows Information:
Net cash provided by operating activities	$111,918	$102,333	$150,030
Net cash (used in) provided by investing activities	(56,262)	(75,323)	34,262
Net cash used in financing activities	(13,680)	(45,827)	(170,709)

	As of December 31,
($ in thousands)	2019	2020
Consolidated Balance Sheet Information:
Cash and cash equivalents	$43,649	$57,891
Investment in marketable securities	76,784	37,462
Total assets	336,729	306,766
Total liabilities	587,275	839,582
Redeemable convertible preferred stock	126,546	131,390
Total stockholders’ equity/(deficit)	(377,092)	(664,206)

(1)
Includes stock-based compensation as follows:

	Year Ended December 31,
	2018	2019	2020
($ in thousands)	(Unaudited)
Cost of revenue	$281	$532	$780
Research and product development	4,090	12,087	21,619
Marketing and sales	708	1,737	3,144
General and administrative	1,939	3,619	5,711
Total stock-based compensation	$7,018	$17,975	$31,254

(2)
For the years ended December 31, 2019 and 2020, see Note 2 of the notes to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net income/(loss) per share, basic and diluted.

Key Performance Indicators and Non-GAAP Financial Measures
We review the following key performance indicators and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our key performance indicators and non-GAAP financial measures may not correspond with increases or decreases in our revenue and our key performance indicators and non-GAAP financial measures may be calculated in a manner different than similar key performance indicators and non-GAAP financial measures, respectively, used by other companies. To the extent that our key performance indicators and non-GAAP financial measures relate to the year ended December 31, 2018, they are based on unaudited financials from our accounting records.
We believe that our financial statements and the other financial data included in this prospectus have been prepared in a manner that complies, in all material respects, with GAAP and the regulations published by the SEC. However, management believes evaluating our ongoing operating results may be enhanced if investors have additional key performance indicators and non-GAAP financial measures. Specifically, we present adjusted EBITDA and unlevered free cash flow in various places in this prospectus, each of which is a non-GAAP financial measure. Non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

The following table summarizes our key performance indicators and non-GAAP financial measures for each period presented below (unaudited).
	Year Ended December 31,
	2018	2019	2020
Unique subscriptions (in thousands)(1)	2,336	2,984	3,656
Total bookings (in thousands)(2)	$426,926	$514,418	$664,739
ARRR (in thousands)(3)	$425,849	$549,156	$705,546
ARPUS(4)	$178	$182	$187
Adjusted EBITDA (in thousands)(5)	$74,505	$97,624	$116,666
Unlevered free cash flow (in thousands)(6)	$82,905	$94,571	$152,439

(1)
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions and Unfold (social) subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription.

(2)
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled.

(3)
ARRR is calculated as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12.

(4)
ARPUS is calculated as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period.

(5)
Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income excluding interest expense, other income/(loss), net, provision for/(benefit from) income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance, which includes expenses associated with a special bonus in 2020. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. Some of these limitations include:

•
this measure does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•
this measure does not reflect our corporate taxes or the cash requirements to pay our corporate taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and this measure does not reflect any cash requirements for such replacements; and

•
this measure does not reflect stock-based compensation expense.

The following is a reconciliation of adjusted EBITDA to the most comparable GAAP measure, net income:
	Year Ended December 31,
($ in thousands)	2018	2019	2020
Net income	$43,123	$58,152	$30,588
Interest expense	173	1,080	10,043
Other income/(loss), net	(2,632)	(3,815)	7,678
Provision for /(benefit from) income taxes	14,092	5,923	(8,089)
Depreciation and amortization	12,731	18,309	21,703
Stock-based compensation expense	7,018	17,975	31,254
Special bonus*	—	—	23,489
Adjusted EBITDA	$74,505	$97,624	$116,666

*
On December 7, 2020 we declared an extraordinary dividend payable to all stockholders of record as of December 14, 2020. In light of the extraordinary dividend, we concurrently approved a special bonus of approximately $23.5 million to be paid to current employees on record as of the date of the extraordinary dividend. The special bonus was designed to allow employees to participate in our overall successes in a manner commensurate with the stockholders receiving the extraordinary dividend. The special bonus was not tied to the employees’ individual performance, but rather, was calculated as the greater of five hundred USD, EUR or PLN or $2.666 per vested stock option held by the employee, the same amount paid per share to our stockholders. Payment of these special bonuses was completed by January 2021.
We believe that it is meaningful to investors to adjust for this bonus in adjusted EBITDA because we do not routinely pay bonuses to employees and because this bonus was only paid in connection with our declaring an extraordinary dividend to stockholders. We do not expect to pay an extraordinary dividend and therefore special bonuses in the future.
	2018	2019	2020
Cost of revenue	$—	$—	$1,303
Research and product development	—	—	18,290
Marketing and sales	—	—	3,122
General and administrative	—	—	774
Total	$—	$—	$23,489

(6)
Unlevered free cash flow is a supplemental liquidity measure that our management uses to evaluate our core operating business and our ability to meet our current and future financing and investing needs. We define unlevered free cash flow as cash flow from operating activities less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit. The tax benefit is calculated using a blended rate of federal and state income tax rates of 24.76%, 24.52% and 24.48% in 2018, 2019 and 2020, respectively. Unlevered free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as cash flows from operating activities. Unlevered free cash flow does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, limiting its usefulness as a comparative measure.

The following is a reconciliation of unlevered free cash flow to the most comparable GAAP measure, cash flows from operating activities:
	Year Ended December 31,
($ in thousands)	2018	2019	2020
Cash flow from operating activities	$111,918	$102,333	$150,030
Cash paid for capital expenditures	(29,163)	(8,217)	(4,712)
Free cash flow	82,755	94,116	145,318
Cash paid for interest expense net of the associated tax benefit	150	455	7,121
Unlevered free cash flow	$82,905	$94,571	$152,439

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present our combined financial position and results of operations after giving effect to the following transactions (collectively, the “Transactions”):
•
the issuance of 4,452,023 Class C common stock for $304.4 million, net of issuance costs, in a private placement;

•
the acquisition of Tock, Inc. (“Tock”) for cash consideration of $226.8 million, the issuance of our Class C common stock with the fair value of $188.2 million and estimated working capital adjustments of $11.9 million; and

•
the conversion of our convertible preferred stock and our Class C common stock from the above transactions into Class A common stock or Class B common stock, as applicable, and the subsequent registration of our Class A common stock pursuant to this registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, gives pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives effect to the Transactions as if they had occurred on December 31, 2020.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include Transactions adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), and rules of the SEC, and linking the effects of the Transactions listed above to our historical combined financial statements (“Transaction Accounting Adjustments”).
Issuance of Class C Common Stock (the “Private Placement”)
On March 15, 2021, we amended our certificate of incorporation and created the Class C common stock with authorized shares of 7,673,154 and a par value of $0.0001. The Class C common stock has similar rights as our Class A and Class B common stock, except with respect to conversion and voting rights. Subsequent to the amendment, we issued 4,452,023 shares of our Class C common stock for proceeds of $304.4 million, net of issuance costs. For purposes of the unaudited pro forma condensed combined balance sheet, we have assumed that the Private Placement was consummated on December 31, 2020. For purposes of the unaudited pro forma condensed combined statement of operations, we have assumed the Private Placement was consummated on January 1, 2020.
Acquisition of Tock (the “Acquisition”)
On March 31, 2021, we acquired 100% of the outstanding stock of Tock. The purpose of the Acquisition was to expand our complimentary suite of services available with a platform for reservations, take-out, delivery and events for the hospitality industry. The unaudited pro forma combined financial information was prepared using the acquisition method of accounting under GAAP. The consideration for the Acquisition consists of cash consideration of $226.8 million, the issuance of 2,750,330 shares of our Class C common stock valued at $188.2 million and estimated working capital adjustments of $11.9 million. In addition, $30.0 million of restricted stock units in our Class C common stock were issued to the Tock shareholders, which are subject to clawback and forfeiture based on providing continued service to the combined company. Accordingly, the restricted stock units will be accounted for as compensation expense over the retention period of three years on a straight-line basis in the consolidated statement of operations assuming all restricted stock units will vest. For purposes of the unaudited pro forma condensed combined balance sheet, we have assumed the Acquisition was consummated on December 31, 2020. For purposes of the unaudited pro forma condensed combined statement of operations, we have assumed the Acquisition was consummated on January 1, 2020.

Registration Statement (the “Listing”)
For purposes of the unaudited pro forma condensed combined balance sheet, we have assumed that all shares of our convertible preferred stock had automatically converted into an aggregate of 54,862,435 shares of our Class A common stock and 49,583,897 shares of our Class B common stock and that all Class C common stock issued and outstanding had automatically converted into an aggregate of 7,202,353 shares of our Class A common stock, as if such conversions had occurred on December 31, 2020. For purposes of the unaudited pro forma condensed combined statement of operations, we have assumed that the Listing and the conversions of our convertible preferred stock and Class C common stock occurred on January 1, 2020.
The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future combined results of operations or financial position of the Company. Further, Transaction Accounting Adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. The actual results reported in periods following the Transactions may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.
The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information should be read together with “Capitalization,” “Selected Historical Consolidated Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2020
(in thousands)
	Squarespace (Historical)	Tock (Historical)	Private Placement Adjustments		As Adjusted Before Acquisition and Listing Adjustments	Acquisition Transaction Adjustments		As Adjusted Before Listing Adjustments	Listing Adjustments		Pro Forma Combined
Cash and cash equivalents	$57,891	$15,996	$304,609	a	$378,496	$(238,693)	c	$139,803	$—		$139,803
Restricted cash	—	12,334	—		12,334	—		12,334	—		12,334
Investment in marketable securities	37,462	—	—		37,462	—		37,462	—		37,462
Accounts receivable	7,516	109	—		7,625	—		7,625	—		7,625
Prepaid expenses and other current assets	37,384	310	—		37,694	3,402	b e f	41,096	—		41,096
Deferred contract costs, current portion	—	239	—		239	(239)	b	—	—		—
Due from vendors	—	2,744	—		2,744	—		2,744	—		2,744
Total current assets	$140,253	$31,732	$304,609		$476,594	$(235,530)		$241,064	$—		$241,064
Property and equipment, net	49,249	2,798	—		52,047	(2,798)	e	49,249	—		49,249
Deferred income taxes	7,773	—	—		7,773	(7,773)	g	—	—		—
Goodwill	83,171	—	—		83,171	338,705	d	421,876	—		421,876
Intangible assets, net	18,868	—	—		18,868	93,000	d	111,868	—		111,868
Deferred contract costs, net of current portion	—	365	—		365	(365)	b	—	—		—
Other assets	7,452	113	—		7,565	—	b e	7,565	—		7,565
Total assets	$306,766	$35,008	$304,609		$646,383	$185,239		$831,622	$—		$831,622
Liabilities, redeemable convertible preferred stock and shareholders’ (deficit) equity
Accounts payable	$16,758	$1,561	$—		$18,319	$—		$18,319	$—		$18,319
Accrued liabilities	46,779	1,629	200	a	48,608	3,922	f h	52,530	34,587	i	87,117
Deferred revenue	210,392	21	—		210,413	(21)	e	210,392	—		210,392
Debt, current portion	13,586	—	—		13,586	—		13,586	—		13,586
Deferred rent and lease incentives, current portion	1,197	—	—		1,197	—		1,197	—		1,197
Funds payable and amounts due to customers	—	15,078	—		15,078	—		15,078	—		15,078
Total current liabilities	$288,712	$18,289	$200		$307,201	$3,901		$311,102	$34,587		$345,689
Debt, non-current portion	525,752	—	—		525,752	—		525,752	—		525,752
Deferred rent and lease incentives, non-current portion	24,856	—	—		24,856	—		24,856	—		24,856
Other liabilities	262	248	—		510	10,150	g	10,660	(6,717)	k	3,943
Total liabilities	$839,582	$18,537	$200		$858,319	$14,051		$872,370	$27,870		$900,240
Commitments and Contingencies
Redeemable convertible preferred stock	131,390	—	—		131,390	—		131,390	(131,390)	j	—
Shareholders’ (Deficit) Equity
Preferred stock	—	1	—		1	(1)	c	—	—		—
Common stock	—	1	—		1	(1)	c	—	—		—

	Squarespace (Historical)	Tock (Historical)	Private Placement Adjustments		As Adjusted Before Acquisition and Listing Adjustments	Acquisition Transaction Adjustments		As Adjusted Before Listing Adjustments	Listing Adjustments		Pro Forma Combined
Class A common stock	1	—	—		1	—		1	5	j	6
Class B common stock	1	—	—		1	—		1	5	j k	6
Class C common stock	—	—	—	a	—	—		—	—	j	—
Additional paid-in capital	9,043	31,141	304,409	a	344,593	157,038	c	501,631	360,668	j k	862,299
Accumulated other comprehensive loss	2,455	—	—		2,455	—		2,455	—		2,455
Accumulated (deficit) equity	(675,706)	(14,672)	—		(690,378)	14,152	c f h	(676,226)	(257,158)	i k	(933,384)
Total shareholders’ (deficit) equity	(664,206)	16,471	304,409		(343,326)	171,188		(172,138)	103,520		(68,618)
Total liabilities, redeemable convertible preferred stock and shareholders’ (deficit) equity	$306,766	$35,008	$304,609		$646,383	$185,239		$831,622	$—		$831,622

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)
	Squarespace (Historical)	Tock (Historical)	Private Placement Adjustments	As Adjusted Before Acquisition and Listing Adjustments	Acquisition Transaction Adjustments		As Adjusted Before Listing Adjustments	Listing Adjustments		Pro Forma Combined
Revenue	$621,149	$23,028	$—	$644,177	$—		$644,177	$—		$644,177
Cost of revenue	98,337	9,864	—	108,201	5,461	l m	113,662	—		113,662
Gross profit	522,812	13,164	—	535,976	(5,461)		530,515	—		530,515
Operating expenses
Research and product development	167,906	—	—	167,906	12,178	l n	180,084	—		180,084
Marketing and sales	260,039	4,949	—	264,988	7,664	l m	272,652	—		272,652
General and administrative	54,647	9,026	—	63,673	(3,412)	l m o	60,261	263,875	q r	324,136
Total operating expenses	482,592	13,975	—	496,567	16,430		512,997	263,875		776,872
Operating income / (loss)	40,220	(811)	—	39,409	(21,891)		17,518	(263,875)		(246,357)
Other income (expenses)
Interest expense	(10,043)	—	—	(10,043)	—		(10,043)	—		(10,043)
Other income / (expense), net	(7,678)	11	—	(7,667)	—		(7,667)	—		(7,667)
Income before (provision for) benefit from income taxes	22,499	(800)	—	21,699	(21,891)		(192)	(263,875)		(264,067)
(Provision for) / benefit from income taxes	8,089	—	—	8,089	(4,958)	p	3,131	(6,717)	s	(3,586)
Net income / (loss)	$30,588	$(800)	—	$29,788	(26,849)		$2,939	(270,592)		$(267,653)
Accretion of redeemable convertible preferred stock to redemption value	$(4,844)	$—	$—	$(4,844)	$—		$(4,844)			$(4,844)
Deemed dividends upon repurchase of redeemable convertible preferred stock	—	—	—	—	—		—	—		—
Declared dividends to preferred shareholders	(278,454)	—	—	(278,454)	—		(278,454)	—		(278,454)
Net loss attributable to Class A and Class B common stockholders	$(252,710)	$(800)	$—	$(253,510)	$(26,849)		$(280,359)	$(270,592)		$(550,951)
Net loss per share attributable to common stockholders, basic and diluted										$(4.11)	t
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted										134,172,935	t
The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Information
Note 1 — Description of Transactions and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the pro forma financial condition and results of operations based upon the historical financial information after giving effect to the Transactions and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Transactions as if they had occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Transactions as if they had occurred on January 1, 2020. The statement of comprehensive loss was not included because it is not material to the Transactions. The historical financial statements of Squarespace and Tock have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, and (ii) factually supportable.
Description of Transactions
Private Placement
On March 15, 2021, we amended our Certificate of Incorporation and created the Class C common stock with authorized shares of 7,673,154 and a par value of $0.0001. The Class C common stock has similar rights as our Class A and Class B common stock, except with respect to conversion and voting rights. Subsequent to the amendment, we issued 4,452,023 of our Class C common stock for proceeds of $304.4 million, net of issuance costs.
Acquisition of Tock
The Acquisition was accounted for under the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the assets acquired and liabilities assumed have been measured at fair value based on various estimates and methodologies, including the income and market approaches. The excess of the fair value of purchase consideration over the values of the identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. These estimates are based on key assumptions related to the Acquisition, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the Company, data that was available through the public domain and unobservable inputs, such as the due diligence reviews and historical financial information of the acquiree business.
We have not yet completed an external valuation analysis of the fair market value of Tock’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, we have estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare Transaction Accounting Adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Squarespace has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the Transaction Accounting Adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations that have yet to be completed and (ii) other changes to assets and liabilities.
For purposes of measuring the estimated fair value of the tangible and intangible assets acquired and the liabilities assumed, the Company has applied the guidance in Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), which establishes a framework for measuring fair value. ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”
Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are presented in the unaudited pro forma condensed combined statement of operations. In addition, a portion of the cash consideration to be paid to the selling shareholders is subject to clawback and forfeiture based on providing continued service to us. Accordingly, we will recognize these payments as compensation expense over the retention periods in the consolidated statement of operations.
This unaudited pro forma condensed combined financial information is not intended to reflect the results which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the pro forma condensed combined statement of operations are not necessarily indicative of the results of operations that may be obtained in the future.
Registration Statement
We are registering shares of Class A common stock for resale in this Registration Statement. Immediately prior to this Registration Statement being declared effective, all shares of our convertible preferred stock would automatically convert into an aggregate of 54,862,435 shares of our Class A common stock and 49,583,897 shares of our Class B common stock. In addition, all Class C common stock issued would automatically convert into 7,202,353 shares of our Class A common stock.
We have granted our Chief Executive Officer 4,460,858 shares of Class B common stock which would be forfeited as of August 22, 2021 unless one of the following occurs: (1) a Liquidation Event (other than a liquidation, dissolution or winding up of the Company) as defined by the Stock Grant Agreement or (2) an IPO, as defined by the Stock Grant Agreement. Upon the first sale of common stock to the general public pursuant to a registration statement being declared effective, the performance conditions associated with this Class B common stock would be met and we would recognize $229.3 million of compensation expenses.
The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future combined results of operations or financial position of the Company. Further, Transaction Accounting Adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.
Note 2 — Significant accounting policies
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited combined financial statements as of and for the year ended December 31, 2020. Management has determined that certain adjustments, including those described in Note 4, are necessary to conform Tock’s historical financial statements to our accounting policies in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on our previously reported total assets, total liabilities, equity, or results of operations.
As part of the application of ASC 805, we will conduct a more detailed review of Tock’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Tock’s results of operations, assets or liabilities to conform to our accounting policies and classifications. Therefore, we may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

Note 3 — Preliminary purchase price allocation
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Tock based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the unaudited pro forma condensed combined balance sheet. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.
The Acquisition closed on March 31, 2021. The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Tock using Tock’s audited balance sheet as of December 31, 2020, with the excess recorded to goodwill (in thousands):
Cash and cash equivalents	$15,996
Restricted cash	12,334
Accounts receivable	109
Prepaid expenses and other current assets	310
Prepaid expenses and other current assets – indemnification assets	3,402
Due from vendors	2,744
Other assets	113
Intangible assets	93,000
Accounts payable	(1,561)
Accrued expenses	(1,629)
Accrued expenses – sales tax	(3,402)
Funds payable and amounts due to customers	(15,078)
Other liabilities – deferred tax liabilities	(17,923)
Other liabilities	(248)
Estimated net asset assumed	$88,167
Estimated consideration	426,872
Estimated goodwill	$338,705
Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but assessed for impairment annually, or more frequently, if an event occurs or circumstances change. Goodwill is attributable to the assembled workforce expected synergies from future growth and potential monetization opportunities.
The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated blended federal and state tax rate, net of tax effects on state valuation allowances. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income or loss, and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities of Tock.
The pro forma historical net asset adjustments as shown above are further described below in Notes 4 and 5.

Intangible Assets
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:
Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Customer relationships – Restaurants	$64,000	12.0
Customer relationships – Enterprise	19,000	12.0
Tradename	6,000	5.0
Software and technologies	4,000	3.0
Total	$93,000
The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 5. The identifiable intangible assets are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
Note 4 — Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
Transaction Accounting Adjustments include the following adjustments, which are based on our preliminary estimates and assumptions, related to the unaudited pro forma condensed combined balance sheet as of December 31, 2020:
Adjustments related to the Private Placement
a.
Represents the issuance of Class C common stock for aggregate proceeds of $304.4 million, net of issuance costs accrued. The Class C common stock is classified as permanent equity. A portion of the proceeds were used for the Acquisition.

Adjustments related to the Acquisition
b.
Reflects the reclassification of deferred contract costs, current portion and deferred contract costs, net of current portion to conform with our presentation of such costs in prepaid expenses and other current assets and other assets, respectively.

c.
Represents the elimination of the historical equity of Tock and the initial allocation of excess purchase price to goodwill (in thousands):

Total consideration	$426,872
Less:
Preferred stock	1
Common Stock	1
Additional paid in capital	31,141
Accumulated deficit	(14,672)
Identifiable intangible assets	93,000
Other adjustments	(21,304)
Goodwill – related to the Acquisition	$338,705

Total consideration of $426.8 million represents the sum of (1) cash consideration of $226.8 million, (2) $188.2 million related to the fair value of Class C common stock issued and (3) $11.9 million related to estimated net working capital adjustments.
d.
Adjustment to record the fair value of Tock’s identifiable intangible assets of $93.0 million and goodwill of $338.7 million.

e.
Represents the adjustments related to the provisional fair value of deferred contract costs, property and equipment and deferred revenue in purchase accounting.

f.
Adjustment to reflect preliminary estimated sales tax liability assumed as part of the Acquisition and related indemnification assets from the sellers of Tock of $3.4 million.

g.
Represents deferred tax liabilities of $17.9 million established due to the Acquisition at an estimated tax rate of 24.5% related to the intangible assets recognized of $22.8 million, the establishment of deferred tax assets primarily related to Tock’s net operating loss of $4.8 million and reclassification of deferred tax assets of $7.8 million to deferred tax liabilities.

h.
Reflects the recognition of non-recurring transaction costs associated with the acquisition of Tock of $0.5 million. These non-recurring transaction-related costs are reflected as if incurred on December 31, 2020, the date the Acquisition occurred for purposes of the unaudited pro forma condensed combined balance sheet.

Adjustments related to the Listing
i.
Reflects the recognition of non-recurring transaction-related costs of $34.6 million associated with the registration statement of which this prospectus forms a part that were not reflected in the historical condensed combined balance sheet and would be expensed as incurred. These non-recurring transaction-related costs are reflected as if incurred on December 31, 2020 for purposes of the unaudited pro forma condensed combined balance sheet.

j.
Represents the conversion of our convertible preferred stock into an aggregate of 54,862,435 shares of our Class A common stock and 49,583,897 shares of our Class A common stock and the conversion of our Class C common stock into 7,202,353 shares of our Class A common stock.

k.
Represents the stock-based compensation costs of $229.3 million, net of $6.7 million of income tax benefits, related to the vesting of 4,460,858 shares of our Class B common stock issued to our Chief Executive Officer upon the first sale of common stock to the general public pursuant to the registration statement of which this prospectus forms a part being declared effective and related tax impact.

Note 5 — Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Transaction Accounting Adjustments include the following adjustments, which are based on our preliminary estimates and assumptions, related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:
Adjustments related to the Acquisition
l.
Reflects the reclassification of certain costs included in the financial statements of Tock to conform with our financial statement presentation.

m.
Reflects amortization expense recognized related to finite-lived intangible assets acquired in connection with the Acquisition. Amortization expense is as follows (in thousands):

Intangible Assets	Amortization Expense	Classification
Customer relationships – Restaurants	$5,333	Marketing and sales
Customer relationships – Enterprise	1,583	Marketing and sales
Tradename	1,200	General and administrative
Software and technologies	1,333	Cost of revenue
Total	$9,449

n.
Represents annual compensation costs of $10.0 million related to restricted stock units issued to the shareholders of Tock which are subjected to clawback and forfeiture based on continued service over a three-year period.

o.
Reflects the recognition of non-recurring transaction costs of $2.4 million associated with the Acquisition. These non-recurring transaction-related costs are reflected as if incurred on January 1, 2020, the date the Acquisition occurred for purposes of the unaudited pro forma condensed combined statement of operations.

p.
Represents the tax impact of amortization of intangible assets, compensation costs as discussed in n. above and the operating results of Tock using Squarespace’s income tax rate of 24.5%

Adjustments related to the Listing
q.
Represents the stock-based compensation costs of $229.3 million related to the vesting of 4,460,858 shares of our Class B common stock issued to our CEO upon the first sale of common stock to the general public pursuant to a registration statement being declared effective as the performance condition associated with these Class B common stock being issued.

r.
Reflects the recognition of non-recurring Transaction-related costs of $34.6 million associated with the registration statement of which this prospectus forms a part that were not reflected in the historical condensed combined statement of operations. These non-recurring transaction-related costs are reflected as if incurred on January 1, 2020, the date the Listing occurred for purposes of the unaudited pro forma condensed combined statement of operations.

s.
Represents the tax impact of the reversal of deferred tax liability related to stock-based compensation costs recognized in q. using Squarepace’s estimated effective income tax rate of 24.5%. The transaction costs associated with the listing is assumed to be non-deductible expenses for tax purposes.

t.
We compute net loss per share of Class A common stock and Class B common stock under the two-class method required for multiple classes of common stock and participating securities. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than conversion and voting rights. Accordingly, the Class A common stock and Class B common stock share in our net loss. The following table presents the calculation of pro forma basic and diluted net loss per share attributable to Class A and Class B common stockholders (in thousands except share and per share amounts):

Numerator:
Pro forma net loss attributable to Class A and Class B common stockholders	$(550,951)
Denominator:
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	17,917,236
Pro forma adjustment to reflect the issuance of Class C common stock in the Private Placement and conversion to Class A common stock	4,452,023

Pro forma adjustment to reflect the issuance of Class C common stock in the Acquisition and conversion to Class A common stock	2,750,330
Pro forma adjustment to reflect the vesting of restricted stock units issued related to the Acquisition	146,156
Pro forma adjustment to reflect the assumed conversion of the redeemable convertible preferred stock to Class A and Class B common stock	104,446,332
Pro forma adjustment to reflect the vesting of Class B common stock as a result of the Listing	4,460,858
Weighted-average shares used in computing pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted	134,172,935
Pro forma net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(4.11)

For the year ended December 31, 2020, the impact of our stock options and restricted stock units were excluded from the computation of diluted net loss per share attributable to Class A and Class B common stockholders because the effect would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors.” See also “Cautionary Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Squarespace is a leading all-in-one platform for businesses and independent creators to build a beautiful online presence, grow their brands and manage their businesses across the internet. We offer websites, domains, e-commerce, tools for managing a social media presence, marketing tools and scheduling capabilities. Our easy-to-customize and design-first platform empowers millions of customers across approximately 180 different countries. From individual entrepreneurs just starting out to the world’s most iconic businesses, Squarespace helps transform our customers’ visions into reality by creating an impactful, stylish and professional online presence.
We were founded in 2003 by our Chief Executive Officer, Anthony Casalena, and have achieved a number of significant milestones since then:
•
In 2004, we launched publicly as a blogging service to enable our customers to publish their content online.

•
In 2006, we hired our first employees.

•
In 2010, we raised a combined $38.5 million from Accel and Index Ventures.

•
In 2012, we surpassed 100 employees and transitioned the platform to service the next phase of the internet with sophisticated and design-forward presentations, enabling businesses and independent creators to tell their brand stories in a professional manner, including on mobile devices.

•
In 2013, we launched our commerce offerings, giving customers the ability to sell physical and digital goods directly from our platform.

•
In 2014, we raised $40 million from General Atlantic.

•
In 2015, we surpassed 500 employees and crossed $100 million in bookings.

•
In 2016, we began generating net income.

•
In 2019, we completed our first three acquisitions, continued to expand our commerce functionality and introduced Scheduling, Social, Marketing and Email Campaigns, which broadened our suite of solutions and points of entry to our platform.

•
In 2020, we reached $664.7 million in bookings and 1,200 employees.

We primarily derive revenue from monthly and annual subscriptions to our presence and commerce solutions. Subscription revenue accounted for 96.4% and 94.3% of our total revenue in 2019 and 2020, respectively. Payments for our subscription plans are generally collected at the beginning of the subscription period and we generally recognize the associated revenue ratably over the term of the customer contract. Non-subscription revenue primarily consists of commerce transaction fees received through revenue sharing arrangements with payment processors that handle our customers’ commerce transactions as well as revenue we generate from third-party services we offer that provide additional functionality to our customers.
We generated revenue of $484.8 million and $621.1 million in 2019 and 2020, respectively, and have generated net income every year since 2016, which includes net income of $58.2 million and $30.6 million in 2019 and 2020, respectively. We believe we have a stable and predictable business model driven by efficient customer acquisition and the adoption by our customers over time of higher value offerings and add-on subscriptions. Our platform serves all types of customers, from SMBs and independent creators, such as restaurants, photographers, wedding planners, artists, musicians and bloggers, to iconic brands. No individual unique subscription accounted for more than 1% of our total bookings in 2019 or 2020.
Key Factors Affecting Our Performance
Acquisition of new and retention of existing unique subscriptions
The growth of new unique subscriptions to our platform is the primary driver of our revenue growth. Through December 31, 2020, the number of unique subscriptions to our platform has grown sequentially across 20 consecutive quarters, rising to 3.66 million unique subscriptions as of December 31, 2020, representing an increase of 22.5% relative to December 31, 2019. In order to continue to grow the number of unique subscriptions, we intend to continue to invest in our marketing efforts, develop new points of entry to our platform and expand internationally. In light of the accelerating trends in the amount of time and money consumers are spending online during the COVID-19 pandemic, we increased our marketing and sales spend over 40% in the year ended December 31, 2020 relative to the year ended December 31, 2019. We viewed this increased spending as a long-term investment in our business that would attract new unique subscriptions. As our revenue increases, we expect our marketing and sales expenses to continue to increase on an absolute dollar basis, but over time we expect our marketing and sales expenses to decrease as a percentage of revenue. We believe that our easy-to-customize and design-first solutions drive consistent cash retention. Our cash retention rate is the percentage of bookings received in the current period from website and domain subscriptions in existence during the same period in the prior year. In calculating cash retention, revenue share from contractual arrangements is allocated to the relevant subscription base based on the gross merchandise value (“GMV”) processed on the platform. Our cash retention rate for the years ended December 31, 2018, 2019 and 2020 was 83.2%, 83.5% and 85.6%, respectively.
Cumulative Cash from 1Q Cohorts
The chart represents cumulative cash from each website and domain subscription cohort. Cohorts are defined by the first payment date associated with the subscription. Revenue share from contractual arrangements is allocated to each cohort based on the GMV for that cohort in that period. For example, if the Q1 2019 cohort accounted for 3% of total GMV in Q1 2020, then 3% of the Q1 2020 revenue share from contractual arrangements is allocated to the Q1 2019 cohort in that period.
Expansion of our commerce offerings
We believe that our commerce offerings significantly expand our addressable market. Our comprehensive commerce offerings enable our customers to sell anything online, attracting a differentiated set of commerce-oriented brands to our platform. For the year ended December 31, 2020, our platform processed approximately $3.9 billion of GMV, representing an increase of 90.7% from the same period in 2019. GMV represents the total dollar value of orders processed through our platform in the period, net of refunds and fraud.
We are continuing to invest and innovate in our commerce offerings to enable customers to build the most impactful online stores, deepen our functionality in physical commerce and establish leadership in services commerce. Our commerce revenue was $143.3 million for the year ended December 31, 2020, representing 77.8% growth from the same period in 2019. Ultimately, we believe the adoption of our commerce offerings by new and existing customers will help drive our long-term revenue growth.
Investments in product innovation
We rely on hiring and retaining a talented product development workforce. The success of our customers relies on the innovation tied to this workforce and our ability to remain agile to address customer needs. Our research and product development expenses were $167.9 million in 2020, representing 56.0% growth over 2019. As our revenue increases, we expect our research and product development expenses to continue to increase on an absolute dollar basis, but over time we expect our research and product development expenses to decrease as a percentage of revenue.
Foreign currency fluctuations
As of December 31, 2020, we had customers in approximately 180 countries and our international customers represented approximately 30% of our total bookings. As foreign currency exchange rates change, translation of the statements of operations of our international businesses into U.S. dollars may affect year-over-year comparability of our operating results.
Key Components of Results of Operations
Revenue
We primarily derive revenue from monthly and annual subscriptions. Typically, annual subscriptions represent 70% of the total subscriptions and monthly subscriptions represent 30%. Revenue is also derived from non-subscription services, including fixed fees earned on revenue share arrangements with third parties and fixed transaction fees we earn on sales made through our customers’ sites. Payments received for subscriptions in advance of fulfillment of our performance obligations are recorded as deferred revenue. Subscription plans automatically renew unless advanced notice is provided to us. We primarily recognize subscription revenue ratably on a straight-line basis, net of a reserve for refunds. Transaction fee revenue and revenue generated from third parties is recognized at a point in time, when the sale has been completed.
Cost of Revenue
Cost of revenue consists primarily of domain registration fees, credit card and payment processor fees, hosting costs and app fees. Cost of revenue also includes customer support, employee-related expenses, allocated shared costs and depreciation and amortization. Employee-related expenses consist of salaries, taxes, benefits and stock-based compensation. We expect that cost of revenue may fluctuate as a percentage of total revenue from period to period based on the subscriptions purchased and non-subscription transactions during that particular period.
Operating Expenses
Research and Product Development
Research and product development expenses are primarily employee-related expenses, costs associated with continuously developing new solutions and enhancing and maintaining our technology platform and allocated shared costs. These costs are expensed as incurred. Employee-related expenses consist of salaries, taxes, benefits and stock-based compensation. As our revenue increases, we expect our research and product development expenses to continue to increase on an absolute dollar basis, but over time we expect our research and product development expenses to decrease as a percentage of revenue.

Marketing and Sales
Marketing and sales expenses include costs related to advertisements used to drive customer acquisition, employee-related expenses related to our brand, customer acquisition and creative assets, affiliate fees on customer referrals and allocated shared costs. Depending on the nature of the advertising, costs are expensed at the time a commercial initially airs, when a promotion first appears in the media or as incurred. Affiliate fees on customer referrals are deferred and recognized ratably over the expected period of our relationship with the new customer. As our revenue increases, we expect our marketing and sales expenses to continue to increase on an absolute dollar basis, but over time we expect our marketing and sales expenses to decrease as a percentage of revenue.
General and Administrative
General and administrative expenses are primarily employee-related expenses associated with supporting business operations as well as expenses required to comply with government regulations in the markets in which we operate. The functional elements included in general and administrative are finance, people, legal, information technology and overall corporate support. Employee-related expenses consist of salaries, taxes, benefits and stock-based compensation. We expect general and administrative expenses to increase in absolute dollars over time as we continue to invest in the growth of our business and begin to operate as a publicly-traded company.
Specifically as it relates to operating as a publicly traded company, in the quarters leading up to the listing of our Class A common stock on the NYSE, we expect to incur additional professional fees and expenses, and in the quarter of our listing we expect to incur fees paid to our financial advisors in addition to other professional fees and expenses related to such listing. Following the listing of our Class A common stock on the NYSE, we expect to continue to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a U.S. securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. In addition, as a public company, we expect to incur additional costs associated with accounting, compliance, insurance and investor relations.
Interest Expense
Interest expense primarily consists of the interest expense related to our debt facilities as well as the expense on acquisition liabilities. For further discussion on our interest expense related to our debt facilities, see “— Liquidity and Capital Resources — Indebtedness.”
Other Income
Other income/(loss), net is primarily comprised of net investment income and realized and unrealized foreign currency gains and losses. See “— Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Exchange Risk.”
Provision for/(Benefit from) Income Taxes
We are subject to income taxation and file U.S. federal income tax returns as well as income tax returns in the various U.S. states and foreign jurisdictions in which we conduct business.

Results of Operations
The following table sets forth our consolidated statements of operations information for the years ended December 31, 2019 and 2020.
	Year Ended December 31,
($ in thousands)	2019	2020
Revenue	$484,751	$621,149
Cost of revenue(1)	81,910	98,337
Gross profit	402,841	522,812
Operating expenses:
Research and product development(1)	107,645	167,906
Marketing and sales(1)	184,278	260,039
General and administrative(1)	49,578	54,647
Total operating expenses	341,501	482,592
Operating income	61,340	40,220
Interest expense	(1,080)	(10,043)
Other income/(loss), net	3,815	(7,678)
Income before (provision for)/benefit from income taxes	64,075	22,499
(Provision for)/benefit from income taxes	(5,923)	8,089
Net income	$58,152	$30,588

(1)
Includes stock-based compensation as follows:

	Year Ended December 31,
($ in thousands)	2019	2020
Cost of revenue	$532	$780
Research and product development	12,087	21,619
Marketing and sales	1,737	3,144
General and administrative	3,619	5,711
Total stock-based compensation	$17,975	$31,254
The following table sets forth our consolidated statements of operations information as a percentage of total revenue for the years ended December 31, 2019 and 2020.
	Year Ended December 31,
	2019	2020
Revenue	100%	100%
Cost of revenue	16.9	15.8
Gross profit	83.1	84.2
Operating expenses:
Research and product development	22.2	27.0
Marketing and sales	38.0	41.9
General and administrative	10.2	8.8
Total operating expenses	70.4	77.7
Operating income	12.7	6.5
Interest expense	(0.2)	(1.6)

	Year Ended December 31,
	2019	2020
Other income/(loss), net	0.8	(1.3)
Income before (provision for)/benefit from income taxes	13.3	3.6
(Provision for)/benefit from income taxes	(1.3)	1.3
Net income	12.0%	4.9%

The following table sets forth our consolidated revenue by geographic location and our consolidated revenue by geographic location as a percentage of total revenue for the years ended December 31, 2019 and 2020.
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
United States	$343,051	$430,118	$87,067	25.4%
International	141,700	191,031	49,331	34.8%
Total revenue	$484,751	$621,149	$136,398	28.1%
Percentage of total revenue:
United States	70.8%	69.2%
International	29.2	30.8
Total revenue	100%	100%
Comparison of the Years Ended December 31, 2019 and 2020
Revenue
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Presence	$404,156	$477,831	$73,675	18.2%
Commerce	80,595	143,318	62,723	77.8%
Total revenue	$484,751	$621,149	$136,398	28.1%
Percentage of total revenue:
Presence	83.4%	76.9%
Commerce	16.6	23.1
Total revenue	100%	100%
Presence Revenue
Presence revenue increased $73.7 million, or 18.2%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of stronger retention of our existing unique subscriptions and an increase in revenue from new subscriptions, which we believe stems from increased demand for an online presence as more brands look to operate digitally.
Commerce Revenue
Commerce revenue increased $62.7 million, or 77.8%, for the year ended December 31, 2020 compared to the same period in 2019. As a consequence of the acceleration of e-commerce trends, GMV processed through our platform increased $1.9 billion, or 90.7%, for the year ended December 31, 2020 compared to the same period in 2019 primarily as a result of an increase in physical goods sold as well as appointments scheduled through our platform.

Cost of Revenue and Gross Profit
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Cost of revenue	$81,910	$98,337	$16,427	20.1%
Gross profit	$402,841	$522,812	$119,971	29.8%
Percentage of total revenue:
Cost of revenue	16.9%	15.8%
Gross profit	83.1%	84.2%
Cost of Revenue
Cost of revenue increased $16.4 million, or 20.1%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily driven by an increase in the number of unique subscriptions, which results in additional transaction processing and third party fees. The increase also reflects a $1.3 million special bonus paid in connection with our extraordinary dividend declared on December 7, 2020 payable to all stockholders of record as of December 14, 2020. We do not expect to pay an extraordinary dividend, or special bonuses, in the future.
Gross Profit
Gross profit increased $120.0 million, or 29.8%, for the year ended December 31, 2020 compared to the same period in 2019. As a percentage of total revenue, gross profit increased from 83.1% in the year ended December 31, 2019 to 84.2% in the year ended December 31, 2020, principally due to a mix shift towards commerce and additional operational efficiencies.
Operating Expenses
Research and Product Development
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Research and product development	$107,645	$167,906	$60,261	56.0%
Percentage of total revenue	22.2%	27.0%
Research and product development expenses increased $60.3 million, or 56.0%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to payroll and associated benefits expenses related to increased headcount in support of our product development roadmap. The increase also reflects an $18.3 million special bonus paid in connection with our extraordinary dividend declared on December 7, 2020 payable to all stockholders of record as of December 14, 2020. We do not expect to pay an extraordinary dividend, or special bonuses, in the future.
Marketing and Sales
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Marketing and sales	$184,278	$260,039	$75,761	41.1%
Percentage of total revenue	38.0%	41.9%
Marketing and sales expenses increased $75.8 million, or 41.1%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to increased spend in multiple brand and direct response advertising channels in domestic and international markets. The remainder of the increase was due to payroll and associated benefits related to increased headcount in support of our expanded marketing operations. The increase also reflects a $3.1 million special bonus paid in connection with our extraordinary dividend declared on December 7, 2020 payable to all stockholders of record as of December 14, 2020. We do not expect to pay an extraordinary dividend, or special bonuses, in the future.

General and Administrative
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
General and administrative	$49,578	$54,647	$5,069	10.2%
Percentage of total revenue	10.2%	8.8%
General and administrative expenses increased $5.1 million, or 10.2%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to increases in payroll and associated benefits expenses due to increased headcount, as well as increased amortization expense related to acquisitions that were completed in the year ended December 31, 2019. These increases were partially offset by lower indirect tax expense. We expect general and administrative expenses to increase in absolute dollars over time as we continue to invest in the growth of our business and begin to operate as a publicly-traded company. In addition, our Founder and Chief Executive Officer was granted 4,460,858 shares of Class B common stock that included a forfeiture provision if certain liquidity events with respect to the Company, including the sale of Class A common stock hereunder, have not been completed prior to August 22, 2021. Upon consummation of a defined liquidity event prior to August 22, 2021, we will incur an additional $229.3 million of stock-based compensation expense.
Interest Expense
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Interest expense	$(1,080)	$(10,043)	$8,963	829.9%
Percentage of total revenue	(0.2)%	(1.6)%
Interest expense increased $9.0 million, or 829.9%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to a new debt facility entered into in December 2019.
Other Income/(Loss), Net
	Year Ended December 31,		Change
($ in thousands, except percentages)	2019	2020	Amount	%
Other income/(loss), net	$3,815	$(7,678)	$(11,493)	(301.3)%
Percentage of total revenue	0.8%	(1.3)%
Other income/(loss), net decreased $11.5 million, or 301.3%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to realized and unrealized losses on transactions denominated in currencies other than U.S. dollars.
Key Performance Indicators and Non-GAAP Financial Measures
We review the following key performance indicators and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our key performance indicators and non-GAAP financial measures may not correspond with increases or decreases in our revenue and our key performance indicators and non-GAAP financial measures may be calculated in a manner different than similar key performance indicators and non-GAAP financial measures, respectively, used by other companies.
	Year Ended December 31,
	2019	2020
Unique subscriptions (in thousands)	2,984	3,656
Total bookings (in thousands)	$514,418	$664,739
ARRR (in thousands)	$549,156	$705,546

	Year Ended December 31,
	2019	2020
ARPUS	$182	$187
Adjusted EBITDA (in thousands)	$97,624	$116,666
Unlevered free cash flow (in thousands)	$94,571	$152,439
GMV (in thousands)	$2,043,195	$3,897,241
Unique subscriptions.   Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions and Unfold (social) subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription. For instance, an active website subscription, a custom domain subscription and a Google Workspace subscription that represent services for a single website would count as one unique site, as all of these subscriptions work together and are in service of a single entity’s online presence. Unique subscriptions do not account for one-time purchases in Unfold. The total number of unique subscriptions is a key indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.
Unique subscriptions increased 0.7 million, or 22.5%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of an increase in new subscriptions and the retention of existing subscriptions.
Total bookings.   Total bookings includes cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled. In the case of multi-year contracts, total bookings only includes one year of committed revenue. Total bookings provides insight into the sales of our solutions and the performance of our business because, for a large portion of our business, we collect payment at the time of sale and recognize revenue ratably over the term of our subscription agreements.
Total bookings increased $150.3 million, or 29.2%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of an increase in unique subscriptions and an increase in GMV processed through our platform.
Annual run rate revenue (“ARRR”).   We calculate ARRR as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12. We believe that ARRR is a key indicator of our future revenue potential. However, ARRR should be viewed independently of revenue, and does not represent our GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by subscription start and end dates and renewal rates. ARRR is not intended to be a replacement or forecast of revenue.
ARRR increased $156 million, or 26.9%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of an increase in unique subscriptions and an increase in GMV processed through our platform.
Average revenue per unique subscription.   We calculate ARPUS as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period. We believe ARPUS is a useful metric in evaluating our ability to sell higher-value plans and add-on subscriptions.
ARPUS increased $5, or 2.8%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of a mix shift toward commerce.
Adjusted EBITDA.   Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income excluding interest expense, other income/(loss), net, provision for/(benefit from) income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance, which includes expenses associated with a special bonus in 2020. On December 7, 2020 we declared an extraordinary dividend payable to all stockholders of record as of December 14, 2020. In light of the extraordinary dividend, we concurrently approved a special bonus of approximately $23.5 million to be paid to current employees on record as of the date of the extraordinary dividend. The special bonus was designed to allow employees to participate in our overall successes in a manner commensurate with the stockholders receiving the extraordinary dividend. The special bonus was not tied to the employees’ individual performance, but rather was calculated as the greater of five hundred USD, EUR, or PLN or $2.666 per vested stock option held by the employee, the same amount paid per share to our stockholders. Payment of these special bonuses was completed by January 2021. We believe that it is meaningful to investors to adjust for this bonus in adjusted EBITDA because we do not routinely pay bonuses to employees and because this bonus was only paid in connection with our declaring an extraordinary dividend to stockholders. We do not expect to pay an extraordinary dividend or special bonuses in the future. Adjusted EBITDA is a non-GAAP financial measure. See “Selected Consolidated Financial and Operating Information” for a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated in accordance with GAAP.
Adjusted EBITDA increased $19.0 million, or 19.5%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of increased revenue offset by investments in marketing spend and research and development costs.
Unlevered free cash flow.   Unlevered free cash flow is a supplemental liquidity measure that our management uses to evaluate our core operating business and our ability to meet our current and future financing and investing needs. We define unlevered free cash flow as cash flow from operating activities less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit. Unlevered free cash flow is a non-GAAP financial measure. See “Selected Consolidated Financial and Operating Information” for a reconciliation of unlevered free cash flow to the most directly comparable financial measure calculated in accordance with GAAP.
Unlevered free cash flow increased $57.9 million, or 61.2%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of increased revenue and improved working capital performance.
Gross Merchandise Value.   GMV represents the value of merchandise, physical goods, content and time sold, net of refunds, on our platform over a given period of time. GMV processed on our platform increased $1.9 billion, or 90.7%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily a result of an increase in physical goods sold as well as appointments scheduled through our platform.
Seasonality
Our business is impacted by seasonal fluctuations. We typically register a greater number of new unique subscriptions during the first quarter of a year. We believe this is related to, among other things, our customers’ buying habits and our increased marketing and sales spend in the first quarter of most years. We have also typically experienced a seasonal peak in the third quarter when customers engage more frequently with their users in advance of the holiday shopping season. In the future, seasonal trends may cause fluctuations in our quarterly results, which may impact the predictability of our business and operating results.
Liquidity and Capital Resources
To date, we have primarily financed our operations through cash flows from operations.
As of December 31, 2020, we had cash and cash equivalents and investment in marketable securities of $95.4 million and $17.9 million of available borrowing capacity under our Revolving Credit Facility. We believe our existing cash and cash equivalents and investment in marketable securities will be sufficient to meet our operating working capital and capital expenditure requirements over the next 12 months. Our future financing requirements will depend on many factors, including our growth rate, subscription renewal activity, the timing and extent of spending to support development of our platform, the expansion of marketing and sales activities and any future investments or acquisitions we may make. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to future investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements following the effectiveness of the registration statement of which this prospectus forms a part, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all, including as a result of disruptions in the credit markets. See “Risk Factors.”
The following table summarizes our operating, investing and financing activities for the years ended December 31, 2019 and 2020.
	Year Ended December 31,
($ in thousands)	2019	2020
Net cash provided by (used in):
Operating activities	$102,333	$150,030
Investing activities	$(75,323)	$34,262
Financing activities	$(45,827)	$(170,709)
Cash Flows Provided by Operating Activities
Net cash provided by operating activities in 2020 was $150.0 million, which reflected our net income of $30.6 million, which was increased by certain non-cash items primarily consisting of $31.3 million in stock-based compensation, $21.7 million in depreciation and amortization and partially offset by $4.9 million in deferred income taxes. Cash provided by operating activities included $40.1 million in deferred revenue and $27.1 million in accounts payable and accrued liabilities.
Net cash provided by operating activities in 2019 was $102.3 million, which reflected our net income of $58.2 million, which was increased by certain non-cash items primarily consisting of $18.3 million in depreciation and amortization, $18.0 million in stock-based compensation and partially offset by $4.0 million in deferred income taxes. Cash provided by operating activities included $30.3 million in deferred revenue, which was primarily offset by $17.9 million in prepaid expenses and other current assets.
Cash Flows Used in Investing Activities
Net cash provided by investing activities in 2020 was $34.3 million, which reflected $148.8 million in proceeds from the sale and maturities of marketable securities, partially offset by $110.0 million used to purchase marketable securities. We additionally spent $4.7 million in connection with the purchase of property and equipment.
Net cash used in investing activities in 2019 was $75.3 million, which reflected $145.9 million used to purchase marketable securities, partially offset by $174.6 million in proceeds from the sale and maturities of marketable securities. We additionally spent $8.2 million in connection with the purchase of property and equipment, and, over the course of 2019, we collectively spent $95.7 million, net of acquired cash, in connection with the acquisitions of Acuity Scheduling, Inc., Videolicious, Inc. and Unfold Creative, LLC.
Cash Flows From Financing Activities
Net cash used in financing activities in 2020 was $170.7 million, which primarily reflected dividends paid of $327.7 million, $20.2 million in stock purchases related to equity incentive plans, $15.0 million for contingent consideration associated with the Acuity Scheduling, Inc. acquisition and $6.6 million in principal payments on our Term Loan. These cash outflows were partially offset by borrowings of $197.3 million on our Term Loan.
Net cash used in financing activities in 2019 was $45.8 million. In December 2019, we borrowed $349.1 million pursuant to the Term Loan, which was partially offset by $0.9 million in debt issuance costs and $0.5 million in principal payments on other debt. We additionally received $4.4 million from stock sales related to equity incentive plans, which was partially offset by $3.3 million in stock purchases related to equity incentive plans. In November 2019, we announced a cash tender offer to repurchase from employees shares of Class A common stock and Class B common stock and we ultimately repurchased 34,104 shares of Class A common stock and 1,779,290 shares of Class B common stock for an aggregate purchase price of $44.5 million. In addition, in December 2019, we repurchased 11,478 shares of Class A common stock, 591,177 shares of Class B common stock, 3,568,514 shares of Series A-1 redeemable convertible preferred stock, 8,348,512 shares of Series A-2 redeemable convertible preferred stock and 1,754,380 shares of Series B redeemable convertible preferred stock from existing stockholders for an aggregate purchase price of $350.0 million.
Indebtedness
On December 12, 2019, we entered into a credit agreement with various financial institutions that provided for a $350 million term loan (the “Term Loan”) and a $25 million revolving credit facility (“Revolving Credit Facility”), which included a $15 million letter of credit sub-facility. On December 11, 2020, we amended the credit agreement (as amended, the “Credit Agreement”) to increase the size of the Term Loan to $550 million and extend the maturity date for the Term Loan and the Revolving Credit Facility to December 11, 2025.
The original borrowings under the Term Loan were used to provide for the repurchase, and subsequent retirement, of outstanding capital stock in 2019 as described under “— Cash Flows from Financing Activities.” The additional borrowings were used to provide for a dividend on all outstanding capital stock.
Borrowings under the Credit Agreement are subject to an interest rate equal to, at our option, LIBOR or the bank’s alternative base rate (the “ABR”), in either case, plus an applicable margin. The ABR is the greater of the prime rate, the federal funds effective rate plus 0.5% or the LIBOR quoted rate plus 1.00%. The applicable margin is based on an indebtedness to consolidated EBITDA ratio as prescribed under the Credit Agreement and ranges from 1.25% to 2.25% on applicable LIBOR loans and 0.25% to 1.25% on ABR loans. In addition, the Revolving Credit Facility is subject to an unused commitment fee, payable quarterly, in an aggregate amount equal to 0.25% of the unutilized commitments (subject to reduction in certain circumstances).
As of December 31, 2020, $543.4 million was outstanding under the Term Loan. The Term Loan requires scheduled quarterly principal payments beginning March 31, 2021 in aggregate annual amounts equal to 2.50% for 2021 and 2022, 7.50% for 2023 and 2024 and 10.0% for 2025, in each case, on the amended Term Loan principal amount, with the balance due at maturity. In addition, the Credit Agreement includes certain customary prepayment requirements for the Term Loan, which are triggered by events such as asset sales, incurrences of indebtedness and sale leasebacks.
As of December 31, 2020, $7.1 million was outstanding under the Revolving Credit Facility in the form of outstanding letters of credit and $17.9 million remained available for borrowing by us. The outstanding letters of credit relate to security deposits for certain of our leased locations.
The Credit Agreement contains certain customary affirmative covenants and events of default. The negative covenants in the Credit Agreement include, among others, limitations on our ability (subject to negotiated exceptions) to incur additional indebtedness or issue additional preferred stock, incur liens on assets, enter into agreements related to mergers and acquisitions, dispose of assets or pay dividends and distributions. In addition, commencing with the fiscal quarter ending December 31, 2020, we are required to maintain an indebtedness to consolidated EBITDA ratio of not more than 4.50, tested as of the last day of each fiscal quarter, with a step-down to 4.25 for the fiscal quarters ending March 31, 2022 and June 30, 2022, a further step-down to 4.00 for the fiscal quarters ending September 30, 2022 and December 31, 2022 and a final step-down to 3.75 for the fiscal quarter ending March 31, 2023 and each fiscal quarter thereafter (the “Financial Covenant”), subject to customary equity cure rights. The Financial Covenant is subject to a 0.50 step-up in the event of a material permitted acquisition, which we can elect to implement up to two times during the life of the facility. If we are not in compliance with the covenants under the Credit Agreement or we otherwise experience an event of default, the lenders would be entitled to take various actions, including acceleration of amounts due under the Credit Agreement.
The obligations under the Credit Agreement are guaranteed by our wholly-owned domestic subsidiaries and are secured by substantially all of the assets of the guarantors, subject to certain exceptions.

Total interest expense related to our indebtedness was $0.6 million and $9.9 for the years ended December 31, 2019 and 2020, respectively.
Contractual Obligations
Our principal commitments consist of our obligations under our Credit Agreement and various long term operating leases for our offices. The following table summarizes our contractual obligations as of December 31, 2020.
	Payments Due by Period
($ in thousands)	2021	2022	2023	2024	2025	Thereafter	Total
Credit Agreement obligations	$13,586	$13,586	$40,758	$40,758	$434,749	$—	$543,437
Operating lease payments	13,890	14,192	14,054	14,557	13,965	72,648	143,306
Total contractual obligations	$27,476	$27,778	$54,812	$55,315	$448,714	$72,648	$686,743
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of December 31, 2019 and 2020.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Exchange Risk
While we generate the majority of our revenue in U.S. dollars, a portion of our revenue is denominated in Euros. For the year ended December 31, 2020, 69.2% of our revenue was denominated in U.S. dollars and 30.8% of our revenue was denominated in Euros. As we expand globally, we will be further exposed to fluctuations in currency exchange rates.
In addition, the assets and liabilities of our wholly-owned Irish subsidiary are denominated in Euros. Accordingly, assets and liabilities of this subsidiary are translated into U.S. dollars at exchange rates in effect on the applicable balance sheet date. Income and expense items are translated at average exchange rates for the applicable period. As a result, our results of operations will be impacted by any increase or decrease in the value of the Euro relative to the U.S. dollar. Transaction gains/(losses) for the years ended December 31, 2019 and 2020 were $1.2 million and $(8.8) million, respectively.
We currently do not hedge foreign currency exposure. We may in the future hedge our foreign currency exposure and may use currency forward contracts, currency options or other common derivative financial instruments to reduce foreign currency risk. It is difficult to predict the effect that future hedging activities would have on our operating results.
Interest Rate Sensitivity
We had cash equivalents and marketable securities totaling $38.3 million as of December 31, 2020. Our cash equivalents are held for working capital purposes. Our investments in marketable securities are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes. Our cash equivalents and our portfolio of marketable securities are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates. Our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates.
Borrowings under the Credit Agreement are subject to an interest rate equal to, at our option, LIBOR or ABR, in either case, plus an applicable margin. Based on the outstanding balance of the Credit Agreement as of December 31, 2020, for every 100 basis point increase in LIBOR or ABR, we would incur approximately $5.4 million of additional annual interest expense. We currently do not hedge interest rate exposure. We may in the future hedge our interest rate exposure and may use swaps, caps, collars, structured collars or other common derivative financial instruments to reduce interest rate risk. It is difficult to predict the effect that future hedging activities would have on our operating results.
Credit Risk
We maintain components of our cash and cash equivalents balance in various accounts, which from time to time exceed the federal depository insurance coverage limit. In addition, substantially all of our cash and cash equivalents, as well as our marketable securities, are held by one financial institution that we believe is of high credit quality. We have not experienced any losses on our deposits of cash and cash equivalents and accounts are monitored by our management team to mitigate risk. We are exposed to credit risk in the event of default by the financial institution holding our cash and cash equivalents or an event of default by the issuers of the corporate bonds and commercial paper we hold.
Critical Accounting Policies
Revenue Recognition
We primarily derive revenue from monthly and annual subscriptions. Revenue is also derived from non-subscription services including fixed fees earned on revenue share arrangements with third parties and fixed transaction fees we earn on sales made through our customers’ websites.
Revenue is recognized when control of the promised services is transferred to the customer, in an amount reflecting the consideration we expect to be entitled to in exchange for those services. Revenue is recognized net of expected refunds and any sales or indirect taxes collected from customers, which are subsequently remitted to governmental authorities. We typically receive payment at the time of sale and our customer arrangements do not include a significant financing component. The majority of our customer arrangements and the period between customer payment and transfer of control of the service is expected to be one year or less. Payments received in advance of transfer of control or satisfaction of the related performance obligation are recorded as deferred revenue with the aggregate amount representing the transaction price allocated to those performance obligations that are partially or fully unsatisfied. Subscription plans automatically renew unless advanced notice is provided to us.
Arrangements with our customers do not represent a license and do not provide our customers with the right to take possession of the software supporting our SaaS-based technology platform at any time.
We determine revenue recognition through the following steps:
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identification of the contract, or contracts, with a customer;

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identification of the performance obligations in the contract;

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determination of the transaction price;

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allocation of the transaction price to the performance obligations in the contract; and

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recognition of revenue when, or as, we satisfy a performance obligation.

Subscription and domain managed services revenue is generally recognized over-time with the exception of cases where we act as a reseller of third-party software solutions. We have determined that subscriptions to our platform and social stories represent a stand-ready obligation to perform over the subscription term. These performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits. Subscription revenues related to third-party software solutions are recognized on a net basis at a point in time, upon purchase of the software solution, which is when we satisfy our obligation to facilitate the transfer between the customer and the third-party developer. Domain managed services revenue consists of consideration received from customers in exchange for domain registration and management services. We recognize consideration received from domain managed services on a gross basis over the subscription term since we are obligated to manage our customers’ domains over a contractual period, which is typically one year.
Revenue associated with non-subscription offerings is primarily recognized at a point in time. Included in non-subscription revenue are revenue share arrangements with payment processors and third-party business applications (together “Commerce Partners”). Consideration received from Commerce Partners is recognized at a point in time as we are acting as an agent and facilitating the sale of products between our customers and third parties. Non-subscription revenue also includes transaction fees from certain plans where we charge customers fees for sales completed on their websites. This transaction fee revenue is recognized at a point in time, when the sale has been completed.
Business Combinations
Assets acquired and liabilities assumed as part of a business combination are recorded at their fair value at the date of acquisition. The purchase price is allocated to the identifiable net assets acquired, including intangible assets and liabilities assumed, based on estimated fair values at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed, if any, is recorded as goodwill.
Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results. All subsequent changes to the estimated fair values of the acquired assets and liabilities assumed that occur within the measurement period and are based on facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill.
Determining the fair value of assets acquired and liabilities assumed requires significant judgment, including the selection of valuation methodologies, estimates of future revenue and cash flows and discount rates in determining the fair value of intangible assets acquired and liabilities assumed. The assets purchased and liabilities assumed have been reflected on our consolidated balance sheet and the results are included on the consolidated statements of operations from the date of acquisition. We amortize intangible assets over their estimated useful lives on a straight-line basis.
Acquisition-related transaction costs, including legal and accounting fees and other external costs directly related to the acquisition, are recognized separately from the acquisition and expensed as incurred, primarily in general and administrative expense on the consolidated statements of operations.
We record estimates as of the acquisition date and reassess the estimates at each reporting period up to one year after the acquisition date. Changes in estimates made prior to finalization of purchase accounting are recorded to goodwill.
Goodwill and Long-Lived Assets
Our goodwill balance is tested for impairment at least annually. We perform our annual goodwill impairment analysis during the fourth quarter. If events or indicators of impairment occur between annual impairment analyses, we perform an impairment analysis of goodwill at that date. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant asset.
The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis, including the identification of reporting units, identification and allocation of the assets and liabilities to reporting units and determination of fair value. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of the reporting unit. Changes in judgment on these assumptions and estimates could result in goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information available to management.
Intangible assets with finite lives and property, plant and equipment are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever we conclude events or changes in circumstances (triggering event) indicate that the carrying amount may not be recoverable. The impairment test requires a comparison of the estimated undiscounted future cash flows expected to be generated over the useful life of an asset group to the carrying amount of the asset group. An asset group is generally established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If the carrying amount of an asset group exceeds the estimated undiscounted future cash flows, an impairment is measured as the difference between the fair value of the asset group and the carrying amount of the asset group. Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of asset groups, estimates of future cash flows and the discount rate used to determine fair values.
Stock-Based Compensation
We account for stock-based compensation in accordance with ASC 718, Stock-Based Compensation. Under the fair value recognition provisions of this accounting guidance, compensation cost for service-based awards, including options to purchase stock and restricted stock units, is measured at fair value on the date of grant and recognized over the service period, net of forfeitures. Forfeitures are recorded as they occur if the employee fails to meet the requisite service period. Compensation cost for performance-based awards is measured at fair value on the grant date and is recognized when the vesting trigger becomes probable. The fair value of stock options is estimated on the date of grant using a Black-Scholes option pricing model. The fair value of restricted stock units is estimated on the date of grant based on the fair value of our common stock. Stock-based compensation is allocated on a specific identification basis per each individual employee recipient and is classified into the corresponding line item where the related employee’s cash compensation and benefits reside within the consolidated statements of operations.
The assumptions used in the Black-Scholes option-pricing model are as follows:
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Expected term. We estimate the expected term based on the simplified method for employees and the contractual term for non-employees.

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Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

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Expected volatility. We estimate the volatility of our common stock on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies in our industry group as there has been no public market for our shares to date.

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Expected dividend yield. The expected dividend yield is 0%. While we declared a dividend in 2017 and subsequently in 2020, we view those to be special events associated with specific transactions; we do not expect to declare dividends on a routine basis.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of expected volatility and expected term, which could materially impact our future stock-based compensation expense.
Common Stock Valuations
Prior to the effectiveness of the registration statement of which this prospectus forms a part, there has been no public market for our Class A common stock, Class B common stock and Class C common stock. The estimated fair value of our common stock has been determined by our board of directors at all relevant times. We and our board of directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors used to determine the value of our common stock at each grant date, including the following factors: (1) prices paid for our redeemable convertible preferred stock, which we had sold to outside investors in arm’s length transactions, and the rights, preferences and privileges of our redeemable convertible preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) our stage of development and revenue growth; (4) the fact that the grants of stock-based awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the common stock underlying the stock-based awards, such as an initial public offering, listing of our common stock on a stock exchange or sale of the company, given prevailing market conditions.

In valuing our common stock, our board of directors determined the value using both the income and the market value approach valuation methods. For each valuation, the equity value determined was then allocated to the common stock using the option pricing method (“OPM”). The OPM is based on a binomial lattice model, which allows for the identification of a range of possible future outcomes, each with an associated probability. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts.
We believe this methodology was reasonable based upon our internal peer company analysis and further supported by arm’s length transactions involving our redeemable convertible preferred stock and common stock.. As our common stock was not actively traded, the determination of fair value involved assumptions, judgments and estimates. Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. If different assumptions had been made, the valuation of our common stock, stock-based compensation expense, consolidated net income and consolidated net income per share could have been significantly different.
Income Taxes
We recognized deferred income tax assets and liabilities for the expected future tax consequences attributable to both differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as the existence of any net operating losses and certain income tax credit carryforwards. Income tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse as well as the expected income tax effects of net operating loss and certain income tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets when we expect the amount of tax benefit to be realized is less than the carrying value of the deferred tax asset.
We account for uncertainty in income taxes using a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate audit settlement.
Any tax-related penalties are included as part of the corresponding operating expense amount and tax-related interest is included within interest expense in the consolidated statements of operations. Accrued interest and penalties are included with the related income tax liability in other current liabilities on the consolidated balance sheet.
Recently Issued Accounting Standards
A discussion of recent accounting pronouncements is included in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include that:
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we are required to include only two years of audited consolidated financial statements in this prospectus in addition to any required interim financial statements and correspondingly required to provide only reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b);

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we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

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we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of the effectiveness of the registration statement of which this prospectus forms a part or such earlier time that we are no longer an emerging growth company.
Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We currently intend to take advantage of this exemption.
For risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Being a Public Company — We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.”

BUSINESS
Our Mission
Squarespace exists to help people with creative ideas stand out and succeed. We enable millions to build a brand and transact with their customers in an impactful and beautiful online presence.
Overview
Squarespace is a leading all-in-one platform for businesses and independent creators to build a beautiful online presence, grow their brands and manage their businesses across the internet. We offer websites, domains, e-commerce, tools for managing a social media presence, marketing tools and scheduling capabilities. Our easy-to-customize and design-first platform empowers millions of customers in approximately 180 countries. From individual entrepreneurs just starting out to the world’s most iconic businesses, Squarespace helps transform our customers’ visions into reality by creating an impactful, stylish and professional online presence.
Consumer behavior continues to rapidly evolve in conjunction with changes in the internet and technology, and the amount of time and money consumers spend online is accelerating. As consumers increasingly engage with companies online to learn about and transact with new brands, the marketplace for consumer attention is intensely competitive. It is mission-critical for brands to differentiate themselves with a beautiful and effective online presence. Businesses and independent creators need a way to develop an impactful, professional-quality presence quickly and cost-effectively that also enables them to transact directly with their customer base.
The Squarespace platform empowers our customers to build, manage and grow compelling brands online. We bring together three primary pillars of functionality to create a unified, all-in-one platform to help our customers grow:
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Presence:   Our intuitive design tools make it possible to quickly and easily create a professional-quality, mobile and desktop friendly website, acquire a domain and have a differentiated social media presence. Since our founding, we have aggressively invested in our design and creative teams in an effort to create innovative, forward-thinking website designs that ensure our customers’ websites are seen as among the most sophisticated on the web.

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Commerce:   Through our comprehensive commerce solutions, we provide our customers everything they need to sell physical products, subscriptions, content or services online. Our commerce functionality is fully integrated with our presence products, eliminating the need for third-party tools.

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Marketing:   We provide brands with powerful, integrated marketing solutions, such as Email Campaigns, customer relationship management functionality, SEO and analytics tools to help them better understand and target their audiences while driving traffic, sales and conversion.

Squarespace is an engineering and design-led company and our platform features a modern architecture, scalable delivery platform and secure solutions that provide support for our global customer base. The Squarespace platform works for customers that are just getting started, as well as large brands that need scale, flexibility and reliability.
In addition to servicing customers from inception to at-scale, our customers span a wide variety of industries and use cases, from SMBs and independent creators, such as restaurants, photographers, wedding planners, artists, musicians and bloggers, to iconic brands. As of December 31, 2020, we had 3.66 million unique subscriptions to our platform.
We believe we have a significant existing and growing market opportunity with over 800 million small businesses and self-employed ventures globally. In addition, according to the Kauffman Index, nearly 540,000 new businesses are created each month in the United States. According to Clutch, approximately 46% of SMBs are not online today and we believe there is significant headroom for growth with increasing online penetration alone. We believe we have created a highly-efficient and multi-pronged go-to-market model that enables us to capitalize on our market opportunity and acquire customers in a cost effective manner. We believe we have a stable and predictable business model driven by efficient customer acquisition and the adoption by our customers over time of higher value offerings and add-on subscriptions. We generated in 2019 and 2020, respectively:
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revenue of $484.8 million and $621.1 million;

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net income of $58.2 million and $30.6 million;

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adjusted EBITDA of $97.6 million and $116.7 million;

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cash flow from operating activities of $102.3 million and $150.0 million; and

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unlevered free cash flow of $94.6 million and $152.4 million.

For additional information about our non-GAAP financial measures, including reconciliations of the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Selected Consolidated Financial and Operating Information — Key Performance Indicators and Non-GAAP Financial Measures.”
Our Industry
With each year, the number of people connected to the internet via desktop and mobile devices has been increasing, leading to more time and money spent online. To take advantage of this global trend, businesses and independent creators are rapidly evolving how they engage with consumers.
Some of the key trends impacting our industry include:
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The Criticality of Online Presence:   The rise in global internet usage has resulted in a dynamic and competitive online environment where consumers are provided with more options and more ways to engage than ever before. Many customers’ first interaction with a new brand will be digital. In response, businesses and independent creators have rapidly transitioned online (a shift further accelerated by the recent pandemic). This movement is exemplified by the growing prevalence of digitally-native brands that connect and transact directly with their customers online without the need for a physical storefront. Despite the nearly 540,000 new businesses created each month in the United States according to the Kauffman Index, only an estimated 54% of small businesses in the United States have a website, as estimated by Clutch in 2018.

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The Rise in Online Commerce:   In addition to engaging with brands online from a discovery standpoint, consumers also expect to transact with them across digital channels, purchasing both goods and services. Statista projects over 2.1 billion people worldwide are expected to purchase goods and services online by 2021. This will accelerate the growth of global retail e-commerce, which eMarketer expects to increase from $3.5 trillion in 2019 to $6.5 trillion in 2023, representing 22% of overall retail spending in 2023. In 2020, online commerce sales accelerated with the onset of COVID-19, as consumers spent $347 billion online with U.S. retailers in the first six months of 2020, up 30% from $266 billion for the same period in 2019, according to Digital Commerce 360. In addition to businesses that have transitioned online, numerous digitally-native businesses have emerged in response to the rise in online commerce. Prioritizing ease-of-use and convenience with a consistent and high-quality experience across online channels, digitally-native businesses are growing nearly three times as fast as the average e-commerce retailer according to Digital Commerce 360.

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The Rise of Direct to Consumer Relationships:   As brands move online and gain more control over their technology stack, there is a trend towards brands being able to directly own the relationship with their customers. This allows businesses and independent creators to directly access their customer data, which is not possible when relying on social networks and other distribution channels that otherwise might control access to it.

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The Preference for DIY and DIFM Solutions:   DIY website creation tools have democratized the web, rapidly displacing expensive agencies and making equivalent design quality out-of-the-box, accessible and easy-to-use for all. Even customers not looking for a DIY solution will seek out professionals who will, many times, turn to DIY solutions to power their work. Affordable DIFM services leverage powerful DIY development tools due to the speed, scalability and maintenance advantages of these platforms. In response to a recent survey of SMBs commissioned by Mono Solutions, 71% of SMBs prefer DIY or DIFM versus hiring an agency to create and maintain their online presence.
The Challenges of Creating and Growing an Online Brand
Businesses and independent creators face several key challenges as they build and market their brands online, including:
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Growing Competition for Consumer Attention:   As consumers increasingly engage online, the marketplace for consumer attention is intensely competitive, making it mission-critical for brands to differentiate themselves with an online presence that stands out. Based on a study by the Association for Computing Study and a study in Taylor & Francis’ Behavior and Information Technology Journal, 94% of first impressions are design-related and it takes less than 0.05 seconds for someone to form an opinion about whether they like a website or not. According to a survey conducted by Rareform New Media, 48% of people cite website design as the number one factor in determining the credibility of a business. As a result, brands are more focused than ever on building an impactful online presence to differentiate themselves. Unfortunately, creating a unique online presence has historically required a large design and development budget that is outside the reach of emerging brands.

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Limited Ability to Transact with Consumers:   Consumers are increasingly purchasing goods and services online, including products, subscriptions and content. Many traditional commerce offerings are primarily designed to sell physical products. We believe in order for businesses and independent creators to succeed, they require comprehensive solutions that enable them to transact with their consumers across the full range of commerce models, including sale of physical goods, subscriptions and content, as well as capabilities such as scheduling appointments.

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Accessibility of Solutions:   SMBs often lack the tools to develop a comprehensive and effective online presence quickly and affordably. Developing and maintaining a beautiful, fully functional website that addresses various use cases often requires extensive coding skills or the engagement of professional designers, agencies or developers. Professional services can be very expensive and customers often end up dependent on third-parties for ongoing maintenance and upgrades. Meanwhile, traditional DIY solutions often lack the complex functionality required to create and maintain high-quality, expressive content.

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Lack of Integrated Solutions:   Historically, brands have leveraged multiple separate solutions due to the lack of a comprehensive, integrated platform. For example, a wellness business that offers subscription services, sells products, distributes a newsletter and enables online appointment bookings typically requires multiple solutions from different vendors to provide all of these capabilities. This disjointed approach also makes it difficult for businesses to maintain a consistent brand across multiple solutions and to aggregate data and derive insights on how effectively they are serving their customers. As businesses continue to evolve and add new offerings, the integration of their solutions becomes crucial to maintain a cohesive brand expression across all touchpoints, to analyze data to grow their businesses and to provide an efficient and seamless customer experience across channels and devices.

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Inability to Adapt Quickly to Rapidly Changing Consumer Behavior:   Traditional solutions often lack the flexibility brands require to keep up with constantly changing consumer behavior. The rapid shift of social media becoming a commerce channel is one example of how businesses have had to alter their marketing strategy quickly to keep up with evolving consumer behavior. From new products and services to new digital channels, businesses and independent creators need flexible and dynamic solutions with broad functionality.

The Key Benefits of our Platform
Squarespace has solidified its position as a go-to premium offering for online presence and commerce. Our comprehensive, integrated platform provides a unified experience for our customers. The key tenets of our platform are:
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Beautiful Design, Consistent Everywhere:   We believe design is not a luxury. Our beautifully-designed, award-winning templates enable our customers to look professional from the start, while also providing deep levels of customization so that no two websites look alike. This empowers our customers to stand out and express their story and brand in a beautiful, engaging and consistent way across digital channels, including websites, social media and Email Campaigns, among others.
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Sell Anything:   Our commerce solution supports a diverse set of business models, allowing our customers to sell physical products, subscriptions, content and services within the same platform. For example, a fitness instructor can market their brand professionally online and their clients can book personal training sessions through their website, attend virtual classes and buy custom apparel, all powered on the Squarespace platform.

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Power with Simplicity:   Our platform balances ease-of-use with a deep level of functionality required to run more complex businesses. Our platform is also accessible from anywhere — customers can update their website or manage their business on-the-go using our web application or our iPhone and Android applications.

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All-in-One Platform:   Our all-in-one platform offers businesses and independent creators everything they need to build and manage their online presence and commerce across devices and social media. Our fully-integrated SaaS-based content management solution combines a website builder, a commerce solution, social presence and blogging infrastructure, a hosting service, a domain name registrar, marketing tools and differentiated analytics across digital channels. This comprehensive approach enables customers to aggregate and analyze data across solutions to help our customers better understand their audience and drive higher traffic, sales and conversion through a single interface.

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Built for Modern Use Cases:   Our platform can adapt quickly to emerging channels and technology. For example, Unfold provides easy-to-use tools that empower storytellers to differentiate their content and brand on social media. With elevated design collections and intuitive photo and video editing, Unfold helps our customers look great beyond their websites. We aim to establish a foothold with the next generation of independent creators, because we understand that not all journeys may begin with a website.

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Our Customer Support:   We supplement our all-in-one platform with customer service delivered by a global team of in-house product and operations specialists. To serve our worldwide customer base, we are available 24/7/365 through multiple channels of communication, including live chat, email and social. We address the diverse needs of our customers in six languages across eight time zones.

Our Market Opportunity
We believe that there is a meaningful opportunity to empower individuals and businesses to succeed by providing several offerings, including web presence, commerce and marketing. According to the World Trade Organization, SMBs represent over 90% of all global companies and contribute 55% of GDP in developed economies. Based on data from Intuit, as of 2019, there are an estimated 800 million SMBs and self-employed ventures worldwide. We believe that our near and medium-term addressable market is in excess of $150 billion based on the number of global SMBs and self-employed ventures and our ARPUS as of December 31, 2020.
Global spending on e-commerce is set to accelerate as well and Statista projects the size of the e-commerce software application market to grow from $6.3 billion in 2020 to $7.3 billion in 2024. In response to this accelerating growth, we continue to innovate and add new services and features that create incremental opportunities to further penetrate as well as expand our core addressable market through new use cases and entry points. Broader e-commerce growth and the increased prevalence of consumers transacting online create demand for our core web presence and commerce tools in addition to generating additional monetization opportunities through other features we offer, including online scheduling, exclusive Member Areas to promote and protect premium content and Email Campaigns. We believe the growth of SMBs and proliferation of commerce, both domestically and internationally, will continue to drive our market opportunity and unlock new monetization opportunities for our platform. We see this as just the beginning in a long journey between Squarespace and our user community, helping to define commerce and engagement in a digital world.

Our Growth Strategies
We exist to help people with creative ideas stand out and succeed. We want to be the platform for every business and independent creator around the world that wants to establish an online presence. To that end, we are pursuing the following growth strategies:
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Expand Our New Customer Base, Especially Internationally:   We aim to continue to deploy offerings across the globe, both in English and non-English speaking regions, in order to continue to diversify and accelerate our growth. We currently serve customers in approximately 180 countries and approximately 30% of our bookings as of December 31, 2020 are from outside of the United States. We currently support six languages and we will continue to invest internationally and localize our product offerings. With worldwide internet penetration at 51% versus the United States at 90% according to eMarketer, there is significant growth potential within international markets. We intend to continue to invest in strategic marketing across brand, direct response and unpaid channels in order to deepen overall brand awareness and attract businesses and individuals seeking to establish an online presence.

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Expand and Deepen our Commerce Offerings:   Our comprehensive commerce offerings enable our customers to sell anything online, while also attracting a differentiated set of commerce-oriented brands to our platform. We will continue to expand our commerce capabilities through the development of solutions that enable new ways for our customers to transact online. We also believe that ongoing investment in our partner ecosystem and integrations will allow us to deliver more value to our customers, further increasing adoption of e-commerce functionality. As we continue to scale our platform, both to more use cases and geographically, we intend to integrate partners in extensible commerce functions such as international payments and tax solutions.

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Continued Investment in our Design Platform:   Design is fundamental to us and permeates not just our customer templates but our user experience and marketing messages. We integrate designers with our product and engineering teams from the outset to ensure that we weave our design sensibility into everything we do. We expect to continue to invest in our core design platform and technology to ensure that we maintain our position at the forefront of leading design on the web.

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Deepen Relationships with Existing Customers:   As we continue to innovate and broaden our suite of solutions, we believe that we create significant incremental opportunities to partner with our customers and serve more of their needs. We plan to further invest in offerings that will enable our customers to grow their businesses by using more of our products and features, including online scheduling, exclusive Member Areas and Email Campaigns. We supplement our all-in-one platform with customer service delivered by a global team of in-house product and operations specialists. To serve our worldwide customer base, we are available 24/7/365 through multiple channels of communication including live chat, email and social.

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Promote and Develop our Enterprise Capabilities:   Enterprise customers account for less than 1% of our bookings for the year ended December 31, 2020. Enterprise includes both larger businesses looking to build an online presence and volume customers who may require scalable solutions for many websites. For example, an agriculture e-commerce company relies on our enterprise solutions to power hundreds of websites for independent farmers to market and sell products. We offer dedicated, prioritized support to ensure they are able to fully leverage our all-in-one platform.

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Expand our Experts Community:   Squarespace is host to a large community of experts that build sites for others on our platform. Squarespace Experts are experienced third-party designers and developers, often part of our Circle community, that are vetted by us for their years of experience and quality of work. We believe that this community provides us with a unique marketing channel to address the steadily growing DIFM website development industry. We provide these experts with knowledge, tools and support that they leverage to find clients and grow their businesses. This community also gives us a powerful feedback loop when we are testing new functionality or making adjustments to our platform.

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Opportunistically Pursue Strategic Acquisitions:   We recently completed the acquisition of Tock and previously completed and integrated three strategic acquisitions: Acuity, an end-to-end scheduling service provider, in April 2019; Videolicious, a provider of video creation solutions, in August 2019;

and Unfold, a social toolkit for storytellers, in October 2019. We believe that future strategic acquisitions will enable us to accelerate key platform, product and marketing initiatives, and augment our organic growth strategy.
Our Platform and Products
Our platform brings together a comprehensive set of solutions across presence, commerce and marketing for businesses and independent creators to build a beautiful online presence, grow their brands and manage their businesses across customer touchpoints. Our design excellence, woven throughout our entire platform, provides customers with professional-quality branding and a differentiated digital presence.
Presence
We are a leader in website design and enable businesses and independent creators across industries to grow online and build brands. Our core products include websites, domains and our social product, Unfold, in addition to a number of complementary features such as Google Workspace. We also offer a set of plans for larger customers.
•
Websites:   We offer a comprehensive set of award-winning website templates created by our world-class designers. Our simple and intuitive drag-and-drop solutions enable our customers to build flexible, relevant and easy-to-customize pages with sections that are designed to help bring their ideas to life quickly and beautifully. Our platform provides hundreds of customizable settings, including fonts, custom color palettes and built-in photo editing capabilities, so every website can be made to stand out with just a few clicks.

•
Domains:    Buying a domain with Squarespace is simple and straightforward. We offer a large selection of domains, including the latest top-level domains. Our domain management tools allow customers to do everything from editing their DNS records to forwarding their URL. All of our sites come with the security tools needed to host a growing online presence and automatically provide free domain privacy for all eligible domains.

•
Social (Unfold):   With elevated design collections and intuitive photo and video editing, Unfold helps users create expert-looking stories for social media. As of December 2020, Unfold was the #1 ranked graphics app in the Apple Store in 52 countries, with over one billion stories across 40 million downloads. Unfold also enables businesses to create and manage brand assets on social platforms from a single place and enables stories to be shared to the web. Unfold+ and Unfold for Brands subscriptions offer more advanced experiences, including access to additional collections and features to expand a brand’s storytelling toolkit and the ability to create custom bio sites that connect social followers to a website.

•
Enterprise:   For our larger customers, we offer a set of premium plans combining Squarespace’s most advanced features with dedicated and prioritized support. We provide business solutions spanning from bulk purchase packaging, to custom contracting and payment methods, to premium support tailored to each customer’s needs. We also offer the ability for these customers to secure their accounts using customized Single Sign-On (SSO) providers.

•
Google Workspace (Professional Email):   Professional email on a custom domain is a necessity for our customers who are establishing a brand online. To offer this, we enable our customers to activate Google Workspace on their domains that are hosted by Squarespace. In addition to professional email, Google Workspace customers also get access to Google Calendar, Google Drive, Google Hangouts and more.

Commerce
Squarespace provides tools for customers to transact in the ways that work best for their businesses.
•
Commerce:   Squarespace offers deep e-commerce functionality in our integrated platform. Our easy-to-customize and award-winning designs help our customers sell more by making them look better. Being a true multi-modal commerce platform, we support the sale of physical products, subscriptions, content and services without the need for third-party tools or integrations. Our commerce functionality includes inventory management, product merchandising, customer relationship management, customized purchase confirmation emails, product promotions, gift cards, selling on Instagram and more. We offer secure checkout and enable payment through credit or debit cards via our partnerships with payment processors. Squarespace customers can also sell offline via our Point-of-Sale integration with card reader hardware.
•
Scheduling:   As an add-on to our customers’ websites or as a standalone subscription, Squarespace Scheduling enables businesses to share availability and take bookings for appointments and classes. Scheduling integrates with the most popular calendars and video conference tools and includes customizable communications for appointment confirmations, reminders, follow-ups and intake forms. Consumers can pay online or reschedule appointments with a click, all in one place.

•
Member Areas:   Our customers can create exclusive members-only content and have full control over how to charge for access. As an add-on subscription, Member Areas enables many additional commerce use cases including virtual classes, private podcasts and paid newsletters.

Marketing
As add-ons to our presence and commerce subscriptions, we provide brands with powerful, integrated marketing products and features such as Email Campaigns, SEO and analytics.
•
Email Campaigns:    Our customers can amplify their message and make personal connections with their customers through our Email Campaigns product, which is available as an add-on subscription to their website subscription. Customers can seamlessly use and manage contact lists and drop content and products from their sites into Email Campaigns, giving them quick access to content and keeping their brand consistent between the web and email. Our platform is designed to make it easy to manage a growing audience, with features like smart client lists and easy access to customer profiles, which include things like customer order information.

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SEO:   Every Squarespace website and online store comes optimized to be indexed and found online, with a suite of integrated features and guides that help maximize prominence among search results. Squarespace was the first website builder to integrate directly with Google Search Console, giving our customers a view into how they are being seen and found on Google. Everything on the Squarespace platform is optimized to be found online with no third-party plugins required.

•
Analytics:   We have developed our own custom analytics solution that incorporates data from our website, commerce and email solutions into a single view for our customers. Without an integrated platform, customers would be forced to use multiple third-party tools, resulting in a fragmented view of their data across multiple systems.

Our Technology
Our technology features a modern architecture and a scalable, secure delivery platform that provides support for our global customer base.
Managed Infrastructure:   We take care of site hosting, software upgrades, network connectivity, content delivery network deployment and DNS on behalf of our customers to simplify the complexities of running a modern website.
Scalability:   We are able to process and manage large-scale traffic on our customers’ websites. We process 2.3 billion website views monthly (averaging over 45,000 requests per second) from over one billion unique visitors. Our customers are also insulated from the costs of bandwidth and storage, which are included in an unlimited capacity for all of our customers’ websites.
Resiliency:   We have 99.95% uptime for our products and aim for sub-second latencies for core user experience interactions. Our customers’ websites are hosted with full local and geographic redundancy in the case of infrastructure failures and our dedicated Squarespace operations team monitors incidents 24/7, helping to ensure that we are able to respond to customer incidents in a timely manner.

Security and DDoS Mitigation:   We securely host our customers’ websites and defend against DDoS attacks on their behalf, which have the ability to impact network resources and services of our customers. We regularly run penetration tests against our own infrastructure, testing for security weaknesses.
Automatic Transport Layer Security:   In order to help provide secure browsing experiences, we automatically generate and renew SSL certificates for all websites hosted on our platform for free.
Our Customers
Squarespace serves customers of all sizes across various industries. Our customers range from individuals and small businesses just getting started to some of the world’s most iconic brands. As of December 31, 2020, we had over 3.66 million unique subscriptions on our platform.

CUSTOMER CASE STUDY

High-fashion watchmaker in London that uses meteorites as a raw material.

"We chose Squarespace because it stood out to us as a very easy and reliable way to build a beautiful online store. Our product is unique — watches made from meteorites — and Squarespace has been the perfect way to tell our story. It's a platform we can grow with, now and in the future."

Ormous Watches

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ORMOUS.COM

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CUSTOMER CASE STUDY

Functional and beautiful handmade ceramics from Virginia Beach.

"Squarespace makes it so our email campaigns can seamlessly leverage our website design, our POS can integrate with our online inventory, and our intentional branding stays intact through it all. Also, over 70% of our web traffic comes from mobile devices, so using a platform optimized for that is crucial."

Jars of Dust

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CUSTOMER CASE STUDY

World champion roller skater offering online lessons from Orange County.

"During the pandemic, I turned to Squarespace to start my online business because I wanted to sell products and create a community at the same time. Squarespace helped me organize my email campaigns, sell classes, and set up a member area where I now have over 200 students joining me multiple times a week."

Nicole Fiore

One Membership. Unlimited Classes.
NICOLE FIORE
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One Membership. Unlimited Classes.
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Access to every class provided by Nicole Fiore Old and new!
Join live zoom classes:
Practice (Tuesdays), Skills (Wednesday 5PM PST), Beginner/Intermediate Choreography (Friday 4PM PST), Advanced Choreography (Friday

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MEMBER AREAS

CUSTOMER CASE STUDY

Wilmington, North Carolina craft distillery offering tours, tastings and online commerce.

"Squarespace is user friendly, has excellent tutorials and gives us the ability to grow. The scheduling software is also excellent and integrates seamlessly. We opened our business six weeks before the pandemic and Squarespace has helped us constantly adapt and change the way we serve our customers."

END OF DAYS
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End of Days Distillery

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EOD DISTILLERY
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WILMINGTON
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EOD TEAL ZIP-UP
$45.00
EOD CASTAWAY GIN ZIP-UP
$45.00
CASTAWAY DARK GREY RUM LONG SLEEVE TEE
$29.00
CASTAWAY CORAL RUM LONG SLEEVE TEE
$29.00

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SCHEDULING

Marketing
We employ a full life cycle marketing plan that utilizes a mix of channels to highlight the power of our all-in-one platform and increase awareness of the unique values we offer to our customers to help them manage and grow their brand. These channels include:
Brand
Our marketing efforts are thoughtfully designed to target our core customer at every potential entry point to our platform, from domains to social presence, online stores and enterprise. We showcase our brand in a creative and memorable manner through strategic partnerships that increase customer affinity. For example, our long-term partnership with The Madison Square Garden Entertainment Corp. (“MSG”) has not only resulted in Squarespace becoming the New York Knicks’ first jersey sponsor, but has also provided national exposure during televised games and established prime advertising spots at MSG to local, Squarespace-powered SMBs. Other leading brands we have partnered with include Sesame Workshop, HBO and various design festivals around the world. Developed and executed in-house, we believe our ads showcase the creative talents of our customers in an effective and stand out way, which was recognized when we received the 2017 Emmy award for outstanding commercial. We track the success of our brand advertising by measuring metrics such as growth in brand awareness, organic searches and website landings.
Direct Response
We seek to optimize the efficiency of our direct response marketing spend by setting rigorous cost per acquisition targets. Our in-house programmatic buying team actively seeks out high growth channels such as Instagram and Pinterest to garner extensive reach of potential customers who value design and aesthetics when building their online presence. We also work closely with numerous Podcast hosts and YouTube creators to authentically share our product and brand story, and carefully manage the ad execution and performance at the individual host and creator level to sharpen our direct response marketing efforts.
CRM and Content
We believe that our marketing efforts do not end once we attract potential customers to our website or convert them to paid users. Our primary goal is to support our customers as they grow their businesses and we measure that through customer retention and lifetime value expansion.
We achieve this by content marketing in our own channels to inform existing customers of our latest features and platform updates to drive adoption of solutions that they may not be already subscribed to. Our content marketing also includes webinars, video tutorials and customer Q&As with tips and tricks for customers to be successful entrepreneurs and get the most of their Squarespace subscriptions through insights into our full platform capabilities.
Our targeted marketing efforts have resulted in continued unique subscription growth and increasing bookings over time.
Our marketing and sales expenses were $184.3 million and $260.0 for the years ended December 31, 2019 and 2020, respectively.
Our Employees and Culture
As of December 31, 2020, we had 1,256 full-time employees. Of these employees, 1,115 are located in the United States and 141 are located in the European Union.
We believe our culture serves as a strong competitive advantage, allowing us to build the kind of company that can truly lead a market and continue to innovate for our customers. The development and empowerment of our people are critical to our ability to deliver differentiated and creative solutions to our customers. We are continuously seeking to build an exceptional culture that strives to drive engagement and results in our employees exceeding expectations and directly impacting our success.
Our culture is focused on six core principles:

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Be the Customer.   Developing deep empathy for our customers’ needs, challenges and dreams is critical. We want to provide the same standard of tools and services to our customers that we want for ourselves.

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Design is not a Luxury.   We believe that great design should be available to everyone and we are relentless in our pursuit of great design in everything we do.

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Build the Ideal.   We seek to shape the future of our industry by conceiving of and building game-changing products. To do this, we take bets on big ideas, while also recognizing that pursuit of perfection is a process that requires constant iteration.

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Learn Fast, Act Fast.   We believe that pursuing the fastest path to learning and having a healthy bias to action are keys to our success. We seek to do both whenever possible.

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Protect Creativity.   Ideas can come from anyone or anywhere, but they are fragile and require space to develop and grow. We believe the creative process is critical to our success and we seek to protect it as we develop new directions for our solutions and company.

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Simplify.

We are proud to be recognized for our focus on our people. We have been named a Top 10 New York-based Employer Brand by Hired every year since 2017 and we are Great Place to Work-certified. In 2021, we were recognized as #5 on Comparably’s Best Places to Work in New York list and earned a spot on their list of Best HR Teams. In 2021, the Irish Times also named Squarespace to their Top 10 Best Workplaces in Ireland list. In 2020, Fairygodboss named us to their lists for both Best Companies for Women and Best Tech Companies for Women. Inc’s 2020 Best in Business list recognized us as a General Excellence Winner within the Software category. We’ve consistently been named one of the Built In NYC 100 Best Places to Work In NYC. We were also named one of Fortune’s Top 50 Best Workplaces for Parents in 2017, and as a Top Workplace by The Oregonian in 2015, 2018 and 2019.
Our in-house Customer Operations team (comprising approximately 400 employees across many locations) has won 13 Stevie Awards for outstanding customer service since 2013. We have invested heavily in developing and producing self-help educational resources for customers of various levels of technical sophistication, including guides, video tutorials and webinars, while also offering personalized and timely support through live chat and email.
None of our employees are represented by a labor union or covered by collective bargaining agreements and we have not experienced any work stoppages.
Competition
We believe that the market for providing SaaS-based website design and management software is evolving and highly fragmented.
We face competition from specific providers across the different facets of our business model offering services or products that overlap with parts of our solutions, including:
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Online presence solutions such as Automattic, Wix and Weebly;

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E-commerce solutions such as Shopify and BigCommerce;

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Domain registration and website hosting services such as GoDaddy;

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Email marketing solutions such as MailChimp; and

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Scheduling solutions such as MindBody.

We believe that we compete favorably because of our comprehensive, all-in-one platform, multi-channel commerce capabilities, easy-to-use and design-first solutions and the overall depth and extensibility of our solutions.
Intellectual Property
We rely on a combination of trade secret, trademark, copyright, patent and other intellectual property laws to protect our intellectual property. We also rely on contractual arrangements, such as licenses, assignments and confidentiality agreements and technical measures.

We have been issued federal registrations for trademarks, including “Squarespace” and related stylized marks. We hold domestic and international domain names that include “Squarespace” and similar variations.
We control access to our intellectual property and confidential information through internal and external controls. We require our employees and independent contractors to enter into agreements assigning to us any inventions, trade secrets, works of authorship and other technology and intellectual property created for us and protecting our confidential information. We generally enter into confidentiality agreements with our vendors.
Government Regulations
The legal environment of internet-based businesses, both in the United States and internationally, is evolving rapidly and is often unclear. This ambiguity includes topics such as data privacy and security, pricing, advertising, taxation, content regulation and intellectual property ownership and infringement.
We are subject to several local, state, federal and foreign laws and regulations regarding privacy and data protection. Regulators around the world have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personal information, payment card information or other confidential information of individuals and the FTC and many state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under applicable data security, unfair practices or consumer protection laws. The scope and interpretation of these laws could change and the associated burdens and our compliance costs could increase in the future.
We are also subject to U.S. and foreign laws and regulations that govern or restrict our business and activities in certain countries and with certain persons, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by OFAC, as well as anti-bribery and anti-corruption laws and regulations, including the FCPA and the U.K. Bribery Act.
Legal Proceedings
From time to time, we may be involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, financial condition and results of operations.
Facilities
Our corporate headquarters is located in New York, New York. It covers approximately 165,000 square feet pursuant to an operating lease that expires in 2030. We also have office locations in Dublin, Ireland (approximately 25,000 square feet) as well as Portland, Oregon (approximately 26,000 square feet) and Los Angeles, California (approximately 6,000 square feet) in the United States.

MANAGEMENT
The following table provides information regarding our executive officers and our board of directors:
Name	Age	Position
Anthony Casalena	38	Founder, Chief Executive Officer and Chairperson of the Board
Paul Gubbay	53	Chief Product Officer
Marcela Martin	49	Chief Financial Officer
Courtenay O’Connor	41	General Counsel and Secretary
Andrew Braccia	45	Director
Michael Fleisher	56	Director
Jonathan Klein	60	Director
Liza Landsman	51	Director
Anton Levy	46	Director
Executive Officers
Anthony Casalena is the Founder and Chief Executive Officer of Squarespace, which he started from his dorm room in 2003. During the Company’s early years, Mr. Casalena acted as the sole engineer, designer and support representative for the Squarespace platform. In addition to running the Company and setting overall product strategy, Mr. Casalena remains actively involved in many departments of the Company that he had previously run himself. Anthony holds a B.S. in Computer Science from the University of Maryland. We believe that Mr. Casalena is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Founder and Chief Executive Officer.
Paul Gubbay has served as our Chief Product Officer since July 2020. Prior to joining Squarespace, Mr. Gubbay spent 15 years at Adobe Inc. as Vice President of Design and Web, responsible for a wide span of Adobe’s Creative Cloud products including Illustrator, Indesign, XD and Spark.
Marcela Martin has served as our Chief Financial Officer since November 2020. Ms. Martin has more than 25 years of financial and operations experience at global technology and media companies, most recently as Senior Vice President and Chief Financial Officer of Booking.com B.V. from January 2019 to October 2020. Previously, she spent three years at National Geographic Partners, LLC as Executive Vice President, Chief Financial Officer and Chief Administrative Officer from January 2016 to December 2018. Originally from Argentina, Ms. Martin graduated from the University of Morón with expertise in accounting and received a MBA from the University of Liverpool.
Courtenay O’Connor has served as our General Counsel and Secretary since November 2017. From November 2016 to November 2017, Ms. O’Connor served as our Senior Counsel. From April 2015 to November 2016, Ms. O’Connor served as Deputy General Counsel of Gizmodo Media Group, LLC. Ms. O’Connor holds a J.D. from The University of Michigan Law School and a B.A. from Wellesley College.
Directors
Andrew Braccia has served as a member of our board of directors since July 2010. Since April 2007, Mr. Braccia has been a Partner at Accel. Mr. Braccia serves as a member of the board of directors of Slack Technologies, Inc. and is also a member of the board of directors of several private technology companies. Mr. Braccia holds a B.S. in Business Administration from the University of Arizona. We believe that Mr. Braccia is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our Company, his experience as a director of publicly traded companies and his knowledge of our industry.
Michael Fleisher has served as a member of our board of directors since December 2018. Mr. Fleisher has served as Chief Financial Officer of Wayfair Inc. since October 2013. Mr. Fleisher received a B.S. from the University of Pennsylvania’s Wharton School of Business. We believe that Mr. Fleisher is qualified to serve as a member of our board of directors because of his extensive finance background, including service as Chief Financial Officer of multiple companies, his experience as an executive of publicly traded companies and his knowledge of our industry.
Jonathan Klein has served as a member of our board of directors since July 2010. Mr. Klein led Getty Images as a Co-Founder and Chief Executive Officer for more than 20 years and currently serves as Deputy Chairman of the Board. Mr. Klein also serves on the boards of directors of Etsy, Inc. and as Chairman of the Board of Jumia Technologies AG. He currently serves as a director of multiple private companies and non-profit organizations. Mr. Klein received an LL.M. from the University of Cambridge. We believe that Mr. Klein is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our Company, his experience as a director of several publicly traded companies and his knowledge of our industry.
Liza Landsman has served as a member of our board of directors since December 2018. Ms. Landsman joined New Enterprise Associates (NEA) in 2018, and is currently a General Partner. Prior to joining NEA, Ms. Landsman was President of Jet.com, Inc. where she was a founding member of the executive team and later, following Jet.com’s acquisition, of Walmart Inc.’s U.S. E-commerce leadership team. Ms. Landsman currently serves on the board of directors of Choice Hotels International, Inc. and previously served on the board of directors of Veritiv Corporation. Ms. Landsman received a B.A. from Cornell University. We believe that Ms. Landsman is qualified to serve as a member of our board of directors because of her extensive experience as a board member of publicly traded companies, her business acumen and her knowledge of our industry.
Anton Levy has served as a member of our board of directors since April 2014. Mr. Levy is Co-President, Managing Director and Global Head of Technology investing at General Atlantic. Mr. Levy also serves on General Atlantic’s Management, Investment and Portfolio Committees. Mr. Levy serves as a board observer for certain public companies and as a director, board observer or trustee for several private companies and organizations. Mr. Levy holds a B.S. in Commerce from the University of Virginia and a MBA from Columbia Business School. We believe that Mr. Levy is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our company, his experience as a seasoned investor and as a current and former director of multiple companies and his knowledge of our industry.
Composition of our Board of Directors
Our board of directors is currently composed of six members. Our amended and restated bylaws will provide that the number of directors of our board shall be established from time to time by our board. Mr. Casalena will serve as the chairperson of the board of directors. Mr. Levy has been designated to serve on our board of directors by General Atlantic and Mr. Braccia has been designated to serve on the board of directors by Accel, in accordance with the stockholders’ agreement described in “Certain Relationships and Related Party Transactions — Stockholders’ Agreement.” Our existing stockholders’ agreement will terminate in connection with the effectiveness of the registration statement of which this prospectus forms a part and we will enter into a voting and support agreement with certain of our existing stockholders that will provide certain rights to General Atlantic. See also “Description of Capital Stock — Voting and Support Agreement” for additional information regarding these rights.
Director Independence
Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Andrew Braccia, Michael Fleisher, Jonathan Klein, Liza Landsman and Anton Levy are each an “independent director,” as defined under the rules of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the listing requirements of the NYSE, in the case of members of the audit committee and compensation committee, our board of directors made an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by the SEC and the NYSE.
There are no family relationships among any of our directors or executive officers.
Committees of the Board of Directors
Our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below.
Audit Committee
Our audit committee will be responsible for, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm its independence from management;

•
reviewing with our independent registered public accounting firm the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•
overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing our policies on risk assessment and risk management;

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reviewing related person transactions; and

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establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee will consist of Michael Fleisher, Liza Landsman and Anton Levy, with Michael Fleisher serving as chair. Rule 10A-3 under the Exchange Act and the NYSE rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Michael Fleisher, Liza Landsman and Anton Levy each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the NYSE rules. Each member of our audit committee also meets the financial literacy requirements of the NYSE listing standards. In addition, our board of directors has determined that Michael Fleisher, Liza Landsman and Anton Levy each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, to be effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, which will be available on our principal corporate website at www.squarespace.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee
Our compensation committee will be responsible for, among other things:
•
reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

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overseeing our compensation and employee benefit plans; and

•
appointing and overseeing any compensation consultants.

Our compensation committee will consist of Jonathan Klein, Anton Levy  and Andrew Braccia, with Jonathan Klein serving as chair. Our board has determined that Jonathan Klein, Anton Levy and Andrew Braccia each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules. All members of our compensation committee are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, to be effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, which will be available on our principal corporate website at www.squarespace.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
evaluating the overall effectiveness of our board of directors and its committees; and

•
reviewing developments in corporate governance compliance and developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee will consist of Liza Landsman, Michael Fleisher and Jonathan Klein, with Liza Landsman serving as chair. Our board has determined that Liza Landsman, Michael Fleisher and Jonathan Klein each meet the definition of “independent director” for purposes of serving on the nominating and corporate governance committee under the NYSE rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, to be effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, which will be available on our principal corporate website at www.squarespace.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Our board of directors may, from time to time, establish other committees.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Indemnification and Insurance
We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with all of our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock — Limitation on Liability of Directors and Indemnification.”
Code of Conduct and Ethics
We will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, our code of business conduct and ethics will be posted on our principal corporate website at www.squarespace.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION
This section sets forth the compensation of our named executive officers (“NEOs”) prior to the effectiveness of the registration statement of which this prospectus forms a part, and is presented based on the reduced executive compensation disclosure requirements applicable to emerging growth companies. Our NEOs for the year ended December 31, 2020 are as follows:
•
Anthony Casalena, Chief Executive Officer;

•
Marcela Martin, Chief Financial Officer; and

•
Paul Gubbay, Chief Product Officer.

Summary Compensation Table for 2020
The following table provides information regarding the compensation earned by our NEOs for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Anthony Casalena Chief Executive Officer	2020	650,000	—	—	475,336(4)	1,125,336
Marcela Martin Chief Financial Officer	2020	104,167	200,000	2,900,012	157,668(5)	3,361,847
Paul Gubbay Chief Product Officer	2020	260,417	525,000	2,700,017	2,768(6)	3,488,202

(1)
Amounts shown in this column reflect the annual base salary earned by the NEO in respect of 2020. Ms. Martin commenced employment with us on November 1, 2020 and Mr. Gubbay commenced employment with us on July 27, 2020.

(2)
Amounts shown in this column represent the portion of the sign-on bonuses paid to each of Ms. Martin and Mr. Gubbay in connection with their commencement of employment with the Company in 2020.

(3)
Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the equity awards granted to the NEO in 2020. For a summary of the assumptions used in the valuation of these equity awards, please see Note 17 to our audited financial statements included in this prospectus. These equity awards are described in greater detail in the section entitled “— Elements of Compensation — Equity Awards” below.

(4)
Amount shown in this column for Mr. Casalena represents (a) the approximate aggregate incremental cost to the Company of $473,550 in respect of the provision of security services, (b) 401(k) matching contributions of $1,084 and (c) Company-paid premiums of $702 for group term life insurance. While we believe that the provision of security services did not provide a personal benefit to Mr. Casalena, and instead represented reasonable and necessary business expenses for the benefit of the Company to ensure the safety and protection of Mr. Casalena, we have included the approximate aggregate incremental cost to the Company of providing these services in this table in accordance with applicable SEC disclosure rules.

(5)
Amount shown in this column for Ms. Martin represents (a) cash payments and expense reimbursements of $157,522 in connection with her relocation to the Company’s New York office and (b) Company-paid premiums of $147 for group term life insurance.

(6)
Amount shown in this column for Mr. Gubbay represents (a) 401(k) matching contributions of $2,020 and (b) Company-paid premiums of $748 for group term life insurance.

Elements of Compensation
Our NEOs were provided with the following primary elements of compensation in 2020:
Base Salaries
Each of our NEOs received a fixed base salary from the Company in respect of 2020. The base salary payable to each NEO is reviewed on an annual basis and is determined taking into account numerous relevant factors, including (a) the individual’s qualifications, experience, scope of responsibilities and geographic location, (b) compensation amounts paid to similarly situated executives at peer companies, (c) the individual’s historical compensation level and (d) internal pay positioning.
The 2020 base salaries for our NEOs were as follows: (a) $650,000 for Mr. Casalena, (b) $625,000 for Ms. Martin and (c) $600,000 for Mr. Gubbay.
Annual Bonuses
We did not provide annual cash bonus payments to our NEOs or other employees with respect to 2020. We have a compensation philosophy that is focused on driving long-term, sustainable business value and leveraging compensation elements that are heavily weighted towards long-term employee retention and the creation of a “business ownership” mindset for our NEOs and other employees, and we believe that we are able to accomplish those goals through the payment of base salaries, the granting of equity award grants and the provision of employee benefits without the need for separate annual cash bonus payments. While we have not historically provided annual cash bonus payments to our NEOs or other employees, we may do so in the future if we think it is necessary to ensure that our overall compensation program remains competitive with our peers.
Sign-On Bonuses
We agreed to provide cash sign-on bonuses to each of Ms. Martin and Mr. Gubbay in connection with their initial hiring by the Company during 2020 as an incentive for them to accept employment with the Company.
The amount of the bonus is $400,000 for Ms. Martin and $1,000,000 for Mr. Gubbay. The portion of the bonuses listed in the “Summary Compensation Table for 2020” above were paid shortly after their commencement of employment, while the remainder was paid on March 31, 2021 for Ms. Martin and on January 29, 2021 for Mr. Gubbay, subject to their continued employment through the payment date. In addition, the sign-on bonuses are subject to repayment to the Company in whole or in part if the NEO either voluntarily terminates employment with the Company or is terminated by the Company for cause within two years following commencement of employment. We believe that these additional conditions on payment for the sign-on bonuses also provide an additional retention incentive for the Company.
Equity Awards
We granted restricted stock unit awards relating to shares of our Class A common stock to each of Ms. Martin and Mr. Gubbay in connection with their initial hiring by the Company during 2020 under our 2017 Equity Incentive Plan (the “ 2017 Plan”). These restricted stock unit grants were provided to them to align their interests with those of our stockholders and to serve as an additional retention incentive. Ms. Martin received a total of 61,480 restricted stock units and Mr. Gubbay received a total of 55,797 restricted stock units. These restricted stock units will vest in annual installments over a four-year period following the recipient’s date of hire, with 15% vesting shortly after the first anniversary of the date of hire, 25% vesting shortly after the second anniversary of the date of hire and 30% vesting shortly after each of the third and fourth anniversaries of the date of hire, subject to the recipient’s continued employment with the Company through the applicable vesting date.
Mr. Casalena did not receive any equity award grants in 2020.
Additional information regarding outstanding equity awards held by each of our NEOs is described in greater detail in the section entitled “— Outstanding Equity Awards at Fiscal Year End for 2020” below.

Employee Benefit Plans
Our NEOs participate on the same basis as our employees generally in a broad-based defined contribution retirement plan that provides our employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986 (the “Code”). We currently make matching contributions into the 401(k) plan on behalf of participants equal to 100% on participant contributions up to 3% of their compensation and 50% on participant contributions up to an additional 2% of their compensation. Participants are immediately and fully vested in their voluntary contributions and all matching contributions.
Our NEOs are also eligible to participate in our other broad-based employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as our employees generally.
Outstanding Equity Awards at Fiscal Year End for 2020
The following table sets forth information regarding outstanding stock awards held by our NEOs as of December 31, 2020.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Anthony Casalena	4,460,858(2)	218,582,042
Marcela Martin	61,480(3)	3,012,520
Paul Gubbay	55,797(4)	2,734,053

(1)
Amounts in this column are determined with reference to the value of a share of our Class A common stock and Class B common stock as of December 31, 2020.

(2)
The award listed in this column represents a grant of shares of our Class B common stock that was originally made to Mr. Casalena on August 22, 2017, as amended on August 24, 2020. While Mr. Casalena elected to pay the compensation taxes associated with these shares at the time of grant in 2017 and the shares are reflected as outstanding shares of stock held by Mr. Casalena, the award remains subject to forfeiture if certain liquidity events with respect to the Company, including the sale of our Class A common stock hereunder, do not occur on or before August 22, 2021, or if Mr. Casalena voluntarily terminates his employment before the occurrence of one of those events. As a result, we have included the award in this column in order to ensure compliance with applicable SEC disclosure rules.

(3)
The award listed in this column represents a grant of restricted stock units that was made to Ms. Martin on November 25, 2020. These restricted stock units are subject to vesting as follows: (a) 15% on November 20, 2021, (b) 25% on November 20, 2022, (c) 30% on November 20, 2023 and (d) 30% on November 20, 2024, subject to continued employment through the applicable vesting date.

(4)
The award listed in this column represents a grant of restricted stock units that was made to Mr. Gubbay on August 26, 2020. These restricted stock units are subject to vesting as follows: (a) 15% on August 20, 2021, (b) 25% on August 20, 2022, (c) 30% on August 20, 2023 and (d) 30% on August 20, 2024, subject to continued employment through the applicable vesting date.

Employment Agreements
The following is a description of our employment agreements with our NEOs.
Agreement with Mr. Casalena
We entered into an employment agreement with Anthony Casalena, our Founder and Chief Executive Officer, on April 15, 2021, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.
The employment agreement provides that Mr. Casalena will receive an annual base salary of $1. The base salary is subject to periodic review by our compensation committee, but we do not expect that the salary will be modified prior to the fifth anniversary of the date the effectiveness of the registration statement of which this prospectus forms a part. The employment agreement does not provide for any severance payments or benefits upon a termination of Mr. Casalena’s employment.

Agreement with Ms. Martin
We entered into an employment agreement with Ms. Martin, our Chief Financial Officer, on August 18, 2020, in connection with her commencement of employment with the Company. Pursuant to her employment agreement, Ms. Martin is entitled to an annual base salary of $625,000 and a one-time signing bonus of $400,000, which is described in more detail in “— Elements of Compensation — Sign-On Bonuses” above.
The employment agreement provides for payment and reimbursement of certain relocation expenses in connection with Ms. Martin’s relocation to our New York office. These relocation expenses are subject to repayment if Ms. Martin voluntarily terminates her employment with the Company for any reason or is terminated by the Company for “cause” (as defined in the employment agreement) on or before the one year anniversary of her relocation date.
The employment agreement provides that if Ms. Martin’s employment with the Company is terminated without cause, or she resigns for “good reason” (as described below), she will receive the following severance benefits: (a) continued payment of six months of base salary, (b) payment of COBRA premiums to continue coverage for up to six months following termination and (c) if the termination occurs during the period beginning three months prior to, and ending 12 months following, a change in control, then her then-unvested equity awards will be deemed immediately vested as of the date of such termination.
For this purpose “good reason” means resignation by Ms. Martin generally due to (a) any reduction of her base salary by more than 10% (other than a general reduction that affects all comparable employees of the Company), (b) a material reduction in her duties or (c) a change in the geographic location at which she must perform services to a facility or location of 50 miles or more from her current office location.
Agreement with Mr. Gubbay
We entered into an employment agreement with Mr. Gubbay, our Chief Product Officer, on June 9, 2020, in connection with his commencement of employment with the Company. Pursuant to his employment agreement, Mr. Gubbay is entitled to an annual base salary of $600,000 and a one-time signing bonus of $1 million, which is described in more detail in “— Elements of Compensation — Sign-On Bonuses” above.
The employment agreement provides for payment and reimbursement of certain relocation expenses in connection with Mr. Gubbay’s relocation to our New York office so long as the relocation occurs within two years following his commencement of employment. Any of these relocation expenses that he ultimately receives are subject to repayment if Mr. Gubbay voluntarily terminates his employment with the Company for any reason or is terminated by the Company for “cause” (as defined in the employment agreement) on or before the one year anniversary of his relocation date.
The employment agreement provides that if Mr. Gubbay’s employment with the Company is terminated without cause, or he resigns for “good reason” (as described below), he will receive the following severance benefits: (a) continued payment of six months of base salary, (b) payment of COBRA premiums to continue coverage for up to six months following termination and (c) if the termination occurs during the period beginning three months prior to, and ending 12 months following, a change in control, then his then-unvested equity awards will be deemed immediately vested as of the date of such termination.
For this purpose “good reason” means resignation by Mr. Gubbay generally due to (a) any reduction of his base salary by more than 10% (other than a general reduction that affects all comparable employees of the Company), (b) a material reduction in his duties or (c) a change in the geographic location at which he must perform services to a facility or location of 50 miles or more from his current office location.
Equity Award Grants
Anthony Casalena Long-Term Performance Award
Overview
On April 15, 2021, our board of directors granted a long-term performance-based restricted stock unit award under our 2017 Equity Incentive Plan to Anthony Casalena, our Founder and Chief Executive Officer,

which provides Mr. Casalena with the ability to earn up to 2,750,000 shares of our Class A common stock (the “Casalena Performance Award”). The Casalena Performance Award is subject to vesting based upon the achievement of meaningful stock price targets and the satisfaction of service conditions, each as described in more detail below.
Our board of directors, in consultation with our independent compensation consultant, considered many factors in determining whether to grant the Casalena Performance Award and the size and terms of the Casalena Performance Award, including (i) Mr. Casalena’s significant ownership interest in the Company but absence of any incentive awards that would be unvested following the effectiveness of the registration statement of which this prospectus forms a part, (ii) the need to provide meaningful incentives for Mr. Casalena to help ensure he will continue serving as our Chief Executive Officer and thereby continue to use his experience and vision to drive our ongoing success in a manner aligned with the long-term interests of our stockholders and (iii) market data for similarly situated executives at comparable companies, including other individuals serving in a founder and chief executive officer role at the time of an initial public offering.
We expect that the Casalena Performance Award will serve as Mr. Casalena’s sole form of cash and equity compensation from the Company, other than a $1 annual base salary, through the fifth anniversary of the effectiveness of the registration statement of which this prospectus forms a part. We do not currently intend to provide Mr. Casalena with any additional base salary, cash incentive awards or equity awards during this five-year period.
Performance Conditions
The Casalena Performance Award is eligible to vest based on our achievement of specified stock price targets during the period beginning upon the effectiveness of the registration statement of which this prospectus forms a part and ending on the fifth anniversary of the grant date (the “Performance Period”). The Casalena Performance Award is divided into ten equal tranches that are eligible to vest based on our achievement of ten different and steadily increasing stock price targets, each of which will be deemed to have been achieved when the average closing price of a share of our Class A common stock on the trading days over any consecutive 30 calendar day period during the Performance Period equals or exceeds the applicable stock price goal.
The applicable stock price targets are as follows:
Company Stock Price Target	Cumulative Number of Shares to Vest
$105.00	275,000
$140.00	550,000
$175.00	825,000
$210.00	1,100,000
$245.00	1,375,000
$280.00	1,650,000
$315.00	1,925,000
$350.00	2,200,000
$385.00	2,475,000
$420.00	2,750,000
If the average closing price of a share of our Class A common stock on the trading days over any consecutive 30 calendar day period during the Performance Period does not equal or exceed $105.00, then none of the shares subject to the Casalena Performance Award will become eligible to vest. The applicable stock price targets and the number of shares that are eligible to vest in respect of the Casalena Performance Award are subject to adjustment to reflect any mergers, consolidations, reorganizations, stock dividends, stock splits or similar transactions or events that impact our Class A common stock in accordance with the terms of our 2017 Equity Incentive Plan.

We believe that the Casalena Performance Award will provide an additional level of meaningful alignment between Mr. Casalena and our stockholders generally, since the Casalena Performance Award will only become eligible to vest if the Company achieves stock price targets over a five year period following the grant date that would result in returns to our stockholders that significantly exceed those generally applicable to our peer companies and the equity markets generally.
Service Conditions
In order to vest in any shares subject to the Casalena Performance Award for which the applicable stock price target has been achieved, Mr. Casalena must also meet a service condition based on his continued employment with the Company following the grant date.
The terms of the Casalena Performance Award provide that Mr. Casalena will satisfy the service condition with respect to 25% of the total shares subject to the Casalena Performance Award on each of the first four anniversaries of the grant date subject to Mr. Casalena’s continued employment through the applicable service vesting date. The shares subject to the Casalena Performance Award will become vested on the date that both the applicable performance condition and the applicable service condition have been satisfied. As a result of the service condition, Mr. Casalena will not become eligible to vest in the full amount of the shares subject to the Casalena Performance Award until the fourth anniversary of the grant date, even if the maximum stock price target described above is achieved before that date.
Termination and Change in Control Provisions
The Casalena Performance Award further provides that if Mr. Casalena’s employment is terminated as a result of Mr. Casalena’s death or “disability” or if Mr. Casalena’s employment is terminated by us without “cause” or by Mr. Casalena for “good reason”, in each case, prior to the fourth anniversary of the grant date, then all of the shares for which the applicable stock price targets have been achieved as of the date of such termination will immediately vest. The terms “disability”, “cause” and “good reason” are each defined in the applicable award agreement governing the Casalena Performance Award.
The Casalena Performance Award also provides that if a “change in control” (as defined in our 2017 Equity Incentive Plan) occurs prior to the fifth anniversary of the grant date, then the number of shares that will become eligible for vesting (in addition to any shares already eligible for vesting) in respect of the achievement of the applicable stock price targets will be based on the per-share price of a share of our Class A common stock payable in connection with the applicable transaction, with linear interpolation applied if the per-share price is between the applicable stock price target amounts listed in the table above. Any such shares that are or become eligible for vesting will remain subject to the applicable service condition following the transaction, but will vest in full if Mr. Casalena’s employment terminates prior to the fourth anniversary of the grant date as a result of his death or disability or a termination by us without cause or by Mr. Casalena for good reason.
Accounting Treatment
We estimated the grant date fair value of the Casalena Performance Award using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the applicable stock price targets may not be satisfied. The weighted-average grant date fair value of the Casalena Performance Award was estimated to be $30.71 per Class A common share, and we estimate that we will recognize total stock-based compensation of approximately $84.5 million. We will recognize the fair value of the award as compensation expense using the accelerated attribution method over the longer of (i) the period of time the market condition for each tranche is expected to be met (i.e., the derived service period) or (ii) the service vesting condition of four years.
Marcela Martin Restricted Stock Unit Award
On March 19, 2021, our compensation committee granted a restricted stock unit award relating to 4,867 shares of our Class A common stock to Marcela Martin, our Chief Financial Officer, under the 2017 Plan (the “Martin RSU Award”). The Martin RSU Award will vest in equal 25% installments on May 20 of each of 2022, 2023, 2024 and 2025, subject to Ms. Martin’s continued employment with us through the applicable vesting date.
The compensation committee, in consultation with our independent compensation consultant, determined to grant the award to Ms. Martin (i) in recognition of her efforts in connection with our transition to a publicly traded company, (ii) to help ensure her continued employment with us as our Chief Financial Officer by requiring that she remain employed in order for the Martin RSU Award to become vested and (iii) to further align her interests with those of our stockholders.
2021 Equity Incentive Plan
Our board of directors adopted the Squarespace, Inc. 2021 Equity Incentive Plan on March 25, 2021 (the “2021 Plan”). Our 2021 Plan is a new plan and is not a successor to and is not a continuation of the 2017 Plan. The 2021 Plan will become effective upon, and no stock awards will be granted under the 2021 Plan until, the date immediately preceding the date of the effectiveness of the registration statement of which this prospectus forms a part, subject to prior stockholder approval. Upon the 2021 Plan’s effectiveness, no further grants will be made under the 2017 Plan.
Stock Awards
Our 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates.
Authorized Shares
Initially, the maximum number of shares of Class A common stock that may be issued under our 2021 Plan after it becomes effective will be 19,250,000 shares, as increased on January 1 of each fiscal year of the Company beginning on January 1, 2022 by a number of shares of Class A common stock equal to 5% of the aggregate number of shares of all classes of our common stock outstanding on December 31st of the immediately preceding calendar year. The maximum number of shares of our Class A common stock that may be issued on the exercise of ISOs under our 2021 Plan is 19,250,000 shares.
Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2021 Plan. If any shares of Class A common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us due to certain specified events, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2021 Plan.
The maximum number of shares of Class A common stock subject to stock awards granted under the 2021 Plan or otherwise during any one calendar year to any non-employee director for service on our board of directors, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $1,500,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Plan Administration
Our board of directors, or committee or committees thereof, administers the 2021 Plan and is referred to as the “plan administrator” herein. The board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards, and to the extent permitted by applicable law, the terms of such stock awards and (2) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options
ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan; provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of 90 days following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder’s estate or a person who acquired the right to exercise the option by bequest or inheritance may generally exercise any vested options for a period of 12 months following the date of death. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Class A common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our Class A common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.
Tax Limitations on ISOs
The aggregate fair market value, determined at the time of grant, of our Class A common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards
Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in exchange for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition.
Stock Appreciation Rights
Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than disability or death, the participant may generally exercise any vested stock appreciation right for a period of 90 days following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant’s estate or a person who acquired the right to exercise the stock appreciation right by bequest or inheritance may generally exercise any vested stock appreciation right for a period of 12 months following the date of death. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
The 2021 Plan permits the grant of performance-based stock and cash awards. Our board of directors may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.
The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) user satisfaction; (39) the number of users, including unique users; (40) budget management; (41) partner satisfaction; (42) entry into or completion of strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (43) other measures of performance selected by the board of directors.
The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Our board of directors is authorized at any time in its sole discretion, to adjust the calculation of a performance goal as it determines to be necessary or appropriate in its sole discretion, including without limitation: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our Class A common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.
Our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the stock award agreement or the written terms of a performance cash award.
Other Stock Awards
The plan administrator may grant other awards based in whole or in part by reference to our Class A common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Changes to Capital Structure
In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, an equitable substitution or proportionate adjustment will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, (4) the class and maximum number of shares that may be awarded to any non-employee director, (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards and (6) the performance goals or measures applicable to any award.
Section 280G
Pursuant to the 2021 Plan, we may reduce any payments and benefits that constitute “parachute payments” subject to the excise tax imposed by Section 4999 of the Code such that no portion of such amounts will be subject to the excise tax under Section 280G of the Code (if, and to the extent, such reduction would result in a greater after-tax return to the participant than receiving all of the payments and benefits and paying the resulting excise tax).
Corporate Transactions
Our 2021 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:
•
arrange for the assumption, continuation or substitution of a stock award by a successor corporation;

•
arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•
accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•
arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or

•
make a payment equal to the excess, if any, of (A) the value of the property the participant would have received upon the vesting, settlement or exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.
Under the 2021 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction or (4) a merger or consolidation where we do survive the transaction but the shares of our Class A common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control
In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2021 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant. Under the 2021 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, (4) a complete dissolution or liquidation of the company or (5) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date the 2021 Plan is adopted by the board of directors, or the incumbent board, or whose nomination, appointment or election was not approved by a majority of the incumbent board still in office.
Plan Amendment or Termination
Our board of directors has the authority to amend, suspend or terminate our 2021 Plan; provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No awards may be granted after the tenth anniversary of the effective date of the 2021 Plan and no incentive stock options may be granted after the tenth anniversary of the date our board of directors approves our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.
2021 Employee Stock Purchase Plan
Our board of directors adopted the Squarespace, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) on March 25, 2021. The ESPP will become effective upon, and no purchases will be made under the ESPP until, the date immediately preceding the date of the effectiveness of the registration statement of which this prospectus forms a part, subject to prior stockholder approval. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our related corporations. The ESPP qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees.

Share Reserve
Following the effectiveness of the registration statement of which this prospectus forms a part, the ESPP authorizes the issuance of shares of our Class A common stock under purchase rights granted to our employees or to employees of our related corporations. The aggregate number of shares of Class A common stock that may be issued under the ESPP will be equal to 2% of the aggregate number of shares of all classes of our common stock outstanding as of the effective date, as increased on January 1 of each fiscal year of the Company beginning on January 1, 2022 by a number of shares equal to the lesser of (i) 1% of the total number of shares of all classes of our common stock outstanding on December 31 of the immediately preceding calendar year and (ii) 1,375,000 shares. Notwithstanding the foregoing, the board of directors may act prior to January 1 of a given year to provide that there will be no January 1 increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares than would otherwise occur. As of the date hereof, no shares have been purchased under the ESPP.
Administration
Our board of directors administers the ESPP and may delegate its authority to administer the ESPP to committees or subcommittees of the board of directors. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions
Generally, eligible employees employed by us or our related corporations, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined by the board of directors in each offering) for the purchase of our Class A common stock under the ESPP. Notwithstanding the foregoing, the board of directors may provide in an offering that employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
The purchase price of shares of Class A common stock acquired pursuant to purchase rights will be determined by the board of directors with respect to each offering and will not be less than the lesser of: (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase.
Limitations
Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year or (3) continuous employment with us or one of our related corporations for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our Class A common stock based on the fair market value per share of our Class A common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.
Changes to Capital Structure
In the event that a change in our capital structure occurs through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make an equitable substitution or proportionate adjustment with respect to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions
In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately.
Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our Class A common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
ESPP Amendment or Termination
Our board of directors has the authority to amend or terminate our ESPP; provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements. Unless earlier terminated in accordance with the ESPP, the ESPP will terminate on the tenth anniversary of the effective date.
Share Ownership Guidelines
The compensation committee of our board of directors adopted the Squarespace, Inc. Share Ownership Guidelines on March 25, 2021 to become effective upon the date immediately preceding the date of the effectiveness of the registration statement of which this prospectus forms a part.
Our share ownership guidelines apply to all our employees at the level of senior vice president or above and the non-employee members of our board of directors who receive compensation from us for their service as members of the board of directors. Applicable employees and directors are expected to accumulate and hold a number of shares of our Class A common stock with a value equal to the applicable multiple set forth below multiplied by: (i) an employee’s annual base salary, (ii) an employee’s market median salary in an amount determined by us for the employee if the employee receives a nominal base salary or (iii) the non-employee director’s annual board compensation, excluding any lead director and committee cash retainers (described in greater detail in the section entitled “—Director Compensation Following the Listing of our Class A Common Stock on the NYSE” below).
Title	Ownership Guideline
Chief Executive Officer	6x
Senior Vice President and Above	1x
Non-Employee Director	1x
Employees and directors subject to the share ownership guidelines are expected to achieve the applicable level of ownership by the fifth anniversary of the effective date of the share ownership guidelines, or within five years of becoming subject to the share ownership guidelines.
Director Compensation
Our director compensation policy provides for an annual cash retainer of $40,000 to each of our non-employee directors for their service on the board. In addition, our director compensation policy provides for an additional annual cash retainer of $20,000 to any individual serving as our lead independent director or chair of the audit committee or compensation committee and $10,000 to any individual serving as the chair of the nominating and corporate governance committee. These annual cash payments are made in equal quarterly installments in arrears and are pro-rated for any partial quarters.
Our director compensation policy further provides for an annual grant of restricted stock units relating to shares of our Class A common stock for our non-employee directors with an aggregate grant date value of $170,000 on the date of each annual meeting of the Company’s stockholders, which vests in full on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.
In addition, our director compensation policy provides for an initial grant of restricted stock units relating to shares of our Class A common stock for our non-employee directors with an aggregate grant date value of $250,000 when an individual is elected or appointed to the board of directors for the first time. The initial grant of restricted stock units will vest in equal 1/3 installments on the first, second and third anniversary of its date of grant, subject to the director’s continued service through the applicable vesting date. Upon a change in control, all outstanding restricted stock units held by each director will vest in full.
Director Compensation Table for 2020
The following table summarizes the total compensation paid to or earned by our non-employee directors in 2020.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Jonathan Klein	40,000	169,987	209,987
Liza Landsman	40,000	169,987	209,987
Michael Fleisher	60,000	169,987	229,987

(1)
Messrs. Braccia and Levy, our other non-employee directors, did not receive any compensation from us for their service on the board of directors during 2020 and have therefore not been included in the table.

(2)
The amounts in this column represent the annual cash retainer payments made to each individual in respect of 2020.

(3)
Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of a grant of 6,084 restricted stock units relating to shares of our Class A common stock that was made on June 30, 2020 and will vest on June 30, 2021, subject to continued service through the vesting date. For a summary of the assumptions used in the valuation of these equity awards, please see Note 17 to our audited financial statements included in this prospectus.

(4)
As of December 31, 2020, in addition to the 6,084 restricted stock units granted on June 30, 2020 described in the previous footnote that are subject to vesting on June 30, 2021, Ms. Landsman holds 5,783 restricted stock units that will vest on December 10, 2021 and Mr. Fleisher holds 5,783 restricted stock units that will vest on December 10, 2021.

Director Compensation Following the Listing of our Class A Common Stock on the NYSE
The compensation committee of our board of directors adopted the Squarespace, Inc. Non-Employee Director Compensation Policy on March 25, 2021 to become effective upon the date immediately preceding the date of the effectiveness of the registration statement of which this prospectus forms a part.
The non-employee director compensation policy provides for an annual cash retainer of (i) $20,000 to any individual serving as our lead independent director or chair of the audit committee or compensation committee, (ii) $10,000 to any individual serving as the chair of the nominating and corporate governance committee, (iii) $10,000 to any member of the audit committee or compensation committee and (iv) $5,000 to any member of the nominating and corporate governance committee. These annual cash payments are made in equal quarterly installments in arrears and are pro-rated for any partial quarters.
Our non-employee director compensation policy further provides for an annual grant of restricted stock units relating to shares of our Class A common stock for our non-employee directors with an aggregate grant date value of $250,000. The grant will be made on the date of each annual meeting of our stockholders and will vest in full on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

Upon a change in control, all outstanding restricted stock units held by each non-employee director will vest in full, subject to the director’s continued service until immediately prior to the change in control. Pursuant to our non-employee director compensation policy, we will reimburse each non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board meetings and meetings of any committee of the board or directors. Our board of directors (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate our non-employee director compensation policy, and the decisions of our board of directors will be final and binding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, since January 1, 2018 to which we were a party or will be a party, in which:
•
the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock, or any members of the immediate family of or any entity affiliated with any such person, had or will have a direct or indirect material interest.

Stockholders’ Agreement
We are party to an amended and restated stockholders agreement, dated as of March 15, 2021 (the “Existing Stockholders’ Agreement”), with certain of our existing stockholders, including certain of our directors and executive officers and beneficial owners of more than 5% of a class of our capital stock. Pursuant to the Existing Stockholders’ Agreement, we have a right to purchase shares of our capital stock which certain stockholders, including certain of our directors and executive officers and beneficial owners of more than 5% of a class our capital stock, propose to sell to other parties. From time to time, we have waived our right of first refusal with respect to such sales.
In connection with the effectiveness of the registration statement of which this prospectus forms a part, the Existing Stockholders’ Agreement will terminate and we will enter into a voting and support agreement with certain of our existing stockholders that will provide certain rights to General Atlantic. See “Description of Capital Stock — Voting and Support Agreement” for additional information regarding these rights.
Registration Rights Agreement
In connection with the effectiveness of the registration statement of which this prospectus forms a part, we will have a registration rights agreement with certain of our existing stockholders, including certain of our directors and executive officers and beneficial owners of more than 5% of a class of our capital stock, that will provide them with certain rights with respect to the registration of their shares of common stock. See “Description of Capital Stock — Registration Rights” for additional information regarding these registration rights.
Indemnification Agreements
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify our directors and executive officers to the fullest extent permitted by law. We have entered into indemnification agreements with all of our directors and executive officers. See “Description of Capital Stock — Limitation on Liability of Directors and Indemnification.”
Private Placement
In March 2021, we issued and sold in the Private Placement an aggregate of 4,452,023 shares of our Class C common stock at a purchase price of approximately $68.42 per share for aggregate gross proceeds of $304.6 million. The following table summarizes purchases of Class C common stock in the Private Placement by our directors, executive officers and beneficial holders of more than 5% of our outstanding capital stock:
Stockholder	Aggregate Purchase Price ($)
Entities affiliated with Accel	40,000,003
Entities affiliated with General Atlantic	40,000,003

Stock Repurchase
In December 2019, we repurchased 11,478 shares of Class A common stock, 591,177 shares of Class B common stock, 3,568,514 shares of Series A-1 redeemable convertible preferred stock, 8,348,512 shares of Series A-2 redeemable convertible preferred stock and 1,754,380 shares of Series B redeemable convertible preferred stock from existing stockholders for an aggregate purchase price of $350.0 million. The following table summarizes our stock repurchases from our directors, executive officers and beneficial holders of more than 5% of our outstanding capital stock:
Stockholder	Aggregate Purchase Price ($)
Anthony Casalena	96,810,428
Johnathan Klein	4,145,940
Entities affiliated with Accel	60,505,503
Entities affiliated with General Atlantic	108,348,829
Entities affiliated with Index Ventures	78,868,580
Tender Offer
In November 2019, as part of a cash tender offer to all current employees at the time, we repurchased 34,104 shares of Class A common stock and 1,779,290 shares of Class B common stock for an aggregate purchase price of $44.5 million, which included repurchases from Courtenay O’Connor, our General Counsel, as well as from our former Chief Financial Officer.
Common Stock Purchase Agreement
In December 2018, we entered into a Class A Common Stock Purchase Agreement with Michael Fleisher, a member of our board of directors, pursuant to which Mr. Fleisher purchased 17,350 shares of our Class A common stock for an aggregate purchase price of $250,014.
Our Policy Regarding Related Party Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for companies having common stock that is listed on the NYSE. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that meets the disclosure requirements set forth in Item 404 under the Securities Act, in which we were or are to be a participant and in which a “related person,” as defined in Item 404, had, has or will have a direct or indirect material interest.

PRINCIPAL AND REGISTERED STOCKHOLDERS
The following table sets forth:
•
certain information with respect to the beneficial ownership of our common stock as of March 31, 2021 by:

•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each person known by us to be the beneficial owner of more than 5% of any class of our voting securities; and

•
the number of shares of Class A common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the NYSE at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur. See “Plan of Distribution.”
This prospectus registers for resale shares of Class A common stock that are held by certain Registered Stockholders that include (i) our affiliates and certain other stockholders with “restricted” securities under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days, and (ii) our current and former non-executive officers who acquired shares from us within the prior 12 months from the date of any proposed sale under Rule 701 and hold “restricted” securities under the applicable securities laws and regulations. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus.
Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders may sell all, some or none of the shares of Class A common stock covered by this prospectus, we cannot determine the number of such shares of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of Class A common stock that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Class A common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.
After the listing of our Class A common stock on the NYSE, certain of the Registered Stockholders are entitled to registration rights with respect to their shares of Class A common stock, Class B common stock and Class C common stock, as described in “Description of Capital Stock — Registration Rights.”
We currently intend to use our reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders. However, we have engaged financial advisors with respect to certain other matters relating to our listing of our Class A common stock on the NYSE. See “Plan of Distribution.”
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based percentage ownership of our common stock on 71,004,435 shares of our Class A common stock, 64,880,264 shares of our Class B common stock and no shares of Class C common stock outstanding as of March 31, 2021, after giving effect to the Capital Stock Conversions. Although each outstanding share of our Class B common stock may at any time, at the option of the holder, be converted into one share of our Class A common stock, the beneficial ownership of our Class A common stock set forth below excludes the shares of our Class A common stock issuable upon conversion of outstanding shares of our Class B common stock. We have deemed shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2021 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the business address of each such beneficial owner is c/o 225 Varick Street, 12th Floor, New York, NY 10014.
	Shares Beneficially Owned
	Class A		Class B+		Total Voting† %	Shares of Class A Common Stock Being Registered
	Shares	%	Shares	%
Directors and Executive Officers:
Anthony Casalena(1)	—	*	49,086,410	75.7	68.2
Paul Gubbay	—	*	—	*	*
Marcela Martin	—	*	—	*	*
Andrew Braccia(2)	15,514,196	21.9	—	*	2.2
Michael Fleisher	38,236	*	—	*	*
Jonathan Klein(3)	208,438	*	680,064	1.1	*
Liza Landsman	20,886	*	—	*	*
Anton Levy	—	*	—	*	*
All executive officers and directors as a group (9 persons)(4)	15,816,201	22.3	49,772,374	76.7	71.3
Other 5% Stockholders:
Entities affiliated with Accel(5)	15,514,196	21.9	—	*	2.2
Entities affiliated with General Atlantic(6)	22,361,073	31.5	4,958,345	7.6	9.9
Entities affiliated with Index Ventures(7)	19,460,619	27.4	—	*	2.7
Other Registered Stockholders:
Non-Executive Officers Holding Common Stock
All Other Registered Stockholders

*
Denotes less than 1.0% of beneficial ownership.

†
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Shares of our Class A common stock entitle the holder to one vote per share, shares of our Class B common stock entitle the holder to ten votes per share and shares of our Class C common stock entitle the holder to no votes.

+
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

(1)
Consists of (a) 4,460,858 shares of Class B common stock held by Mr. Casalena pursuant to the restricted stock grant described in “Executive Compensation — Outstanding Equity Awards at Fiscal Year End for 2020,” which included a forfeiture provision if certain liquidity events with respect to the Company, including the sale of Class A common stock hereunder, have not been completed prior to August 22, 2021, (b) 2,650,838 shares of Class B common stock held of record by the Anthony Casalena 2019 Family Trust, for which Mr. Casalena is the trustee and (c) 41,974,714 shares of Class B common stock held of record by the Anthony Casalena Revocable Trust, for which Mr. Casalena is the trustee. Mr. Casalena may be deemed to have voting power and dispositive power over the shares held by the Anthony Casalena 2019 Family Trust and the Anthony Casalena Revocable Trust.

(2)
Consists of shares held by the entities affiliated with Accel identified in footnote 5.

(3)
Consists of (a) 208,438 shares of Class A common stock and (b) 680,064 shares of Class B common stock.

(4)
Consists of (a) 15,816,201 shares of Class A common stock and (b) 49,772,374 shares of Class B common stock.

(5)
Consists of (a) 530,953 shares of Class A common stock held of record by Accel Leaders 3 L.P., (b) 21,982 shares of Class A common stock held of record by Accel Leaders 3 Entrepreneurs L.P., (c) 31,686 shares of our Class A common stock held of record by Accel Leaders 3 Investors (2020) L.P., (d) 933,100 shares of Class A common stock held of record by Accel Growth Fund Investors 2010 L.L.C., (e) 13,727,746 shares of Class A common stock held of record by Accel Growth Fund L.P. and (f) 268,729 shares of Class A common stock held of record by Accel Growth Fund Strategic Partners L.P. Accel Leaders 3 GP Associates L.L.C. (“AL3A”) is the general partner of Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P., and has the sole voting and investment power. Andrew Braccia, Sameer Gandhi, Ping Li, Tracy Sedlock, Ryan Sweeney and Richard Wong are the directors of AL3A and share such powers. Andrew Braccia, Kevin Efrusy, Sameer Gandhi, Ping Li, Tracy Sedlock and Richard Wong are the managing members of Accel Growth Fund Investors 2010 L.L.C., and share the voting and investment powers. Accel Growth Fund Associates L.L.C. (“AGFA”) is the general partner of both Accel Growth Fund L.P. and Accel Growth Fund Strategic Partners L.P., and has the sole voting and investment power. Andrew Braccia, Kevin Efrusy, Sameer Gandhi, Ping Li, Tracy Sedlock and Richard Wong are the managing members of AGFA and share such powers. The address of the foregoing Accel entities is 500 University Avenue, Palo Alto, California, 94301. Each managing member or director disclaims beneficial ownership except to the extent of their pecuniary interest therein. Mr. Braccia disclaims ownership of all such shares except to the extent that he has a pecuniary interest therein.

(6)
Consists of (a) 11,746,631 shares of Class A common stock held of record by General Atlantic (SQRS II) LP (“GA SQRS II”), (b) 10,614,442 shares of Class A common stock held of record by General Atlantic (SQRS) LP (“GA SQRS”) and (c) 4,958,345 shares of Class B common stock held of record by GA SQRS II. The limited partners that share beneficial ownership of the shares held by GA SQRS are the following investment funds: General Atlantic Partners 93, L.P. (“GAP 93”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”), GAPCO GmbH & Co. KG (“GAPCO KG”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The limited partners that share beneficial ownership of the shares held by GA SQRS II are GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and General Atlantic Partners 100, L.P. (“GAP 100”), GAP 93, GAP 100, GAPCO III, GAPCO IV, GAPCO V, GAPCO KG and GAPCO CDA are herein referred to as the “GA Funds.” The general partner of each of GA SQRS and GA SQRS II is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP 100 and GAP 93 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. The general partner of GAPCO KG is GAPCO Management GmbH (“GAPCO Management”). There are nine members of the management committee of GA LLC (the “GA Management Committee”) and the GA Management Committee controls the investment and voting decisions of GAPCO Management. GA LLC, GA GenPar, GA SPV and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Exchange Act. The mailing address of the foregoing General Atlantic entities (other than GAPCO KG and GAPCO Management) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAPCO KG and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent of their pecuniary interest therein.
(7)
Consists of (a) 18,710,551 shares of Class A common stock held of record by Index Ventures Growth I (Jersey), L.P. (“Index Growth I”), (b) 652,768 shares of Class A common stock held of record by Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P. (“Index Growth I Parallel”) and (c) 97,300 shares of Class A common stock held of record by Yucca (Jersey) SLP (“Yucca”). Index Venture Growth Associates I Limited (“IVGA I”) is the managing general partner of Index Growth I and Index Growth I Parallel and may be deemed to have voting and dispositive power over the shares held by such fund. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVGA I may be deemed to have voting and dispositive power over their respective allocation of shares held by Yucca. David Hall, Phil Balderson, Nigel Greenwood and Brendan Boyle are the members of the board of directors of IVGA I, and investment and voting decisions with respect to the shares over which IVGA I may be deemed to have voting and dispositive power are made by such directors collectively. The address of each of these entities is 5th Floor, 44 Esplanade, St Helier, Jersey JE1 3FG, Channel Islands, except for Yucca, the address of which is 44 Esplanade, St. Helier, Jersey JE4 9WG, Channel Islands.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock, as they are expected to be in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, our registration rights agreement and our voting and support agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Following the effectiveness of the registration statement of which this prospectus forms a part, after giving effect to the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, our authorized capital stock will consist of:
•
1,000,000,000 shares of Class A common stock, par value $0.0001 per share;

•
100,000,000 shares of Class B common stock, par value $0.0001 per share;

•
1,000,000,000 shares of Class C common stock, par value $0.0001 per share; and

•
100,000,000 shares of preferred stock, par value $0.0001 per share.

Assuming the Capital Stock Conversions, which will occur in connection with the effectiveness of the registration statement of which this prospectus forms a part, as of           , 2021, there were       shares of our Class A common stock outstanding, held by       stockholders of record,       shares of our Class B common stock outstanding, held by       stockholders of record, no shares of our Class C common stock outstanding and no shares of our preferred stock outstanding. We have no current plans to issue any Class C common stock. Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.
Common Stock
Following the effectiveness of the registration statement of which this prospectus forms a part, we will have three classes of authorized common stock: Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C Common Stock are identical, except with respect to voting, conversion and transfer rights.
Voting rights
Shares of our Class A common stock are entitled to one vote per share, shares of our Class B common stock are entitled to ten votes per share and shares of our Class C common stock have no voting rights. The holders of our Class A common stock and the holders of our Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or holders of our Class B common stock to vote separately in the following circumstances:
•
if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that would affect its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation that will become effective in connection with the effectiveness of the registration statement of which this prospectus forms a part will provide that stockholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of our voting power can elect all of the directors then standing for election.
Conversion and transfer
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation. Each share of our Class B common stock will also convert automatically into one share of our Class A common stock on the earliest to occur of (a) the first date on which the then outstanding shares of our Class B common stock held by our Founder and Chief Executive Officer and his permitted transferees represent less than seven percent of the aggregate number of outstanding shares of our Class A common stock and Class B common stock, (b) the date specified by the holders of a majority of the outstanding shares of Class B common stock or (c) the date of our Founder's death or disability. Once converted into Class A common stock, the Class B common stock may not be reissued.
Shares of our Class C common stock will not be convertible into any other shares of our capital stock.
Economic rights
Dividends.   Any dividend or distribution paid or payable to the holders of shares of Class A common stock, Class B common stock and Class C common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock, Class B common stock or Class C common stock (or rights to acquire shares of Class A common stock, Class B common stock or Class C common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock), holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock) and holders of Class C common stock shall receive Class C common stock (or rights to acquire shares of Class C common stock)..
Liquidation.   In the event of our liquidation, dissolution or winding-up and upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock, Class B common stock and Class C common stock.
Change of Control Transactions.   In the event of certain mergers, consolidations, business combinations or other similar transactions, shares of our Class A common stock, Class B common stock or Class C common stock will be treated equally, identically and will share ratably, on a per share basis, in any consideration related to such transaction, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class. In the event that the holders of shares of Class A common stock, Class B common stock or Class C common stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such transaction, the foregoing will be satisfied if holders of shares of Class A common stock, the holders of Class B common stock and the holders of shares of Class C common stock are granted identical election rights.
Subdivisions and Combinations.   If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock or Class C common stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class.
Class C Common Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue shares of our Class C common stock. We have no current plans to issue any shares of Class C common stock in the future. However, we may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A common stock and Class B common stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights and is not counted when determining whether the seven percent ownership threshold related to automatic conversion of the Class B common stock is met, if we issue shares of Class C common stock in the future, the holders of our Class B common stock, including our Founder and Chief Executive Officer, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.
No preemptive or similar rights
Holders of shares of our common stock do not have preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.
Fully paid and non-assessable
In connection with the effectiveness of the registration statement of which this prospectus forms a part, our legal counsel will opine that the shares of our Class A common stock to be registered will be fully paid and non-assessable.
Preferred Stock
In connection with the effectiveness of the registration statement of which this prospectus forms a part, no shares of our preferred stock will be outstanding. Under the terms of our amended and restated certificate of incorporation that will become effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Choice of Forum
Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our Class A common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
For more information on the risks associated with our choice of forum provision, see “Risk Factors — Risks Related to Ownership of our Class A Common Stock — Our amended and restated certificate of incorporation will contain exclusive forum provisions for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors — Risks Related to Ownership of our Class A Common Stock — Anti-takeover provisions contained in our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”
Multi-class stock
As described above in “— Common Stock — Voting Rights,” our amended and restated certificate of incorporation may provide for a multi-class common stock structure, which will provide holders of our Class B common stock with the ability to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of our outstanding common stock.
Stockholder action and special meetings of stockholders
Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
Advance notice requirements for stockholder proposals and director nominations
Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Supermajority requirements for amendments of our amended and restated certificate of incorporation and amended and restated bylaws
Certain amendments to our amended and restated certificate of incorporation and our amended and restated bylaws will require the approval of 66 2∕3% of the outstanding voting power of our capital stock.
Authorized but unissued shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the DGCL
We will be subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•
the business combination takes place more than three years after the interested stockholder became an “interested stockholder”;

•
our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability of Directors and Indemnification
Our amended and restated certificate of incorporation will provide that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended, or for liability:
•
for any breach of the director’s duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
pursuant to Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by law. We will also be expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Registration Rights
After the effectiveness of the registration statement of which this prospectus forms a part, certain holders of our capital stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our registration rights agreement. We and certain holders of our capital stock are parties to the registration rights agreement. The registration rights agreement will terminate (i) five years following the effectiveness of the registration statement of which this prospectus forms a part or (ii) with respect to any particular stockholder, when such stockholder holds 2% or less of the company’s outstanding common stock and is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any three month period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
After the effectiveness of the registration statement of which this prospectus forms a part, the holders of up to 110,211,401 shares of our Class A common stock (including shares of our Class B common stock that are convertible into shares of our Class A common stock) will be entitled to certain demand registration rights. At any time beginning 90 days after the listing of our Class A common stock on the NYSE, the holders of at least 7,200,000 shares of registrable securities can request that we register the offer and sale of their shares. Such request for registration must cover securities the anticipated aggregate offering price of which is at least $20,000,000, net of any underwriters’ discounts or commissions. We are obligated to effect up to two such registrations from entities affiliated with General Atlantic, up to one such registration from entities affiliated with Index and up to one such registration from entities affiliated with Accel. We will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock.
Piggyback Registration Rights
After the effectiveness of the registration statement of which this prospectus forms a part, if we propose to register the offer and sale of our Class A common stock under the Securities Act in connection with the public offering of such Class A common stock the holders of up to 110,211,401 shares (including shares of our Class B common stock that are convertible into shares of our Class A common stock) of our Class A common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration relating solely to the sale of securities of participants in a company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of such shares or (iv) a registration in which the only shares being registered are shares issuable upon conversion of debt securities that are also being registered, the holders of such shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
After the effectiveness of the registration statement of which this prospectus forms a part, the holders of up to 110,211,401 shares (including shares of our Class B common stock that are convertible into shares of our Class A common stock) of our Class A common stock will be entitled to certain Form S-3 registration rights. The holders of at least 7,200,000 shares of registrable securities or investors holding at least 20% of the registrable securities then outstanding and held by such investors may make a request that we register the offer and sale of their shares on a registration statement on Form S-3, if we are eligible to file a registration statement on Form S-3 and so long as the request covers securities the anticipated aggregate public offering price of which is at least $5,000,000, net of any underwriters’ discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request.
Following the effectiveness of a Form S-3, the holders of at least 7,200,000 shares of registrable securities or investors holding at least 20% of the registrable securities then outstanding and held by such investors may make a request that we initiate an offering or sale of all or part of their registrable securities pursuant to a shelf take-down, so long as the request covers securities the anticipated aggregate public offering price of which is at least $5,000,000, net of any underwriters’ discounts or commissions.
Voting and Support Agreement
In connection with the effectiveness of the registration statement of which this prospectus forms a part, our Founder and Chief Executive Officer, Anthony Casalena, certain entities affiliated with our Founder, certain entities affiliated with General Atlantic and the company will enter into a voting and support agreement. Pursuant to the voting and support agreement, the company will include one director nominated by General Atlantic on the slate of nominees recommended by the board and use commercially reasonable best efforts to cause such nominee to be elected to the board prior to the third annual meeting following the effectiveness of the registration statement of which this prospectus forms a part. Our Founder and certain entities affiliated with our Founder are obligated to vote the shares of Class A common stock and Class B common stock held by our Founder and certain entities affiliated with our Founder for one director nominated by General Atlantic at a regular or special meeting of stockholders called for the purpose of the election or removal of directors of the board. The obligations of our Founder and certain entities affiliated with our Founder will terminate upon the earliest to occur of (i) such time that General Atlantic elects to terminate its rights, (ii) such time General Atlantic ceases to own 9,772,914 shares of our common stock, (iii) immediately prior to the third annual meeting following the effectiveness of the registration statement of which this prospectus forms a part or (iv) immediately prior to the consummation of certain change of control transactions.
If the voting and support agreement has not otherwise terminated, to the fullest extent permitted by law, the company will include one director nominated by General Atlantic on the slate of nominees recommended by the board commencing with the third annual meeting following the effectiveness of the registration statement of which this prospectus forms a part. If the director nominated by General Atlantic is not elected to serve on the board, the company will invite such nominee to attend all meetings of the board of directors in a nonvoting observer capacity. The obligations of the company will terminate upon the earliest to occur of (i) such time that General Atlantic elects to terminate its rights, (ii) such time General Atlantic ceases to own 9,772,914 shares of common stock or (iii) immediately prior to the consummation of certain change of control transactions.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (866) 779-6659.
Listing
We intend to apply to list our Class A common stock on the NYSE under the symbol “SQSP.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the listing of our Class A common stock on the NYSE, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our Class A common stock in the public market following our listing on the NYSE or the perception that such sales could occur, could adversely affect the public price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of Class A common stock or the prices at which any such sales may occur. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the trading prices of shares of our Class A common stock prevailing from time to time.
Upon the effectiveness of the registration statement of which this prospectus forms a part, based on the number of shares of our capital stock outstanding as of                 , 2021, we will have a total of       shares of Class A common stock,       shares of Class B common stock and no shares of Class C common stock outstanding. Shares of our Class B common stock are convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.
Approximately        of these shares may be immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders under Rule 144 under the Securities Act since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year.
Following the listing of our Class A common stock on the NYSE, shares of our Class A common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act. Shares of our Class A common stock and Class B common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of Class A common stock under Rule 144, which is expected to include approximately       shares of common stock immediately after the effectiveness of the registration statement of which this prospectus forms a part.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of Class A common stock without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of Class A common stock that does not exceed the greater of:

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1% of the number of shares of our Class A common stock then outstanding; and

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the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares of common stock from us in connection with a compensatory stock option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144.
The SEC has indicated that Rule 701 will apply to typical stock options granted by a company before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after a company becomes subject to the reporting requirements of the Exchange Act.
Registration Rights
The holders of approximately 110,211,401 shares of our Class A common stock (including shares of our Class B common stock that are convertible into shares of our Class A common stock), or their transferees, are entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, see “Certain Relationships and Related Party Transactions —  Registration Rights Agreement.” If these shares are registered, in most cases they will be freely tradable without restriction under the Securities Act and a large number of shares may be sold into the public market.
Registration Statement on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock subject to stock options and RSUs outstanding, as well as shares reserved for future issuance, under our equity compensation plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our Class A common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates and vesting restrictions. See “Executive Compensation — Squarespace, Inc. 2021 Equity Incentive Plan” for a description of our equity compensation plan.

SALE PRICE HISTORY OF OUR CLASS A COMMON STOCK
We intend to apply to list our Class A common stock on the NYSE. Prior to the listing of our Class A common stock on the NYSE, there has been no public market for our Class A common stock. Our Class A common stock has a limited history of private purchases. In the first quarter of 2021, we sold 4,452,023 shares of Class C common stock at a purchase price of approximately $68.42 per share in the Private Placement. In the first quarter of 2021, we also consummated the Acquisition and issued 2,750,330 shares of Class C common stock at approximately $68.42 per share. In the fourth quarter of 2019, we repurchased 45,582 shares of Class A common stock and 2,370,467 shares of Class B common stock at a purchase price of $24.52 per share. While the DMM, in consultation with our financial advisors, is expected to consider this information in connection with setting the opening public price of our Class A common stock, this information may, however, have little or no relation to broader market demand for our Class A common stock and thus the opening public price and subsequent public price of our Class A common stock on the NYSE. As a result, you should not place undue reliance on these historical private sales prices as they may differ materially from the opening public price and subsequent public price of our Class A common stock on the NYSE. See “Risk Factors — Risks Related to Ownership of our Class A Common Stock — The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock by a Non-U.S. Holder (as defined below) that acquires our Class A common stock and holds our Class A common stock as a capital asset (generally, property held for investment). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated or proposed thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that affects the tax consequences described herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our Class A common stock.
Moreover, this discussion does not address all aspects of U.S. federal income tax consequences that may be applicable to a Non-U.S. Holder in light of its particular circumstances (including, for example the impact of the Medicare contribution tax on net investment income or alternative minimum tax) or subject to special rules (including, for example, banks and other financial institutions, insurance companies, brokers and dealers in securities or currencies, traders that have elected to mark securities to market, partnerships or other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, pension plans, persons that hold our shares as part of a straddle, hedge or other integrated investment, certain United States expatriates and foreign governments or agencies).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (1) the administration of which is subject to the primary supervision of a court within the United States and for which one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (2) that has in effect a valid election to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of such distribution in excess of our current or accumulated earnings and profits will be treated, first, as a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock (but not below zero) and, thereafter, as capital gain, which is subject to the tax treatment described below under “— Sale or Other Taxable Disposition.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below, we or our paying agent may treat the entire distribution as a dividend.
Subject to the discussions in the immediately following paragraph on effectively connected income and below under “— Additional Withholding Tax on Payments Made to Foreign Accounts,” dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for such lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim such exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable documentation), certifying under penalties of perjury that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates that apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our Class A common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates that apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax as discussed above under “— Distributions.”

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though such individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or such Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable documentation), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of such Class A common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION
The Registered Stockholders, and their pledgees, donees, transferees, assignees or other successors in interest may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors with respect to certain other matters relating to the registration of shares of our Class A common stock and listing of our Class A common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.
We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.
We engaged Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as our financial advisors to advise and assist us with respect to certain matters relating to the registration of our Class A common stock and our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our Class A common stock on the NYSE, the preparation of the registration statement of which this prospectus forms a part and the preparation of investor communications and presentations in connection with investor education, and to be available to consult with the DMM who will be setting the opening public price of our Class A common stock on the NYSE. We also engaged Barclays Capital Inc., RBC Capital Markets, LLC, Citigroup Global Markets Inc., BofA Securities, Inc., William Blair & Company, L.L.C., Raymond James & Associates, Inc., JMP Securities LLC, KeyBanc Capital Markets Inc., Piper Sandler & Co., Mizuho Securities USA LLC, Fifth Third Securities, Inc. and Citizens Capital Markets, Inc. as additional financial advisors to advise and assist us with respect to certain matters relating to our listing, including the preparation of the registration statement of which this prospectus forms a part and the preparation of investor communications and presentations in connection with investor education. We will endeavor, and it is our understanding that the financial advisors and any affiliated persons each will endeavor, to conduct our and their activities in compliance with Regulation M (to the extent that Regulation M applies to such activities) and the other anti-manipulation and antifraud provisions of the U.S. securities laws, including, for example, Sections 9(a) and 10(b) of the Exchange Act and Rule 10b-5 thereunder.
The DMM, acting pursuant to its obligations under the rules of the NYSE, is responsible for facilitating an orderly market for our Class A common stock. Based on information provided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the DMM from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the NYSE, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In accordance with Rule 7.35A(g) of the NYSE Listed Company Manual, because there has not been a recent sustained history of trading in our Class A common stock in a private placement market prior to listing, the DMM will consult with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC in order for the DMM to effect a fair and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the applicable securities laws in connection with our direct listing. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our direct listing. Pursuant to Rule 7.35A(g) of the NYSE Listed Company Manual, and based upon information known to them at that time, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and our other financial advisors are expected to provide input to the DMM regarding their understanding of the ownership of our outstanding Class A common stock and pre-listing selling and buying interest in our Class A common stock that the financial advisors become aware of from potential investors and holders of our Class A common stock, including after consultation with certain investors (which may include certain of the Registered Stockholders). Such investor consultation by the financial advisors would not involve any coordination with or outreach on behalf of the Company. The financial advisors will not engage in a book building process as would typically be undertaken by underwriters in a registered initial public offering. Instead, the input that the financial advisors provide to the DMM will be based on information that the financial advisors become aware of from potential investors and holders of our Class A common stock (which may include certain of the Registered Stockholders) in connection with investor education regarding the process and mechanics of the direct listing, the receipt of buy and sell orders and other customary brokerage activities undertaken without coordination with us. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and certain of our other financial advisors, in their capacity as our financial advisors, and who are available to consult with the DMM in accordance with the NYSE rules, are expected to provide the DMM with the fair value per share determined by our most recently completed independent Class A common stock valuation report, dated as of March 15, 2021, which includes a fair value of $68.42 per share of Class A common stock and takes into account the sale price of our Class C common stock of approximately $68.42 per share. The Class A common stock valuation report was prepared by an independent third-party on our behalf, and no financial advisor participated in the preparation of such report. The DMM, in consultation with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and our other financial advisors, is also expected to consider the information in the section titled “Sale Price History of our Class A Common Stock.” The Registered Stockholders will not be involved in the DMM’s process to establish the opening public price, including any decision regarding the timing of the opening trade.
Similar to how a security being offered in a traditional underwritten initial public offering would open on the first day of trading, before the opening public price of our Class A common stock is determined, the DMM may publish one or more pre-opening indications, which provides the market with a price range of where the DMM anticipates the opening public price will be, based on the buy and sell orders entered on the NYSE. The pre-opening indications will be available on the consolidated tape and the NYSE market data feeds. As part of this opening process, the DMM will continue to update the pre-opening indication until the buy and sell orders reach equilibrium and can be priced by offsetting one another to determine the opening public price of our Class A common stock.
In connection with the process described above, a DMM in a direct listing may have less information available to it to determine the opening public price of our Class A common stock than a DMM would in a traditional underwritten initial public offering. For example, because the direct listing does not involve a firm commitment underwriting, the financial advisors will not have engaged in a book building process, and as a result, they will not be able to provide input to the DMM that is based on or informed by that process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in a traditional underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of our Class A common stock may be more volatile than in a traditional underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly. See the section titled “Risk Factors — Risks Related to Ownership of our Class A Common Stock.”
In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in individually negotiated, private transactions exempt from the registration requirements of the Securities Act, and the Registered Stockholders may distribute the shares of Class A common stock covered by this prospectus to affiliates, managers, members, partners, equity holders and/or other interest holders of such Registered Stockholders.
Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.
Each Registered Stockholder may from time to time transfer, pledge, assign or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Registered Stockholders to include the transferee, pledgee, assignee or other successors in interest as Registered

Stockholders under this prospectus. The Registered Stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is our legal advisor. Latham & Watkins LLP, New York, New York, is legal advisor to the financial advisors.
EXPERTS
The consolidated financial statements of Squarespace, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Tock, Inc. as of December 31, 2020 and for the year then ended, have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of Marcum LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the Class A common stock covered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov.
Immediately upon the effectiveness of this registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.squarespace.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Squarespace, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Squarespace, Inc. (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations, comprehensive income/(loss), changes in redeemable convertible preferred stock and stockholders’ equity/(deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2015.
New York, New York
March 11, 2021

SQUARESPACE, INC.
Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31, 2019	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$43,649	$57,891
Investment in marketable securities	76,784	37,462
Account receivables	4,573	7,516
Prepaid expenses and other current assets	36,745	37,384
Total current assets	161,751	140,253
Property and equipment, net	60,137	49,249
Deferred income taxes	2,896	7,773
Goodwill	83,171	83,171
Intangible assets, net	26,185	18,868
Other assets	2,589	7,452
Total assets	$336,729	$306,766
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity/ (Deficit)
Current liabilities:
Accounts payable	$3,204	$16,758
Accrued liabilities	46,392	46,779
Deferred revenue	164,428	210,392
Debt, current portion	8,750	13,586
Deferred rent and lease incentives, current portion	939	1,197
Total current liabilities	223,713	288,712
Debt, non-current portion	339,429	525,752
Deferred rent and lease incentives, non-current portion	23,909	24,856
Other liabilities	224	262
Total liabilities	587,275	839,582
Commitments and contingencies (see Note 13)
Redeemable convertible preferred stock, par value of $0.0001; 118,117,738 shares authorized; 104,446,332 shares issued and outstanding as of December 31, 2019 and 2020, respectively	126,546	131,390
Stockholders’ equity/(deficit):
Class A common stock, par value of $0.0001; 159,000,000 shares authorized; 8,185,625 and 8,903,770 shares issued and outstanding as of December 31, 2019 and 2020, respectively	1	1
Class B common stock, par value of $0.0001; 93,782,222 shares authorized; 13,470,755 and 14,368,532 shares issued and outstanding as of December 31, 2019 and 2020, respectively	1	1
Additional paid in capital	1,196	9,043
Accumulated other comprehensive income/(loss)	(108)	2,455
Accumulated deficit	(378,182)	(675,706)
Total stockholders’ deficit	(377,092)	(664,206)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity/(deficit)	$336,729	$306,766
The accompanying notes are an integral part of these financial statements.

SQUARESPACE, INC.
Consolidated Statements of Operations
(In thousands, except shares and per share amounts)
	Year Ended December 31,
	2019	2020
Revenue	$484,751	$621,149
Cost of revenue	81,910	98,337
Gross profit	402,841	522,812
Operating expenses:
Research and product development	107,645	167,906
Marketing and sales	184,278	260,039
General and administrative	49,578	54,647
Total operating expenses	341,501	482,592
Operating income	61,340	40,220
Interest expense	(1,080)	(10,043)
Other income/(loss), net	3,815	(7,678)
Income before (provision for)/benefit from income taxes	64,075	22,499
(Provision for)/benefit from income taxes	(5,923)	8,089
Net income	$58,152	$30,588
Accretion of redeemable convertible preferred stock to redemption value	(5,340)	(4,844)
Deemed dividends upon repurchase of redeemable convertible preferred stock	(311,610)	—
Declared dividends to preferred shareholders	—	(278,454)
Net loss attributable to Class A and Class B common stockholders	$(258,798)	$(252,710)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(14.91)	$(14.10)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B stockholders, basic and diluted	17,354,458	17,917,236
The accompanying notes are an integral part of these financial statements.

SQUARESPACE, INC.
Consolidated Statements of Comprehensive Income/(Loss)
(In thousands)
	Year Ended December 31,
	2019	2020
Net income	$58,152	$30,588
Other comprehensive income/(loss):
Foreign currency translation adjustment	(86)	2,528
Unrealized gain on marketable securities, net of income taxes of $44 and $11, respectively	134	35
Total other comprehensive income/(loss)	48	2,563
Total comprehensive income/(loss)	$58,200	$33,151
The accompanying notes are an integral part of these financial statements.

SQUARESPACE, INC.
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity/(Deficit)
(In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Stockholders’ Equity/ (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	118,117,738	$144,819	8,030,251	$1	13,359,956	$1	$3,187	$(156)	$(81,098)	$(78,065)
Stock based compensation	—	—	—	—	—	—	18,321	—	—	18,321
Stock option exercises	—	—	—	—	2,481,266	—	3,982	—	—	3,982
Vested RSUs converted to common shares	—	—	385,735	—	—	—	—	—	—	—
Repurchase of Class A common stock and retirement	—	—	(184,779)	—	—	—	(3,340)	—	—	(3,340)
Tender offer repurchase and share retirement	—	—	(34,104)	—	(1,779,290)	—	(15,614)	—	(28,849)	(44,463)
Investor repurchase and share retirement	(13,671,406)	(23,613)	(11,478)	—	(591,177)	—	—	—	(326,387)	(326,387)
Accretion of redeemable convertible preferred stock	—	5,340	—	—	—	—	(5,340)	—	—	(5,340)
Net income	—	—	—	—	—	—	—	—	58,152	58,152
Total impact on comprehensive income, net of taxes	—	—	—	—	—	—	—	48	—	48
Balance at December 31, 2019	104,446,332	$126,546	8,185,625	$1	13,470,755	$1	$1,196	$(108)	$(378,182)	$(377,092)
Stock based compensation	—	—	—	—	—	—	31,417	—	—	31,417
Stock option exercises	—	—	—	—	897,777	—	1,435	—	—	1,435
Vested RSUs converted to common shares	—	—	1,366,242	—	—	—	—	—	—	—
Repurchase of Class A common stock and retirement	—	—	(648,097)	—	—	—	(20,161)	—	—	(20,161)
Investor repurchase and share retirement	—	—	—	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	4,844	—	—	—	—	(4,844)	—	—	(4,844)
Dividends declared	—	—	—	—	—	—	—	—	(328,112)	(328,112)
Net income	—	—	—	—	—	—	—	—	30,588	30,588
Total other comprehensive income, net of taxes	—	—	—	—	—	—	—	2,563	—	2,563
Balance at December 31, 2020	104,446,332	$131,390	8,903,770	$1	14,368,532	$1	$9,043	$2,455	$(675,706)	$(664,206)
The accompanying notes are an integral part of these financial statements.

SQUARESPACE, INC.
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2019	2020
OPERATING ACTIVITIES:
Net income	$58,152	$30,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,309	21,703
Stock-based compensation	17,975	31,254
Deferred income taxes	(4,018)	(4,852)
Other	(310)	2,437
Changes in operating assets and liabilities:
Accounts receivable	(133)	(2,936)
Prepaid expenses and other current assets	(17,910)	8,659
Accounts payable and accrued liabilities	987	27,115
Deferred revenue	30,347	40,104
Deferred rent and lease incentives	200	1,199
Other operating assets and liabilities	(1,266)	(5,241)
Net cash provided by operating activities	102,333	150,030
INVESTING ACTIVITIES:
Proceeds from the sale and maturities of marketable securities	174,583	148,762
Purchases of marketable securities	(145,850)	(109,966)
Purchase of property and equipment	(8,217)	(4,712)
Cash paid for acquisitions, net of acquired cash	(95,744)	—
Other	(95)	178
Net cash (used in)/provided by investing activities	(75,323)	34,262
FINANCING ACTIVITIES:
Borrowings on term loan	349,100	197,325
Payment of debt issuance costs	(938)	—
Principal payments on debt	(556)	(6,563)
Contingent consideration paid for acquisition	—	(15,000)
Dividends paid	—	(327,745)
Surrender of Class A common stock for tax purposes	(3,340)	(20,161)
Proceeds from exercise of stock options	4,370	1,435
Payments for Tender Offer	(44,463)	—
Payments for Investor Repurchase	(350,000)	—
Net cash used in financing activities	(45,827)	(170,709)
Effect of exchange rate changes on cash and cash equivalents	(171)	659
Net increase/(decrease) in cash and cash equivalents	(18,988)	14,242
Cash and cash equivalents at the beginning of the period	62,637	43,649
Cash and cash equivalents at the end of the period	$43,649	$57,891
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the year for interest	$603	$9,429
Cash paid during the year for taxes	$13,265	$6,580
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCE ACTIVITIES
Purchases of property and equipment included in accounts payable	$293	$104
Dividends declared included in accrued liabilities	$—	$367
Capitalized stock-based compensation	$346	$163
Payment withheld on acquisition	$14,376	$—
The accompanying notes are an integral part of these financial statements.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
1.   Description of Business
Squarespace, Inc., and its subsidiaries, (the “Company”) is a leading all-in-one platform for businesses and independent creators to build online presence, grow their brands and manage their businesses across the internet. The Company offers websites, domains, e-commerce, tools for managing a social media presence, marketing tools and scheduling capabilities. The Company is headquartered in New York, New York, with additional offices in Portland, Oregon, Los Angeles, California and Dublin, Ireland.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the Company’s total annual gross revenue is at least $1,070,000, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which the Company issued more than $1,000,000 in non-convertible debt securities during the prior three-year period, or (iv) the date on which the Company becomes a large accelerated filer.
2.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and include the Company’s wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Functional Currency
The Company has two wholly-owned international subsidiaries, Squarespace Ireland Limited (“Limited”) and Videolicious Poland Sp. z o.o (“Videolicious Poland”), which are based in Ireland and Poland, respectively. The functional currency of these subsidiaries are their local currency; for Limited, it is the Euro, and for Videolicious Poland, it is the Zloty. Accordingly, assets and liabilities of Limited and Videolicious Poland are translated into U.S. dollars at exchange rates in effect on the balance sheet date. Retained earnings and other equity items are translated at historical rates, and revenue and expense items are translated at average exchange rates for the period. Translation adjustments are recorded as a component of accumulated other comprehensive income/(loss) in stockholders’ equity/(deficit) with the majority of the adjustments derived from Limited. Foreign currency impact on the statement of cash flows is translated to U.S. dollars using average exchange rates for the period, which approximates the timing of cash flows. The Company reports the effect of exchange rate changes on cash and cash equivalents balances held in foreign currencies as a separate item in the reconciliation of the changes in cash and cash equivalents during the period. Transactions denominated in currencies other than the functional currency are remeasured to the functional currency at the exchange rate on the transaction date. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured at period-end using the

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
period-end exchange rate. Gains and losses resulting from remeasurement are recorded in other income/(loss), net in the consolidated statement of operations. Transaction gains/(losses) for the years ended December 31, 2019 and 2020 were $1,241 and $(8,826), respectively.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Management’s estimates are based on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Significant estimates include but are not limited to (i) the recognition and measurement of loss contingencies, indirect tax liabilities and certain accrued liabilities; (ii) the inputs used in the valuation of acquired intangible assets; (iii) the estimated useful lives of intangible and depreciable assets; (iv) the grant date fair value of stock-based awards; and (v) the recognition, measurement and valuation of current and deferred income taxes. The Company evaluates its assumptions and estimates on an ongoing basis and adjusts prospectively, if necessary.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the novel respiratory illness COVID-19 a pandemic. The new strain of COVID-19 emerged in China and is considered to be highly contagious and poses a serious public health threat. State mandated lockdowns have adversely impacted many companies, as many public health regulations transformed or even halted daily operations. The Company has not experienced a materially negative impact from COVID-19 and continues to monitor the global situation and the potential impact on the Company’s financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects on the Company’s results of operations, financial condition, or liquidity for fiscal year 2021 or thereafter.
Operating Segments and Reporting Units
Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who makes decisions about allocating resources and assessing performance. The Company defines its CODM as its Chief Executive Officer (“CEO”). An operating segment is determined to be a reporting unit if all of its components are similar or if it consists of a single component. A component consists of a business within the operating segment for which discrete financial information is available with a level of segment management that regularly reviews the operating results of that component. The Company’s business operates in one operating segment, with one component, as substantially all of the Company’s offerings operate on a single platform and are deployed in an identical way with the CODM evaluating the Company’s financial information, resources and performance of these resources on a consolidated basis. As the Company operates in one operating segment, with one reporting unit, all required financial segment information can be found in the consolidated financial statements. As of December 31, 2019 and 2020, the Company did not have material long-lived assets located outside of the United States.
Concentration of Risks Related to Credit, Interest Rates and Foreign Currencies
The Company is subject to credit risk, interest rate risk on any indebtedness the Company would potentially incur, market risk on investments and foreign currency risk in connection with the Company’s operations in Ireland and Poland.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
The Company maintains the components of its cash and cash equivalents balance in various accounts, which from time to time exceed the federal depository insurance coverage limit. In addition, substantially all cash and cash equivalents, as well as marketable securities, are held by one financial institution. The Company has not experienced any concentration losses related to its cash, cash equivalents and marketable securities to date.
As of December 31, 2019 and 2020, no single customer accounted for more than 10% of the Company’s accounts receivable or revenue.
The Company is also subject to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances and intercompany loans with and as transactions are incurred in local customer currencies sold through Limited. Translations related to local currency balances of Videolicious Poland are immaterial.
Cash and Cash Equivalents
Cash and cash equivalents are stated at fair value. The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less from the date of original purchase to be cash equivalents.
Investment in Marketable Securities
The Company classifies its investment in marketable securities as available for sale securities which are stated at fair value, as determined by quoted market prices. Unrealized gains and losses are reported in accumulated other comprehensive income/(loss). Unrealized losses are evaluated for impairment and those considered other than temporary impaired are recorded as a charge to other income, net on the consolidated statement of operations. Subsequent gains or losses realized upon redemption or sale of these securities in excess or below their adjusted cost basis are also recorded as other income/(loss), net on the consolidated statement of operations. The cost of securities sold is based upon the specific identification method.
The Company considers all of its investment in marketable securities, irrespective of the maturity date, as available for use in current operations, and therefore classifies these securities within current assets on the consolidated balance sheets.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Accounting Standards Codification, “ASC” 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.
The three-level hierarchy for fair value measurements is defined as follows:
Level 1
Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; and

Level 3
Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Refer to Note 6 — Fair Value of Financial Instruments for further information.
Accounts Receivable
Accounts receivable consists of receivables from third party credit card processors and other trade receivables. Accounts receivable are recorded at the invoiced amount and do not bear interest. There was no allowance for doubtful accounts as of December 31, 2019 and 2020 and changes in the Company’s allowance for doubtful accounts during the years ended December 31, 2019 and 2020 were immaterial.
Property and Equipment, net
Property and equipment is carried at cost and is depreciated over its estimated useful life using the straight-line method beginning on the date the asset is placed in service. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life. The Company regularly evaluates the estimated remaining useful lives of its property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Cost and the related accumulated depreciation and amortization are deducted from property and equipment, net on the consolidated balance sheets upon retirement. Maintenance and repairs are charged to expense when incurred.
Capitalized Software Development Costs
The Company capitalizes certain software development costs, including employee-related expenses such as salaries and stock-based compensation, incurred in connection with additional functionality to its platform, as well as internal-use projects during the application development stage. These costs are amortized on a straight-line basis over an estimated useful life of three years.
Software development costs incurred during planning and maintenance and minor upgrades and enhancements of software without additional functionality are expensed as incurred.
Business Combinations
The Company evaluates acquisitions to determine whether it is a business combination or an asset acquisition. The Company accounts for business combinations under the acquisition method of accounting. The Company includes the results of operations of acquired businesses in its consolidated financial statements as of the respective dates of acquisition. The purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess recorded to goodwill. Critical estimates used in valuing certain acquired intangible assets include, but are not limited to, future expected cash flows (primarily from customer relationships and technology) and discount rates.
The determination of fair value requires considerable judgment and is sensitive to changes in the underlying assumptions. The Company’s estimates are preliminary and subject to adjustment, which may result in material changes to the final valuation. During the measurement period, which will not exceed one year from closing, the Company will continue to obtain information to assist in finalizing the acquisition date fair values. Any qualifying changes to the preliminary estimates will be recorded as adjustments to the respective assets and liabilities, with any residual amounts allocated to goodwill. Any transaction costs are expensed as incurred.
Asset acquisitions are accounted for using a cost accumulation model, with the cost of the acquisition allocated to the acquired assets based on their relative fair values. Goodwill is not recognized in an asset acquisition.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. The recognition of goodwill, which is generally amortizable for income tax purposes, represents the strategic and synergistic benefits the Company expects to realize from acquisitions.
Goodwill is not amortized to earnings, rather, assessed for impairment annually during the fourth quarter for its single reporting unit. The Company also performs an assessment at other times if events or changes in circumstances indicate the carrying value of the assets may not be recoverable.
In conducting the annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, a quantitative assessment is performed and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the implied fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s analyses did not indicate impairment of goodwill during the years ended December 31, 2019 and 2020.
Intangible Assets
The Company’s finite-lived intangible assets are amortized on a straight-line basis, which is aligned to the economic benefit of the asset, over their estimated remaining life.
Long-Lived Assets
Long-lived assets or asset groups are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be fully recoverable. Upon occurrence, recoverability is measured by comparing the sum of the undiscounted expected future cash flows the asset or asset group is expected to generate to its carrying amount. If the carrying amount of the asset exceeds its undiscounted expected future cash flows, an impairment loss is recognized in the amount of the excess of the carrying amount over the fair value of the asset. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. There were no material impairments of long-lived assets recorded during the years ended December 31, 2019 and 2020.
Leases
The Company categorize leases at their inception as either operating or capital. In the ordinary course of business, the Company enters into long term operating leases for office space. The Company’s headquarters is located in New York, New York. The Company also has office leases in Portland, Oregon, Los Angeles, California, and Dublin, Ireland, all of which have varying commencement and expiration dates. The Company recognizes rent expense on a straight-line basis over the lease period and accrues for rent expense incurred, but not paid. Any related lease incentives are recorded as a reduction in rent expense on a straight-line basis over the lease term. The Company classifies deferred rent and lease incentives as current based on the rent expense that will be recognized during the succeeding 12-month period from the balance sheet date. All other deferred rent and lease incentives are recorded as non-current on the consolidated balance sheets. The Company recognizes any sublease rental income on a straight-line basis as an offset to rent expense.
Revenue Recognition
The Company primarily derives revenue from monthly and annual subscriptions, including domain managed services. Revenue is also derived from non-subscription services including fixed fees earned on

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
revenue share arrangements with third parties and fixed transaction fees the Company earns on sales made through its customers’ websites.
Revenue is recognized when control of the promised services is transferred to the customer, in an amount reflecting the consideration the Company expects to be entitled to in exchange for those services. Revenue is recognized net of expected refunds and any sales or indirect taxes collected from customers, which are subsequently remitted to governmental authorities. The Company typically receives payment at the time of sale and its customer arrangements do not include a significant financing component. The majority of the Company’s customer arrangements and the period between customer payment and transfer of control of the service is expected to be one year or less. Payments received in advance of transfer of control or satisfaction of the related performance obligation are recorded as deferred revenue with the aggregate amount representing the transaction price allocated to those performance obligations that are partially or fully unsatisfied. Subscription plans automatically renew unless advanced notice is provided to the Company.
Arrangements with the Company’s customers do not represent a license and do not provide the customer with the right to take possession of the software supporting the Company’s SaaS-based technology platform at any time.
The Company determines revenue recognition through the following steps:
•
identification of the contract, or contracts, with a customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of revenue when, or as, the Company satisfies a performance obligation.

Subscription and domain managed services revenue is generally recognized over-time with the exception of cases where the Company acts as a reseller of third-party software solutions. The Company has determined that subscriptions represent a stand-ready obligation to perform over the subscription term. These performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits. Subscription revenues related to third-party software solutions are recognized on a net basis, at a point in time. The Company determined that it satisfies its performance obligation by facilitating the transfer between the customer and the third-party developer. Domain managed services revenue consists of consideration received from customers in exchange for domain registration and management services. The Company recognizes consideration received from domain managed services on a gross basis over the subscription term since the Company is obligated to manage its customers’ domains over a contractual period, which is typically one year.
Revenue associated with non-subscription offerings is primarily recognized at a point in time. Included in non-subscription revenue are revenue share arrangements with payment processors and third-party business applications (together “Commerce Partners”). Consideration received from reseller arrangements with its Commerce Partners is recognized at a point in time as the Company is acting as an agent and facilitating the sale of products between its customers and third parties. Non-subscription revenue also includes transaction fees where the Company charges customers fees for sales completed on their websites. This transaction fee revenue is recognized at a point in time, when the sale has been completed.
Performance Obligations
Certain customer arrangements include multiple performance obligations which consist of access or use of some or all of the Company’s products. For arrangements that include multiple performance obligations, the transaction price to each of the underlying performance obligations is allocated based on its relative stand-alone selling price (“SSP”) and other factors. The Company determines SSP based on the

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
price at which the distinct service is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP by taking into account available information such as market conditions, internally approved pricing and cost-plus expected margin guidelines related to the performance obligations. For new customers, the Company offers certain products free of charge for the first year. The Company has determined that this offer is a material right and accordingly, the transaction price is allocated to these performance obligations and recognized as the respective performance obligation is satisfied.
Revenue by Product Type
The following summarizes the Company’s revenue recognition policy for its disaggregated product types:
Presence
Presence revenue primarily consists of fixed-fee subscriptions to the Company’s plans that offer core platform functionalities (“presence plans”). Additionally, presence revenue consists of fixed-fee subscriptions to third-party software solutions, fixed-fee subscriptions to social media stories, and domain managed services.
Commerce
Commerce revenue primarily consists of fixed-fee subscriptions to the Company’s plans that offer all the features of presence plans including additional marketing and commerce transaction tools. Commerce revenue also includes fixed-fee subscriptions to the Company’s scheduling services, non-subscription revenue derived from fixed fees earned on revenue share arrangements with Commerce Partners, and fixed transaction fees earned on sales made through its customers’ sites.
Assets Recognized from Contract Costs
The Company capitalizes customer arrangement origination costs related to affiliate fees on customer referrals (“referral fees”) and costs related to fees on sales of our social media tools on third-party platforms (“app fees”). Amounts expected to be recognized within one year of the balance sheet date are recorded as prepaid expenses and other current assets, with the remaining portion recorded as other assets on the consolidated balance sheets. Capitalized referral and app fees are considered to be incremental and recoverable costs of obtaining a contract with a customer.
Referral fees are deferred and amortized on a straight-line basis over the future benefit period of approximately four years and are included within marketing and sales on the consolidated statement of operations. App fees are also deferred and amortized on a straight-line basis over the future benefit of approximately one year and are included within cost of revenue on the consolidated statement of operations. The period of benefit was estimated by considering factors such as historical customer attrition rates, the useful life of the Company’s technology, and the impact of competition in its industry. No referral fees are paid to third parties for renewals.
The Company’s fulfillment costs (such as setup costs) are expensed as incurred as these do not generate or enhance resources of the Company that will be used in satisfying future performance obligations and do not meet the criteria for capitalization. No other material contract costs were capitalized during the period.
The Company periodically reviews the estimated benefit period so that the amortization is consistent with the transfer of services to the customer to which the asset relates.
Cost of Revenue
Cost of revenue consists primarily of domain registration fees, credit card and payment processor fees, hosting costs and app fees. Cost of revenue also includes customer support employee-related expenses,

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
allocated shared costs and depreciation and amortization. Employee-related expenses consist of salaries, taxes, benefits, and stock-based compensation.
Research and Product Development
Research and product development expenses are primarily employee-related expenses, costs associated with continuously developing new solutions and enhancing the Company’s technology platform and allocated shared costs. These costs are expensed as incurred. Employee-related expenses consist of salaries, taxes, benefits, and stock-based compensation.
Marketing and Sales
Marketing and sales expenses include costs related to advertisements used to drive customer acquisition, employee-related expenses related to the Company’s brand, customer acquisition and creative assets, referral fees and allocated shared costs. Advertising costs primarily consist of fees paid to third parties for marketing and advertising campaigns across television and radio, search engines, online display and social media. Depending on the nature of the advertising, costs are expensed at the time a commercial initially airs, when a promotion first appears in the media or as incurred. The Company’s advertising costs for the years ended December 31, 2019 and 2020 were $160,129 and $220,152, respectively. Employee-related expenses consist of salaries, taxes, benefits, and stock-based compensation.
General and Administrative
General and administrative expenses are primarily employee-related expenses associated with supporting business operations, expenses required to comply with government regulations in the markets in which the Company operates and allocated shared costs. The functional elements included in general and administrative are finance, people, legal, information technology and overall corporate support. Employee-related expenses consist of salaries, taxes, benefits, and stock-based compensation.
Stock-Based Compensation
Stock-based compensation expense related to stock awards is recognized based on the fair value of the awards granted. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized ratably as expense, net of forfeitures, over the requisite service period, which is the vesting period. The determination of the grant date fair value of stock option awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of the Company’s Class A and Class B common stock, (ii) the expected Class A and Class B common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield of the Company’s Class A and Class B common stock. Forfeitures are recorded as they occur if the employee fails to meet the requisite service period. Stock-based compensation is allocated on a specific identification basis for each individual employee recipient and is classified into the corresponding line item where the related employee’s cash compensation and benefits reside within the consolidated statements of operations.
The fair value of the Company’s shares of Class A and Class B common stock underlying the awards has historically been determined by the board of directors with input from management and independent third-party valuation specialists, as there was no public market for the Company’s Class A and Class B common stock. The board of directors determines the fair value of the Class A and Class B common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of Class A and Class B common stock, transactions in the Company’s Class A and Class B common stock, and general and industry specific economic outlook, amongst other factors.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Other income/(loss), net
Other income/(loss), net is primarily comprised of net investment income and realized and unrealized foreign currency gains and losses.
Income Taxes
The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences attributable to both differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as the existence of any net operating losses and certain income tax credit carryforwards. Income tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse as well as the expected income tax effects of net operating loss and certain income tax credit carryforwards. The impact of tax law changes is recognized in periods when the change is enacted. Valuation allowances are established when necessary to reduce net deferred income tax assets to the amount expected to be realized. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. No valuation allowance was recorded as of December 31, 2019 and 2020 and no significant changes in valuation allowances were recognized during the years ended December 31, 2019 and 2020.
A two-step approach is applied in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.
Any tax-related penalties are included as part of the corresponding operating expense amount and tax-related interest is included within interest expense in the consolidated statements of operations.
Accretion of Redeemable Convertible Preferred Stock
The carrying value of the Series A-2 and Series B redeemable convertible preferred stock is accreted to redemption value from the date of issuance to the earliest redemption date using the effective interest method. Increases to the carrying value of redeemable convertible preferred stock recognized in each period are charged to retained earnings, or in the absence of retained earnings, to additional paid in capital, or in the absence of additional paid in capital, to accumulated deficit.
Share Repurchases and Retirement
Repurchases and retirements of shares are reflected as a reduction to additional paid in capital, or in the absence of additional paid in capital, to accumulated deficit.
Net Income/(Loss) Per Share Attributable to Common Stockholders
The Company calculates net income/(loss) per share attributable to Class A and Class B common stockholders using the two-class method required for companies with participating securities. The Company considers redeemable convertible preferred stock to be participating securities as holders of such securities have non-forfeitable dividend rights in the event of the Company’s declaration of a dividend for shares of Class A and Class B common stock. During periods when the Company is in a net loss position, the net loss attributable to Class A and Class B common stockholders is not allocated to the redeemable convertible preferred stock and unvested Class A and Class B common stock under the two-class method as these securities do not have a contractual obligation to share in the Company’s losses. Payment in excess of the

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
carrying value on the redemption of redeemable convertible preferred stock represents a deemed dividend to the redeemable convertible preferred stockholder. Accordingly, the difference between the amount paid upon redemption and the carrying value of the redeemable convertible preferred stock is deducted from (if a premium) or added to (if a discount) net income to arrive at net income/(loss) available to Class A and Class B common stockholders.
Distributed and undistributed earnings allocated to participating securities are subtracted from net income/(loss) in determining net income/(loss) attributable to Class A and Class B common stockholders. Basic net income/(loss) per share is computed by dividing net income/(loss) attributable to Class A and Class B common stockholders by the weighted-average number of shares of the Company’s Class A and Class B common stock outstanding.
The diluted net income/(loss) per share attributable to Class A and Class B common stockholders is computed by giving effect to all dilutive securities. Diluted net income/(loss) per share attributable to Class A and Class B common stockholders is computed by dividing the resulting net income/(loss) attributable to Class A and Class B common stockholders by the weighted-average number of fully diluted Class A and Class B common shares outstanding. The Company used the if-converted method as though the conversion, exchange or vesting, respectively, had occurred as of the beginning of the period or the original date of issuance, if later. During periods when there is a net loss attributable to Class A and Class B common stockholders, potentially dilutive Class A and Class B common stock equivalents are excluded from the calculation of diluted net loss per share attributable to Class A and Class B common stockholders as their effect is anti-dilutive. If the effect of a conversion of an instrument is neutral to earnings per share, the Company considers the security to be dilutive.
Recently Issued Accounting Pronouncements
Accounting Pronouncements Recently Adopted
In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting. This standard is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance substantially consistent with the accounting for employee share-based compensation. The standard is effective for nonpublic companies for annual reporting periods beginning after December 15, 2019 and interim periods within annual reporting periods beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of ASU 2014-09. The Company adopted this standard as of January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Accounting Pronouncements Pending Adoption
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This standard will require lessees to recognize a right-of-use asset and a lease liability for operating leases initially measured at the present value of the lease payments on its consolidated balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. In July 2018, the FASB issued ASU 2018-10, Leases (Topic 842): Codification Improvements (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), to provide additional guidance for the adoption of ASU 2016-02. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance. ASU 2018-11 provides an alternative transition method which allows entities the option to present all prior periods under previous lease accounting guidance while recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Date, which requires nonpublic companies to adopt the provisions of ASU 2016-02 for

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the timing of its adoption of this standard and the impact on its consolidated financial statements. The Company currently believes the most significant impact upon adoption will be the recognition of material right-of-use assets and lease liabilities on the consolidated balance sheet associated with operating leases. The Company does not expect the adoption will have a material impact on its consolidated statements of operations.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard will require entities to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. It also modifies the impairment model for available-for-sale debt securities and provides a simplified accounting model for purchased financial assets with credit deterioration since their origination. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) — Effective Dates, which requires nonpublic companies to adopt the provisions of ASU 2016-13 for fiscal years and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the timing of its adoption of this standard and the impact on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the prior guidance’s goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. ASU No. 2017-04 is effective for fiscal years and interim periods within those years beginning after December 15, 2021 for nonpublic entities with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This aligns the accounting for implementation costs incurred in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for nonpublic companies for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021 with early adoption permitted. The amendments in this standard can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company expects to adopt this standard as of January 1, 2021 and does not expect the adoption to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard will simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. This standard is effective for nonpublic entities for annual reporting periods beginning after December 15, 2021 and interim periods within annual reporting periods beginning after December 15, 2022 with early adoption permitted. The Company is currently evaluating the timing of its adoption of this standard and the impact on its consolidated financial statements.
3.   Revenue
The Company has disaggregated revenue from contracts with customers by product type, subscription type, revenue recognition pattern, and geography as these categories depict the nature, amount, timing and uncertainty of revenue and how cash flows are affected by economic factors.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Revenue by Product Type, Subscription Type and Revenue Recognition Pattern
The following table summarizes revenue by product type, subscription type, and revenue recognition pattern for the years ended December 31, 2019 and 2020:
	Year Ended December 31, 2019
	Presence	Commerce	Total
Subscription revenue
Transferred over time	$395,721	$64,388	$460,109
Transferred at a point in time	7,347	—	7,347
Non-subscription revenue
Transferred over time	609	19	628
Transferred at a point in time	479	16,188	16,667
Total revenue	$404,156	$80,595	$484,751
	Year Ended December 31, 2020
	Presence	Commerce	Total
Subscription revenue
Transferred over time	$466,321	$110,988	$577,309
Transferred at a point in time	8,700	—	8,700
Non-subscription revenue
Transferred over time	1,430	208	1,638
Transferred at a point in time	1,380	32,122	33,502
Total revenue	$477,831	$143,318	$621,149
Revenue by Geography
Revenue by geography is based on the customer’s self-reported country identifier or, if not available, the billing address or IP address, and was as follows:
	Year Ended December 31,
	2019	2020
United States	$343,051	$430,118
International	141,700	191,031
Total revenue	$484,751	$621,149
There are currently no countries considered in International that are greater than 10% of total revenue.
Deferred Revenue
The deferred revenue balance as of December 31, 2019 and 2020 represents the Company’s aggregate remaining performance obligations that are expected to be recognized as revenue within subsequent periods. Generally, the Company’s contracts are for one year or less and the value for contracts with terms greater than one year is immaterial. The change in deferred revenue for the years ended December 31, 2019 and 2020 primarily reflects cash payments received during the period for which the performance obligation was not satisfied prior to the end of the period partially offset by $132,515 and $164,428, respectively, of revenues recognized during the year.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Capitalized Contract Costs
Assets capitalized related to referral fees consisted of the following:
	December 31, 2019	December 31, 2020
Prepaid referral fees, current	$1,370	$3,452
Prepaid referral fees, non-current	2,189	7,018
Prepaid app fees, current	295	1,016
Total capitalized contract costs	$3,854	$11,486
Amortization of referral fees for the years ended December 31, 2019 and 2020 were $1,466 and $2,792, respectively, and were included in marketing and sales on the consolidated statements of operations. Amortization of app fees for the years ended December 31, 2019 and 2020 were $317 and $2,845, respectively, and were included in marketing and sales on the consolidated statements of operations.
There were no impairment charges recognized related to capitalized contract costs for the years ended December 31, 2019 and 2020.
Obligations for Returns, Refunds and Other Similar Obligations
The Company did not have any material change in revenue recognition from a previous period due to refunds, change in transaction price or other consideration variables and obligations for refunds were not material as of the years ended December 31, 2019 and 2020.
4.   Acquisitions
Acuity Scheduling, Inc.
On April 19, 2019, the Company acquired substantially all of the assets of Acuity Scheduling, Inc. (“Acuity”), an appointment scheduling and online bookings software solution, for $50,000 (“the Acuity Acquisition”). The acquisition complements the Company’s existing platform and is expected to accelerate growth in the Company’s scheduling service offering. The total consideration was paid as follows: $25,000 was paid to the seller at closing, $15,000 was paid on the first anniversary of the closing date (the “Acquisition Liability” as of December 31, 2019) and $10,000 was paid to a third party escrow agent at the date of closing and was distributed the second anniversary of the closing date.
The Acquisition Liability was recorded at its present value of $14,376 as of the acquisition date and was included in accrued liabilities on the consolidated balance sheet at December 31, 2019. The difference between the amount to be paid on the first anniversary of the closing date and the present value will be recorded ratably as interest expense. The inputs used to record the Acquisition Liability at its fair value is considered Level 3 on the fair value hierarchy and used an appropriate discount rate based upon the Company’s estimated borrowing rate. During the years ended December 31, 2019 and 2020, total interest expense related to the Acquisition Liability was $436 and $188, respectively.
The Company recorded $17,500 of identifiable intangible assets, including technology, trade name and customer relationships, and $32,160 of goodwill related to the Acuity Acquisition, all of which is amortizable for tax purposes. The acquired finite-lived intangible assets, consisting mainly of technology, were valued using various income-based approaches of which the inputs required the application of considerable judgment by management. The acquired finite-lived intangible assets have a total weighted-average amortization period of 4.5 years with the individual useful lives by asset disclosed below.
Identified Intangible Assets	Useful Life
Technology	5 years
Tradename	3 years
Customer relationships	3 years

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Videolicious, Inc.
On August 23, 2019, the Company acquired all of the equity interests in Videolicious, Inc. (“Videolicious”), including its wholly-owned subsidiary Videolicious Poland, a leading provider of automatic video creation solutions, for approximately $11,670 (the “Videolicious Acquisition”). This acquisition complements the Company’s existing service offerings and management expects it to provide additional opportunities to enhance the online presence of individuals and businesses. The total consideration was paid as follows: $9,170 was paid to the seller at closing and $2,500 was paid to a third party escrow agent which will distribute such amount during February 2021.
The Company recorded $5,710 of identifiable intangible assets and $7,506 of goodwill related to the Videolicious Acquisition, all of which is amortizable for tax purposes. The acquired finite-lived intangible assets were valued using various income-based approaches. The acquired finite-lived intangible assets have a total weighted-average amortization period of 7.2 years with the individual useful lives by asset disclosed below.
Identified Intangible Assets	Useful Life
Technology	5 years
Tradename	3 years
Customer relationships	8 years
Unfold Creative, LLC.
On October 15, 2019, the Company acquired all of the equity interests in Unfold Creative, LLC, (“Unfold”), a leading provider of content and marketing tools for social media, for $50,016 subject to potential working capital adjustments (the “Unfold Acquisition”). This acquisition complements the Company’s existing service offerings and management expects it to provide additional opportunities to enhance the online presence of individuals and businesses. The Unfold Acquisition was accounted for as a business combination for accounting purposes and an asset purchase for tax purposes. The total consideration was paid as follows: $45,016 was paid to the seller at closing and $5,000 was paid to a third party escrow agent which will distribute such amount by April 2021.
The Company recorded $6,649 of identifiable intangible assets, including trade name, customer relationships and technology, and $43,505 of goodwill related to the Unfold Acquisition, all of which is amortizable for tax purposes. The acquired finite-lived intangible assets were valued using income and cost-based approaches. The acquired finite-lived intangible assets have a total weighted-average amortization period of 3.1 years with the individual useful lives by asset disclosed below.
Identified Intangible Assets	Useful Life
Technology	5 years
Tradename	3 years
Customer relationships	2 years
The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed for each acquisition, with the excess recorded to goodwill and cash paid for acquisitions:
	Acuity	Videolicious	Unfold	Total
Net tangible assets (liabilities) acquired	$(349)	$(1,546)	$(138)	$(2,033)
Technology	12,700	1,200	633	14,533
Customer relationships	3,700	4,300	830	8,830

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
	Acuity	Videolicious	Unfold	Total
Tradename	1,100	210	5,186	6,496
Net assets acquired	$17,151	$4,164	$6,511	$27,826
Consideration	49,311	11,670	50,016	110,997
Goodwill	$32,160	$7,506	$43,505	$83,171

Year Ended December 31, 2019
Consideration transferred	$110,997
Less: Acquisition Liability	(14,376)
Less: Cash acquired	(877)
Cash paid for acquisitions, net of acquired cash	$95,744
The Acquisition Liability was paid by the Company on April 19, 2020 for $15,000 and is included in cash used in financing activities in the consolidated statements of cash flows.
The goodwill acquired in each of the acquisitions above represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including an experienced workforce and expected future synergies. The Company recognized immaterial acquisitions costs in connection with these acquisitions. These costs were expensed as incurred.
The results of operations for the acquisitions have been included in the consolidated statements of operations since their acquisition dates. Actual and pro forma revenue and earnings for the acquisitions have not been presented because they do not have a material impact to the Company’s consolidated revenue and results of operations, either individually or in aggregate.
5.   Investment in Marketable Securities
The following tables represent the amortized cost, gross unrealized gains and losses and fair market value of the Company’s available-for-sale (“AFS”) marketable securities:
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Corporate bonds and commercial paper	$38,696	$67	$—	$38,763
Asset backed securities	20,924	25	(4)	20,945
U.S. treasuries	17,059	18	(1)	17,076
Total investment in marketable securities	$76,679	$110	$(5)	$76,784
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Corporate bonds and commercial paper	$21,438	$55	$—	$21,493
Asset backed securities	7,820	94	—	7,914
U.S. treasuries	8,053	2	—	8,055
Total investment in marketable securities	$37,311	$151	$—	$37,462

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
The following tables represent the AFS marketable securities that were in an unrealized loss position aggregated by investment category and the length of time that individual securities have been in a continuous loss position for December 31, 2019:
	December 31, 2019
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Asset backed securities	$3,017	$(4)	$—	$—	$3,017	$(4)
U.S. treasuries	4,009	(1)	—	—	4,009	(1)
Total	$7,026	$(5)	$—	$—	$7,026	$(5)
There were no AFS marketable securities that were in an unrealized loss position as of December 31, 2020.
The Company believes that the losses incurred as of December 31, 2019 were temporary because it had no intention of selling the investments and the Company had the ability to retain the investments for a period of time sufficient to allow for recovery of their amortized cost basis.
The contractual maturities of the investments classified as marketable securities were as follows:
	December 31, 2019	December 31, 2020
Due within 1 year	$68,906	$32,607
Due in 1 year through 5 years	7,878	4,855
Total investment in marketable securities	$76,784	$37,462
Investment Income/(Expense)
Investment income consists of interest income and accretion income/amortization expense on the Company’s cash, cash equivalents and marketable securities, and is recorded in other income/(loss), net on the consolidated statement of operations. The components of investment income were as follows:
	Year Ended December 31,
	2019	2020
Interest income	$1,919	$1,373
Accretion income/(expense)	998	(278)
Total investment income	$2,917	$1,095
6.   Fair Value of Financial Instruments
A summary of the Company’s investments in marketable securities (including, if applicable, those marketable securities classified as cash and cash equivalents) were as follows:
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$564	$—	$—	$564
Available-for-sale debt securities
Corporate bonds and commercial paper	—	38,763	—	38,763

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Asset backed securities	—	20,945	—	20,945
U.S. treasuries	17,076	—	—	17,076
Total	$17,640	$59,708	$—	$77,348

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$876	$—	$—	$876
Available-for-sale debt securities
Corporate bonds and commercial paper	—	21,493	—	21,493
Asset backed securities	—	7,914	—	7,914
U.S. treasuries	8,055	—	—	8,055
Total	$8,931	$29,407	$—	$38,338
The Company’s valuation techniques used to measure the fair value of money market funds and certain available-for-sale securities were derived from quoted prices in active markets for identical assets. The valuation techniques used to measure the fair value of the Company’s other debt securities, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data. There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.
For certain other financial instruments, including accounts receivables, accounts payable and accrued liabilities, the carrying amounts approximate the fair value of such instruments due to the relatively short maturity of these balances. The recorded amounts of the Company’s debt obligations approximate their fair values as they are based upon rates available to the Company for obligations of similar terms and maturities.
7.   Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:
	December 31, 2019	December 31, 2020
Prepaid advertising	$18,565	$9,645
Prepaid income tax	7,152	16,924
Prepaid operational expenses	4,870	5,152
Other current assets	6,158	5,663
Total prepaid expenses and other current assets	$36,745	$37,384
8.   Property and equipment, net
Property and equipment, net consisted of the following:
	Estimated Useful Life (Years)	December 31, 2019	December 31, 2020
Computer hardware	3	$24,803	$27,088
Furniture and fixtures	7	4,515	4,675
Leasehold improvements	Shorter of estimated useful life or remaining term of lease	65,660	66,380

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
	Estimated Useful Life (Years)	December 31, 2019	December 31, 2020
Capitalized software development costs	3	10,857	11,228
Total property and equipment		105,835	109,371
Less: accumulated depreciation and amortization		(45,698)	(60,122)
Total property and equipment, net		$60,137	$49,249

Depreciation and amortization expense related to property and equipment, net was included in the following line items on the consolidated statements of operations:
	Year Ended December 31,
	2019	2020
Cost of revenue	$7,681	$7,298
Research and product development	3,847	4,034
Marketing and sales	1,241	1,384
General and administrative	1,866	1,600
Total depreciation and amortization expense	$14,635	$14,316
Capitalized Software Development Costs
Amortization of capitalized software development costs included in depreciation and amortization expense was included in the following line items on the consolidated statements of operations:
	Year Ended December 31,
	2019	2020
Cost of revenue	$1,161	$2,469
General and administrative expenses	342	288
Total amortization of capitalized software development costs	$1,503	$2,757
Capitalized software development costs, net, included in property and equipment, net, are $8,851 and $6,465 as of December 31, 2019 and 2020, respectively.
9.   Goodwill and Intangible Assets, net
Goodwill
During the year ended December 31, 2019 and 2020, the Company had goodwill of $83,171 as a direct result of the acquisitions included in Note 4 — Acquisitions. There have been no impairment charges recognized relating to the goodwill recorded to date.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Intangible assets, net
The following tables summarize the carrying value of the Company’s intangible assets:
	Useful Lives (in years)	December 31, 2019
		Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Technology	5	$14,533	$(1,905)	$12,628
Customer relationships	2 to 8	8,830	(1,116)	7,714
Tradenames	3	6,496	(653)	5,843
Total intangible assets, net		$29,859	$(3,674)	$26,185
	Useful Lives (in years)	December 31, 2020
		Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Technology	5	$14,533	$(4,818)	$9,715
Customer relationships	2 to 8	8,830	(3,348)	5,482
Tradenames	3	6,496	(2,825)	3,671
Total intangible assets, net		$29,859	$(10,991)	$18,868
Technology, customer relationships and tradenames have a weighted-average remaining useful life of 3.4 years, 4.7 years and 1.7 years, respectively. The weighted-average remaining useful life for finite-lived intangible assets was 3.4 years as of December 31, 2020.
Amortization of finite-lived intangible assets was included in the following line items on the consolidated statements of operations:
	Year Ended December 31, 2020
	2019	2020
Cost of revenue	$1,905	$2,915
Marketing and sales	—	2,232
General and administrative	1,769	2,240
Total amortization of finite-lived intangible assets	$3,674	$7,387
As of December 31, 2020, the expected future amortization expense for finite-lived intangible assets was as follows:
Year Ending December 31,	Amount
2021	$7,168
2022	5,311
2023	3,444
2024	1,533
2025	538
Thereafter	874
Total	$18,868

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
10.   Accrued Liabilities
Accrued liabilities consisted of the following:
	December 31, 2019	December 31, 2020
Accrued marketing expenses	$14,042	$26,459
Accrued indirect taxes	11,239	13,463
Accrued Acquisition Liability	14,812	—
Other accrued expenses	6,299	6,857
Total accrued liabilities	$46,392	$46,779
11.   Debt
Debt outstanding as of December 31, 2019 and 2020 was as follows:
	December 31, 2019	December 31, 2020
Term Loan	$350,000	$543,437
Less: unamortized original issue discount	(892)	(3,356)
Less: unamortized deferred financing costs	(929)	(743)
Less: debt, current	$(8,750)	$(13,586)
Total debt, non-current	$339,429	$525,752
Credit Facility
On December 12, 2019 (the “Closing Date”), the Company entered into a credit agreement (the “2019 Credit Agreement”) with certain lending institutions (the “2019 Credit Facility”) which included Initial Term A Loans for $350,000 (“2019 Term Loan”), Revolving Credit Loans of up to $25,000 (“2019 Revolver”), which included a Letters of Credit sub-facility available up to a total of $15,000 (“2019 Letter of Credit”). The 2019 Credit Facility has a maturity of five years.
On December 11, 2020 (the “Modification Date”), the Company amended the 2019 Credit Agreement (“2020 Credit Agreement”) to increase the total size of the 2019 Term Loan to $550,000 (collectively the “2020 Term Loan”) with the same lending institutions as the 2019 Credit Facility (collectively, the “Credit Facility”) and extend the maturity date for the 2020 Term Loan and the 2019 Revolver to December 11, 2025 (collectively, the “Modification”). The proceeds from the additional term loan of $200,000 was used to provide for the payment of a one-time dividend, see Note 14 — Redeemable Convertible Preferred Stock and Note — 15 Stockholder’s Equity/(Deficit) for further information. The Modification was accounted for in accordance with ASC 470-50, Debt — “Modifications and Extinguishments”. As a result, the Company continued to capitalize the $722 of unamortized original debt discount and $752 of the unamortized deferred financing costs. The 2019 Term Loan was used to provide for the repurchase, and subsequent retirement, of outstanding capital stock; see Note 15 — Stockholders’ Equity/(Deficit) for additional details. In addition, proceeds from the issuance of the 2019 Term Loan were used for certain transaction fees and expenses related to the issuance of the 2019 Credit Facility. Fees paid as a reduction to the proceeds to the lead arranger of the 2019 Credit Facility were capitalized as original issue discount. In addition, costs incurred directly related to the issuance of the 2019 Credit Facility were capitalized as deferred financing costs.
As of December 31, 2019 and 2020, the amount of unamortized original debt discount and deferred financing costs were $892 and $3,356 and $929 and $743, respectively, and are being amortized over the term of the Credit Facility using the effective interest method.
Borrowings under the Credit Facility are subject to an interest rate equal to LIBOR or Prime rate, defined as the rate of last interest quoted by the Wall Street Journal, plus an applicable rate, subject to a

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
2.25% cap and 1.25% floor, changed from a 1.75% cap and 1.25% floor on the 2019 Credit Facility, on applicable LIBOR loans and a 1.25% cap and 0.25% floor, changed from a 0.75% cap and 0.25% floor on the 2019 Credit Facility, on Prime loans. The applicable margin is based on a consolidated debt to consolidated EBITDA ratios as defined by the Credit Agreement. The effective interest rate as of December 31, 2019 and 2020 was 3.25% and 2.19%, respectively.
The 2019 Term Loan required scheduled quarterly payments beginning on March 31, 2020 in an amount equal to 0.625% on the amounts issued to the Company on the Closing Date through and including September 30, 2020. As a result of the Modification, the 2020 Term Loan requires quarterly payments beginning on March 31, 2021 in an amount equal to 0.625% on the total amounts outstanding as of the Modification Date through and including December 31, 2022, with 1.875% on the amounts issued on the Closing Date due beginning March 31, 2023 through and including December 31, 2024, 2.5% on the amounts issued on the Closing Date due beginning March 31, 2025 through and including September 30, 2025 with the balance due at maturity. In addition, the Credit Facility includes certain customary prepayment requirements based on events such as asset sales, debt issuances or incurrences and sale leasebacks.
As of December 31, 2020, $7,143 million was outstanding under the Revolving Credit Facility in the form of outstanding letters of credit and $17,857 million remained available for borrowing by the Company. Certain of the Company’s operating lease agreements require security deposits in the form of cash or an irrevocable letter of credit. The letters of credit issued as of December 31, 2020 were related to security deposits for the Company’s applicable leased locations. The letters of credit issued are subject to a fee equal to the interest rate on the Credit Facility. In addition, the Company is required to pay a commitment fee of 0.20% to 0.25%, depending on the consolidated total debt to consolidated EBITDA ratio as defined by the 2020 Credit Agreement, quarterly to the lenders in respect of the unutilized commitments.
The 2020 Credit Agreement contains certain customary affirmative covenants and events of default. The negative covenants in the Credit Facility include, among other items, limitations on the ability, subject to negotiated exceptions, to incur additional indebtedness or issue additional preferred stock of the Company, the creation or issuance of certain liens on certain assets, enter into agreements related to mergers and acquisitions, including the sale of certain assets, dispose of assets or declare, make or pay dividends and distributions. The 2019 Credit Agreement contained certain negative covenants for an indebtedness to consolidated EBITDA ratio, as defined by the 2019 Credit Agreement, and commencing with December 31, 2019 and all fiscal quarters thereafter through maturity, to be greater than 3.75, tested as of the last day of each fiscal quarter. As a result of the Modification, commencing with the fiscal quarter ending December 31, 2020, the Company is required to maintain an indebtedness to consolidated EBITDA ratio of not more than 4.50, tested as of the last day of each fiscal quarter, with a step-down to 4.25 for the fiscal quarters ending March 31, 2022 and June 30, 2022, a further step-down to 4.00 for the fiscal quarters ending September 30, 2022 and December 31, 2022 and a final step-down to 3.75 for the fiscal quarter ending March 31, 2023 and each fiscal quarter thereafter (the “Financial Covenant”), subject to customary equity cure rights. The Financial Covenant is subject to a 0.50 step-up in the event of a material permitted acquisition, which the Company can elect to implement up to two times during the life of the facility. If the Company is not in compliance with the covenants under the 2020 Credit Agreement or the Company otherwise experiences an event of default, the lenders would be entitled to take various actions, including acceleration of amounts due under the 2020 Credit Agreement. As of December 31, 2019 and 2020, the Company was in compliance with all applicable covenants.
The fair value of the 2020 Term Loan was approximately $350,000 and $543,437 as of December 31, 2019 and 2020, respectively. The fair market value estimate is based on Level 2 of the fair market value hierarchy.
2015 Credit Facility
On September 1, 2015, the Company entered into a loan agreement (the “2015 Loan Agreement”) providing up to $32,500 of total debt financing including a $20,000 Term Loan (the “2015 Term Loan”), a

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
$10,000 Revolver (the “2015 Revolver”), including a letter of credit sub-facility, and a line of credit of $2,500 (the “2015 Line of Credit”). The 2015 Line of Credit was closed during 2016 and the 2015 Term Loan matured during 2018. During 2018, the Company signed an amendment which extended the maturity date of the Revolver to August 31, 2021. On December 12, 2019, in connection with the issuance of the 2019 Credit Facility, the 2015 Revolver, including all outstanding letters of credit thereunder, were terminated. At the date of termination, there were no amounts outstanding under the 2015 Revolver and all outstanding letters of credit were transferred to the 2019 Credit Facility.
Interest Expense
Total interest expense related to debt was $613 and $9,851 for the years ended December 31, 2019 and 2020, respectively.
Scheduled Principal Payments
The scheduled principal payments required under the terms of the 2019 Credit Facility were as follows:
Year Ending December 31,	Amount
2021	$13,586
2022	13,586
2023	40,758
2024	40,758
2025	434,749
Total	$543,437
12.   Income Taxes
As of December 31, 2020, the Company is subject to income taxation and files income tax returns in the U.S. federal jurisdiction, various U.S. state and foreign jurisdictions.
Income Tax Provision
The domestic and foreign components of the Company’s income before (provision for)/benefit from income taxes are as follows:
	Year Ended December 31,
	2019	2020
U.S.	$55,896	$16,672
Foreign	8,179	5,827
Income before (provision for)/benefit from income taxes	$64,075	$22,499
The Company’s (provision for)/benefit from income taxes for the years ended December 31, 2019 and 2020 is comprised of the following:
	Year Ended December 31,
	2019	2020
Current:
Federal	$(7,663)	$5,421
State	(975)	(660)

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
	Year Ended December 31,
	2019	2020
Foreign	(1,303)	(1,524)
Total current	(9,941)	3,237
Deferred:
Federal	3,243	4,340
State	646	(151)
Foreign	129	663
Total deferred	4,018	4,852
(Provision for)/benefit from income taxes	$(5,923)	$8,089

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate for the years ended December 31, 2019 and 2020 is as follows:
	Year Ended December 31,
	2019	2020
Expected provision for income tax at federal statutory tax rate (21%)	$(13,454)	$(4,725)
Effect of:
State and local income taxes, net of federal benefit	(651)	(230)
Nondeductible expenses	(791)	(283)
Stock-based compensation	7,722	5,192
Effect of foreign operations	477	231
Foreign-derived intangible income deduction	610	236
Research and development credits, net	—	10,644
Nondeductible compensation	—	(2,498)
Other adjustments	164	(478)
(Provision for)/benefit from income taxes	$(5,923)	$8,089
The Company’s (provision for)/benefit from income taxes differs from the statutory rate due to research and development tax credits, excess tax benefits from stock-based compensation, and earnings realized in foreign jurisdictions with statutory tax rates lower than the U.S. federal statutory tax rate.
With effect from January 1, 2018, certain foreign earnings (known as Global Intangible Low-Taxed Income (“GILTI”)) are subject to a minimum tax in accordance with the Tax Cuts and Jobs Act (the “TCJA”). The Company elected to account for the minimum tax on GILTI in the period in which it is incurred. As of December 31, 2019 and 2020, the Company incurred a GILTI tax impact of $190 and $105, respectively.
Deferred Income Taxes
Deferred tax assets and liabilities reflect the effects of net operating losses, income tax credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Significant components of the Company’s deferred income tax assets and liabilities were as follows:

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
	December 31, 2019	December 31, 2020
Deferred tax assets:
Accrued expenses	$1,206	$1,020
Deferred lease incentives	2,341	2,085
Deferred rent	3,614	3,944
Unrealized foreign currency gain	—	1,345
Research and development tax credits	—	3,523
Net operating loss carryforwards	4,532	4,243
Total deferred tax assets	11,693	16,160
Deferred tax liabilities:
Deferred expenses	(925)	(2,181)
Software development costs	(2,171)	(1,583)
Depreciation and amortization	(3,065)	(4,020)
Stock-based compensation	(2,433)	(602)
Capital loss carryforward	—	(1)
Other	(203)	—
Total deferred tax liabilities	(8,797)	(8,387)
Net deferred tax asset	$2,896	$7,773
As of December 31, 2020, no U.S. income taxes were provided on the earnings of foreign subsidiaries to the extent such earnings are considered indefinitely reinvested. Although the undistributed earnings can generally be distributed back without incurring additional U.S. federal income tax as a result of the one-time transition tax under the Tax Cuts and Jobs Act of 2017, the Company has not changed its indefinite reinvestment assertion with respect to these earnings. Upon distribution of these earnings in the form of dividends, the Company does not anticipate any material tax costs.
Net Operating Loss Carryovers
As of December 31, 2020, the Company had gross operating loss carryovers at the U.S. state and local level available to offset future taxable income, the most material of which are $32,317 million for the State of New York and $24,099 million for the City of New York. If unused, the State of New York and City of New York gross operating loss carryforwards will generally begin to expire in 2030.
The Company’s ability to utilize the aforementioned gross operating loss carryovers in the future may be subject to restrictions in the event of future ownership changes as defined in Section 382 of the U.S. Internal Revenue Code. Such annual limitations could result in the expiration of the gross operating loss carryovers before utilization.
Uncertain Tax Positions
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2020 is as follows:
Year Ended December 31, 2020
Balance at beginning of year	$—
Additions based on tax positions taken during a prior period	4,085

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Year Ended December 31, 2020
Additions based on tax positions taken during the current period	1,217
Balance at end of year	$5,302

There were no unrecognized tax benefits for the year ended December 31, 2019 and changes during the year ended December 31, 2019 were immaterial.
The Company’s corporate income tax returns for the years ended December 31, 2016 through December 31, 2020 remain subject to examination by taxing authorities in various U.S. states and Ireland. The Company believes that amounts reflected in its income tax returns substantially comply with applicable U.S. federal, state, and foreign tax regulations. However, the outcome of tax audits cannot be predicted with certainty. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes may be due. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. If any issues addressed during the audit of the Company’s tax returns are resolved in a manner inconsistent with its expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs.
13.   Commitments and Contingencies
Leases
The Company has entered into various long term operating lease space for its offices. As of December 31, 2020, a summary of each lease is as follows:
Location	Primary Purpose	Lease Expires
Varick Street, New York, New York	Headquarters, Office	October 2030
Portland, Oregon	Office	January 2031
Los Angeles, California	Office	January 2023
Dublin, Ireland	Office	March 2030
Broadway, New York, New York	Office(1)	June 2020

(1)
This location was fully subleased through the remaining term of the lease.

The Varick Street lease provides for rent increases every five years and the Company has the option to extend this lease for two renewal periods of five years each. The space was fully functional at the time of lease execution, however, the Company made significant improvements to the space. Those costs include those capitalized within leasehold improvements of $53,126 as of December 31, 2020 which are included in property and equipment, net on the consolidated balance sheets. The landlord provided tenant improvement allowances of $13,077 which are recorded as a reduction in rent expense on a straight-line basis over the lease period. The leasehold improvements are being amortized over the lease term, unless the useful life of a specific asset was determined to be shorter than the lease term.
The Company subleased all of its Broadway office and a portion of its Dublin, Ireland office during the years ended December 31, 2019 and 2020. The Broadway office sublease ended as of June 30, 2020 and the Dublin, Ireland office sublease ended as of December 31, 2020.
As noted in Note 11 — Debt, certain of the Company’s operating lease agreements require security deposits in the form of cash or an irrevocable letter of credit. The $7,143 letters of credit outstanding as of December 31, 2019 and 2020 were related to security deposits for the Company’s applicable leased locations.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
As of December 31, 2019 and 2020, the Company maintained security deposits on the office leases of $295 and $118, respectively, which is recognized as other assets on the consolidated balance sheets.
As of December 31, 2020, future minimum lease commitments under long term operating leases were as follows:
Operating Lease Payments
Years Ending:
2021	$13,890
2022	14,192
2023	14,054
2024	14,557
2025	13,965
Thereafter	72,648
Total	$143,306
Total rent expense for the years ended December 31, 2019 and 2020, was $10,713, (net of sub-lease income of $1,084), and $11,905, (net of sub-lease income of $800), respectively.
Indirect Taxes
The Company is subject to indirect taxation in some, but not all, of the various U.S. states and foreign jurisdictions in which it conducts business. Therefore, the Company has an obligation to charge, collect and remit Value Added Tax (“VAT”) or Goods and Services Tax (“GST”) in connection with certain of its foreign sales transactions and sales and use tax in connection with eligible sales to subscribers in certain U.S. states. In addition, on June 21, 2018, the U.S. Supreme Court overturned the physical presence nexus standard and held that states can require remote sellers to collect sales and use tax. As a result of this ruling and given the scope of the Company’s operations, taxing authorities continue to provide regulations that increase the complexity and risks to comply with such laws and could result in substantial liabilities, prospectively as well as retrospectively. Based on the information available, the Company continues to evaluate and assess the jurisdictions in which indirect tax nexus exists and believes that the indirect tax liabilities are adequate and reasonable. However, due to the complexity and uncertainty around the application of these rules by taxing authorities, results may vary materially from the Company’s expectations. The Company had an indirect tax liability of $11,239 and $13,463 as of December 31, 2019 and 2020, respectively, which is included within accrued liabilities on the consolidated balance sheets.
Certain Risks and Concentrations
The Company’s revenues were principally generated from SaaS customers used to establish their online presence. The market is highly competitive and rapidly changing. Significant changes in this industry, technological advances or changes in customer buying behavior could adversely affect the Company’s future operating results.
Other
The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. Based on the Company’s current knowledge, the final outcome of any particular legal matter will not have a material adverse effect on the Company’s financial condition.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
14.   Redeemable Convertible Preferred Stock
The authorized, issued and outstanding shares of the redeemable convertible preferred stock were as follows:
	Authorized and Originally Issued Shares	December 31, 2019
		Outstanding Shares	Net Carrying Value
A-1 Preferred Stock	57,999,960	54,431,446	$6
A-2 Preferred Stock	47,483,380	39,134,868	62,368
B Preferred Stock	12,634,398	10,880,018	64,172
Total	118,117,738	104,446,332	$126,546
	Authorized and Originally Issued Shares	December 31, 2020
		Outstanding Shares	Net Carrying Value
A-1 Preferred Stock	57,999,960	54,431,446	$6
A-2 Preferred Stock	47,483,380	39,134,868	63,283
B Preferred Stock	12,634,398	10,880,018	68,101
Total	118,117,738	104,446,332	$131,390
The Company’s Series A-1 redeemable convertible preferred stock does not have any liquidation preference. The liquidation preferences for Series A-2 and Series B redeemable convertible preferred stock were as follows:
	As of December 31, 2019 and 2020
	Liquidation Preferences	Issuance Price/Liquidation Preference Per Share
Series A-2	$31,699	$0.81
Series B	34,490	3.17
Total	$66,189
The rights, preferences, restrictions, and privileges of the holders of redeemable convertible preferred stock are as follows:
Liquidation Preferences
Upon liquidation, dissolution, or winding up of the Company or a deemed liquidation event as defined in the Amended and Restated Certificate of Incorporation, the assets legally available for distribution to the Company’s stockholders will be distributed to the holders of Series A-1 redeemable convertible preferred stock and the holders of Class A common stock and Class B common stock after payment of liquidation proceeds to holders of Series A-2 redeemable convertible preferred stock and Series B redeemable convertible preferred stock as set forth in the Amended and Restated Certificate of Incorporation. The holders of the Series A-2 and Series B redeemable convertible preferred stock are entitled to receive an amount per share equal to the sum of i) the Series A-2 redeemable convertible preferred stock original issue price ($0.81 per share) or the Series B redeemable convertible preferred stock original issue price ($3.17) (dependent on the redeemable convertible preferred shares series owned) and ii) any declared but unpaid dividends on such shares. If the proceeds distributed amongst the holders of the Series A-2 and Series B redeemable convertible preferred stock are insufficient to permit full payment of the previously mentioned

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
liquidation preferences, then the entire proceeds legally available for distribution are to be distributed ratably amongst the holders of such shares in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Second, preferential payout will be made to the holders of Class A and Class B common stock, Series A-1 and A-2 redeemable convertible preferred stock pro rata on an as-converted to Class A and Class B common stock basis until the holders of the Series A-2 redeemable convertible preferred stock have received $3.24 per share.
Finally, if proceeds remain after the Series A-2 redeemable convertible preferred stockholders have received $3.24 per share, the holders of Class A and Class B common stock and Series A-1 redeemable convertible preferred stock will receive the remaining proceeds pro rata on an as-converted to Class A and Class B common stock basis.
Dividends
Redeemable convertible preferred stockholders are entitled to receive dividends when and if declared by the board of directors prior and in preference (or simultaneously on a pari passu basis) to the payment of any dividend or distribution on the shares of Class A and Class B common stock.
Dividends that are payable in Class A and Class B common stock are not subject to the preference above and Class A and Class B common stockholders may participate in any such stock dividends.
Redemption
Any time after March 12, 2021, the holders of at least 60% of the then outstanding shares of Series A-2 redeemable convertible preferred stock and Series B redeemable convertible preferred stock (which must include the approval of General Atlantic (SQRS II) LP and General Atlantic (SQRS) LP (“GA”) so long as GA holds at least 7,200,000 shares) can submit to the Company a request to redeem all of the then outstanding shares of Series A-2 redeemable convertible preferred stock and Series B redeemable convertible preferred stock at $1.62 per share, and $6.33 per share, respectively, in three annual installments (the date of each such installment the “Redemption Date”). If the funds of the Company are not sufficient to redeem the full number of shares, the funds legally available will be used to redeem the maximum number of shares ratably among the holders of such shares to be redeemed. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences associated with such shares until additional funds are legally available for redemption.
The redemption value of the redeemable convertible preferred stock is as follows as of December 31, 2019 and 2020:
Redemption Value
Series A-2	$63,462
Series B	68,891
Total redemption value	$132,353
As noted in the “Liquidation Preferences” section above, the Series A-1 redeemable convertible preferred stock is redeemable upon a deemed liquidation event, the occurrence of which is not solely within the Company’s control. Since redemption is not probable (i.e., a deemed liquidation event is not probable), the Series A-1 redeemable convertible preferred stock has also been classified as temporary (mezzanine) equity.
Conversion Privileges
Series A-1 redeemable convertible preferred stock becomes Disqualified if the initial owner transfers its shares and their related control of the shares. The holders of Disqualified Series A-1 redeemable convertible

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
preferred stock (as defined in the Charter), Series A-2 redeemable convertible preferred stock and Series B redeemable convertible preferred stock can at any time, and in any event on or prior to the fifth day prior to the redemption date, if applicable, convert their stock to Class A common stock as determined by dividing the original issue price by the conversion price in effect at the time. The holders of Series A-1 redeemable convertible preferred stock (other than Disqualified Series A-1 redeemable convertible preferred stock) can at any time convert their shares into Class B common stock as determined by dividing the original issue price by the conversion price in effect at the time. As of December 31, 2020, the conversion price is $0.81, $0.81, and $3.17 for the Series A-1, Series A-2, and Series B redeemable convertible preferred stock, respectively. The conversion price will be adjusted for any issuances of common stock without consideration or for consideration per share less than the conversion price applicable to Series A-2 or Series B redeemable convertible preferred stock, stock splits or dividends, combinations, other distributions or recapitalizations.
As of December 31, 2020, 4,092,447 shares of outstanding Series A-1 redeemable convertible preferred stock were Disqualified and 50,338,999 shares of outstanding Series A-1 redeemable convertible preferred stock, primarily held by the CEO, were Qualified.
Automatic Conversion
Each share of Series A-1 redeemable convertible preferred stock (other than Disqualified Series A-1 redeemable convertible preferred stock) shall automatically be converted into a share of Class B common stock and all other series of redeemable convertible preferred stock shall automatically be converted into a share of Class A common stock at the applicable conversion rate for such series of redeemable convertible preferred stock immediately prior to the earlier of (i) the Company’s sale of its Class A and Class B common stock in a firm commitment, underwritten public offering pursuant to a registration statement on Form S-1 which exceeds $100,000 in aggregate proceeds, or (ii) (A) in regards to the Series A-1 redeemable convertible preferred stock (Qualified and Disqualified) or the Series B redeemable convertible preferred stock, the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series A-1 redeemable convertible preferred stock (Qualified and Disqualified) or Series B redeemable convertible preferred stock, respectively and (B) in regards to the Series A-2 redeemable convertible preferred stock, the date specified by vote or written consent of the holders of at least 60% of the then outstanding shares of Series A-2 redeemable convertible preferred stock.
Voting Rights
The holder of each share of Series A-1 redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, and Series B redeemable convertible preferred stock shall have the right to one vote for each share of Class A and Class B common stock into which such redeemable convertible preferred stock could then be converted (assuming for such purposes only that all such redeemable convertible preferred stock is convertible into Class B common stock at its then applicable conversion rate), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A and Class B common stock, except as otherwise provided in the Charter or by law.
Series A-1, Series A-2 and Series B Redeemable Convertible Preferred Stock Purchase
On October 29, 2019, existing stockholders of the Company (the “Sellers”) agreed to sell certain shares of the Company’s Series A-1, Series A-2 and Series B redeemable convertible preferred stock to a new stockholder (the “Purchaser”) in exchange for cash. The Sellers collectively sold 509,788 shares of Series A-1 redeemable convertible preferred stock, 1,263,788 shares of Series A-2 redeemable convertible preferred stock and 265,576 shares of Series B redeemable convertible preferred stock to the Purchaser for $24.52 per share for an aggregate consideration of $50,000.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
15.   Stockholders’ Equity/(Deficit)
Class A Common Stock
Each holder of shares of Class A common stock shall be entitled to one-tenth of one vote for each share held; following an initial public offering (“IPO”), holders of shares of Class A common stock will be entitled to one vote for each share held.
Class B Common Stock
Each holder of shares of Class B common stock shall be entitled to one vote for each share held; following an IPO, holders of shares of Class B common stock will be entitled to ten votes for each share held.
Tender Offer
On November 5, 2019, the Company commenced a one-time cash tender offer to repurchase up to a combined 2,200,000 shares of Class A common stock and Class B common stock, including those issuable upon exercise of options, (together, the “Eligible Shares”) for the current fair value of $24.52 per share for an aggregate purchase price of $53,944 from employees (the “Tender Offer”). Unvested shares of Class A and Class B common stock, including those issuable upon exercise of unvested options and those issuable upon settlement of unvested restricted stock units (“RSUs”), were not eligible to participate in the Tender Offer. On December 11, 2019 (the “Tender Offer Closing date”), the Company completed the Tender Offer for the elected Eligible Shares in the amounts of 34,104 shares of Class A common stock and 1,779,290 shares of Class B common stock for a total consideration of $44,463. The Company recorded the transactions as a reduction to equity as the transaction completed at fair value.
The board of directors of the Company approved the immediate retirement of all of Class A common stock and Class B common stock that were repurchased from existing stockholders of the Company upon the Tender Offer Closing date.
Investor Repurchase
The Company agreed to repurchase outstanding Class A common stock, Class B common stock, Series A-1, Series A-2 and Series B redeemable convertible preferred stock from existing stockholders on December 13, 2019 (the “Repurchase Closing date”). The Company repurchased 11,478 shares of Class A common stock, 591,177 shares of Class B common stock, 3,568,514 shares of Series A-1 redeemable convertible preferred stock, 8,348,512 shares of Series A-2 redeemable convertible preferred stock and 1,754,380 shares of Series B redeemable convertible preferred stock for $24.52 per share for an aggregate purchase price of $350,000.
The board of directors of the Company approved the immediate retirement of all of Class A common stock, Class B common stock, Series A-1, Series A-2 and Series B redeemable convertible preferred stock that were repurchased from existing stockholders of the Company upon the Repurchase Closing date.
Dividends
The Company shall not declare or pay any dividends on Class A common stock or Class B common stock unless the same dividend or distribution with the same record date and payment dated shall be declared or paid on all shares of Class A and Class B common stock.
During the year ended December 31, 2019, the Company did not declare or pay any dividends. On December 7, 2020, the Company declared a one-time dividend of $2.666 per share, for a total of $328,112, for all stockholders of record as of December 14, 2020. Dividends of $327,745 were paid on December 29,

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
2020 to redeemable convertible preferred stockholders and Class A and Class B common stockholders with the remainder paid during January 2021.
The Company had reserved shares of Class A and Class B common stock for issuance, on an as-converted basis, as follows:
December 31, 2019
Shares reserved for redeemable convertible preferred stock outstanding	104,446,332
Options issued and outstanding	6,602,149
RSUs	5,723,783
Executive restricted stock	4,460,858
Shares available for future grants	1,787,435
Total	123,020,557
December 31, 2020
Shares reserved for redeemable convertible preferred stock outstanding	104,446,332
Options issued and outstanding	5,228,413
RSUs	5,441,475
Executive restricted stock	4,460,858
Shares available for future grants	8,727,557
Total	128,304,635
16.   Accumulated Other Comprehensive Income/(Loss)
Accumulated other comprehensive income/(loss) activity was as follows:
	December 31, 2018	Additions	Reclassifications	Provision for income taxes	December 31, 2019
Foreign currency translation loss	$(101)	(86)	—	—	$(187)
Unrealized gains/(losses) on marketable securities	(55)	148	30	(44)	79
Accumulated other comprehensive income/(loss)	$(156)	62	30	(44)	$(108)
	December 31, 2019	Additions	Reclassifications	Provision for income taxes	December 31, 2020
Foreign currency translation loss	$(187)	2,528	—	—	$2,341
Unrealized gains/(losses) on marketable securities	79	41	5	(11)	114
Accumulated other comprehensive income/(loss)	$(108)	2,569	5	(11)	$2,455
17.   Stock-based Compensation
Squarespace, Inc. Amended and Restated 2008 Equity Incentive Plan
In January 2008, the Company established and approved the Squarespace, Inc. 2008 Equity Incentive Plan which was ratified in 2010 and was subsequently amended and restated in March 2016 (“the 2008

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Plan”). Under the 2008 Plan, which covers certain employees and consultants, the Company granted shares of its Class B common stock in the form of stock options. The stock options granted have a contractual life of ten years and generally vest over four years. The exercise price of the stock options was equal to the fair value of the Class B common stock of the Company as of the date of grant, as determined by the Company’s board of directors. After November 17, 2017, there were no additional grants from the 2008 Plan. Shares issued under the 2008 Plan shall be drawn from authorized and unissued shares. In addition to service based awards, the Company also granted certain options that contain both a service condition and performance condition, as discussed below.
A summary of the Company’s stock option activity for the 2008 Plan during the years ended December 31, 2019 and 2020 is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Aggregate Intrinsic Value
As of December 31, 2018	9,334,493	$2.08	5.46	$115,122
Options granted	—	—
Options exercised	(2,481,266)	1.61
Options forfeited and cancelled	(251,078)	4.15
As of December 31, 2019	6,602,149	$2.18	4.69	$147,482
Options granted	—	—
Options exercised	(897,777)	1.60
Options forfeited and cancelled	(475,959)	6.05
As of December 31, 2020	5,228,413	$1.93	3.60	246,101
Options vested at December 31, 2020	5,138,861	$1.87	3.55	$242,178
Options expected to vest at December 31, 2020	89,552	$5.19	0.48	$3,923
Exercisable at December 31, 2020	5,138,861	$1.87	3.55	$242,178
As of December 31, 2019 and 2020, there was $1,919 and $128 of total unrecognized compensation costs, respectively, net of actual forfeitures, related to stock option grants that are expected to be recognized over a weighted-average period of 1.3 and 0.5 years, respectively. The tax benefit of stock option exercises was $8,719 and $1,291 for the years ended December 31, 2019 and 2020, respectively.
The Company recognizes the impact of forfeitures in the period that the option is forfeited. All of the Company’s stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.
On August 22, 2017 and September 10, 2017, the Company granted a total of 513,239 stock options to certain executives that contained both a service condition and a performance condition (“IPO Options”). These stock options have an exercise price of $6.15 per share of Class B common stock and total fair value of $1,351 on their respective grant dates. These stock options shall vest and become exercisable as follows: (i) 33.3% of the total number of shares underlying these options will vest upon an IPO or a change in control of the Company, as defined in the option agreements (the “Initial Vesting Date”) and (ii) thereafter, 33.3% of the total number of shares underlying these options shall vest on each of the one year anniversary of the Initial Vesting Date and the two year anniversary of the Initial Vesting Date, respectively, provided that each executive continues to provide services to the Company on the applicable vesting date. As of December 31, 2019, the Company did not record compensation expense related to the IPO Options since the performance condition was not deemed satisfied, as the closing of an IPO or change in control is not

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
deemed probable until consummated. During the year ended December 31, 2020, upon the departure of executives holding the IPO Options, 438,239 of the outstanding IPO Options were forfeited in accordance with the original terms of the award and 75,000 IPO Options were modified to waive the performance condition allowing one executive to vest in the award. Accordingly, the Company remeasured the fair value of the IPO Options that were allowed to vest on the modification date and recognized $1,180 of stock-based compensation expense included in general and administrative in the consolidated statements of operations.
Squarespace, Inc. 2017 Equity Incentive Plan
On November 17, 2017, the Company’s board of directors approved the Squarespace, Inc. 2017 Equity Incentive Plan (“the 2017 Plan”). Under the 2017 Plan, the Company may grant shares of its Class A common stock in the form of restricted stock units (“RSUs”), stock options, stock appreciation rights, performance stock awards and other stock awards. RSUs generally vest over four years and are measured based on the fair market value of the underlying Class A common stock on the date of grant, as determined by the Company’s board of directors. The maximum number of shares available for issuance under the 2017 Plan as of December 31, 2020 was 7,501,393.
A summary of the Company’s RSU activity for the 2017 Plan during the years ended December 31, 2019 and 2020 is as follows:
	Number of RSUs	Weighted Average Grant Date Fair Value Per RSU
RSUs outstanding – December 31, 2018	2,012,399	$13.65
RSUs granted	4,465,569	17.55
RSUs vested	(385,735)	13.58
RSUs forfeited and cancelled	(368,450)	13.86
RSUs outstanding – December 31, 2019	5,723,783	$16.70
RSUs granted	1,585,618	33.43
RSUs vested	(1,366,242)	16.16
RSUs forfeited and cancelled	(501,684)	16.79
RSUs outstanding – December 31, 2020	5,441,475	$21.27
As of December 31, 2019 and 2020, the fair value of share units vested was $7,099 and $42,616, respectively. As of December 31, 2019 and 2020, there was $79,860 and $95,101 of total unrecognized compensation costs related to RSU grants that are expected to be recognized, respectively, over a weighted-average period of 1.9 and 2.9 years, respectively.
In connection with the vesting of the RSUs, the Company reacquired 184,779 shares for $3,340 and 648,097 shares for $20,161 during the years ended December 31, 2019 and 2020, respectively, in order to satisfy employee tax withholding obligations. The employees received the net number of shares after consideration to those reacquired. The reacquired shares subsequently became available again for issuance under the Plan.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
The following table summarizes the shares available for future grants:
Shares Available for Future Grant
Balance at December 31, 2018	5,448,697
Granted	(4,465,569)
Forfeited and cancelled	619,528
Reacquired to satisfy employee tax withholding obligations	184,779
Balance as of December 31, 2019	1,787,435
Additional Class A common shares available for issuance	6,900,000
Granted	(1,585,618)
Forfeited and expired	977,643
Reacquired to satisfy employee tax withholding obligations	648,097
Balance as of December 31, 2020	8,727,557
On April 28, 2020, the board of directors amended the 2017 Equity Incentive Plan to include an additional 6,900,000 Class A common shares available for issuance.
Executive Restricted Stock Grant
On August 22, 2017, the Company granted its CEO 4,460,858 shares of Class B common stock with a grant date fair value of $27,434 (the “CEO Stock Grant”). Under the terms of the initial agreement, these shares were to be forfeited as of a date that is three years and six months following the date of grant unless one of the following occurs prior to that date: (1) a Liquidation Event (other than a liquidation, dissolution or winding up of the Company) as defined by the Stock Grant Agreement or (2) an IPO, as defined by the Stock Grant Agreement.
On August 24, 2020, the board of directors modified the forfeiture provision of the CEO Stock Grant by extending the forfeiture date from February 22, 2021 to August 22, 2021. The modification of the forfeiture date is accounted for as the grant of the new award, accordingly, the Company updated the fair value of the CEO Stock Grant on the modification date. The Company estimated the fair value of the Class B common stock to be $51.40 per share on the modification date and the revised measured but unrecognized compensation expense of the award is $229,288.
The Company has not recorded stock-based compensation related to the CEO Stock Grant since the award is subject to forfeiture if a Liquidation Event or an IPO does not occur prior to August 22, 2021 and neither provision is deemed probable of occurring until consummated. Upon consummation of a Liquidation Event or an IPO prior to August 22, 2021, the Company will record compensation expense of $229,288 in its statements of operations.

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
Stock-Based Compensation
The classification of stock-based compensation by line item within the consolidated statement of operations is as follows:
	Year Ended December 31,
	2019	2020
Cost of revenue	$532	$780
Research and product development	12,087	21,619
Marketing and sales	1,737	3,144
General and administrative	3,619	5,711
Total stock-based compensation	$17,975	$31,254
The amount above excludes $346 and $163 of stock compensation capitalized as property and equipment, net, for the years ended December 31, 2019 and 2020, respectively. The tax benefit associated with stock-based compensation recognized was $9,130 and $6,260 for the years ended December 31, 2019 and 2020, respectively.
18.   Retirement Plans
The Company has a 401(k) savings plan in which the employees of the Company may participate. Employees may elect to defer portions of their salary pursuant to a formula upon meeting certain age and service requirements. The Company make matching contributions on behalf of participants equal to 100% on participant contributions up to 3% of their compensation and 50% for participant contributions up to an additional 2% of their compensation. Participants are immediately and fully vested in their voluntary contributions and all matching contributions. Participants are immediately and fully vested in their voluntary contributions and all matching contributions.
The Company’s 401(k) matching payments, totaling $3,368 and $4,329 for the years ended December 31, 2019 and 2020, respectively, are included on a specific identification basis per applicable employee to the consolidated statement of operations line item to which the employee’s compensation is recorded.
Limited offers a tax efficient Defined Contribution Pension plan to all of its employees, and after completing three months of service, will contribute up to 4% of the employee’s annual salary. During the years December 31, 2019 and 2020, Limited contributed $117 and $140, respectively, to this plan.
19.   Related Party Transactions
On September 1, 2014, the Company entered into an agreement with Getty Images to resell certain content to the Company’s customers. The Deputy Chairman of Getty Images is a member of the Company’s board of directors. Amounts recorded in connection with this agreement were not material for the years ended December 31, 2019 and 2020.
20.   Net Income/(Loss) per Share Attributable to Class A and Class B Common Stockholders
The Company computes net income/(loss) per share of Class A common stock and Class B common stock under the two-class method required for multiple classes of common stock and participating securities. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock are substantially identical, other than voting rights. Accordingly, the Class A common stock and Class B common stock share in the Company’s net income/(loss).

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
The following table sets forth the computation of basic and diluted loss per share attributable to Class A and Class B common stockholders:
	Year Ended December 31,
	2019	2020
Numerator:
Net income	$58,152	$30,588
Less: accretion of redeemable convertible preferred stock to redemption value	(5,340)	(4,844)
Less: deemed dividends upon redemption of redeemable convertible preferred stock	(311,610)	—
Less: declared dividends to preferred shareholders	—	(278,454)
Net loss attributable to Class A and Class B common stockholders, basic and diluted	$(258,798)	$(252,710)
Denominator:
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	17,354,458	17,917,236
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(14.91)	$(14.10)
The following weighted-average outstanding shares of potentially dilutive securities were excluded from the computation of diluted income per share attributable to Class A and Class B common stockholders for the periods presented because including them would have been antidilutive:
	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock	104,446,332	104,446,332
Outstanding stock options	6,602,149	5,228,413
Restricted stock units	5,723,783	5,441,475
Executive restricted stock	4,460,858	4,460,858
Total	121,233,122	119,577,078
21.   Subsequent Events
The Company has evaluated subsequent events through March 11, 2021, the date the consolidated financial statements were available to be issued.
Stock-Based Compensation
During 2021, the Company granted 721,806 RSUs in Class A common stock, vested 525,815 RSUs in Class A common stock, and 487,307 stock options in Class B common stock were exercised for cash consideration of $420.
22.   Subsequent Events (Unaudited)
Issuance of Class C Common Stock
On March 15, 2021, the Company amended its certificate of incorporation and created the Class C common stock with authorized shares of 7,673,154 and a par value of $0.0001. The Class C common stock

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
has similar rights as our Class A common stock and Class B common stock, except as to conversion and voting rights. Subsequent to the amendment, the Company issued 4,452,023 shares of its Class C common stock for proceeds of $304,409, net of issuance costs.
Acquisition of Tock, Inc.
On March 31, 2021, the Company acquired all of the equity interests in Tock, Inc. (“Tock”), a reservation platform for prepaid reservations, access to restaurant management data, and other customization features. The purpose of the acquisition was to expand the Company’s complimentary suite of services available with a platform for reservations, take-out, delivery and events for the hospitality industry. The total consideration for the transaction was $426,872, consisting of $226,821 of cash, $188,179 of the Company’s Class C common stock and $11,872 of net working capital adjustments. The initial purchase accounting, including the identification and allocation of consideration to assets acquired, is not complete and the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The Company expects to recognize approximately $93,000 of identifiable finite-lived intangible assets and $336,194 of goodwill related to the acquisition of Tock. The identifiable finite-lived intangible assets are expected to be amortized over their useful lives which are estimated to be between 3 to 12 years. In addition, the Company issued $30,000 of Class C common stock in the form of RSUs to Tock shareholders, which will vest over three years contingent upon the continued service. Accordingly, the Company will recognize this $30,000 as stock-based compensation expense over the three year service period on a straight-line basis.
The following table sets forth the preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded to goodwill:
Tock
Net tangible assets (liabilities) assumed	$(2,322)
Customer relationships – restaurants	64,000
Customer relationships – enterprise	19,000
Tradename	6,000
Developed technology	4,000
Net assets acquired	$90,678
Consideration	426,872
Goodwill	$336,194
Casalena Performance Award
On April 15, 2021 (“Grant Date”), the board of directors of the Company approved an RSU grant to Anthony Casalena, CEO, of 2,750,000 Class A common shares (“Casalena Performance Award”). The Casalena Performance Award vesting is contingent on both service- and market-based vesting conditions. The market-based vesting condition is based on the achievement of specified Class A common stock price targets during the period beginning upon the effectiveness of the registration statement and ending on the fifth anniversary of the Grant Date (“Performance Period”). The Casalena Performance Award is divided into ten equal tranches. The market-based vesting condition is eligible to vest based on the achievement of ten different and progressively increasing stock price targets. The targets will be deemed to have been achieved when the average closing price of a share of the Company’s Class A common stock on the trading days over any consecutive 30 calendar day period during the Performance Period equals or exceeds the applicable Class A common stock price target. The service-based vesting condition is deemed met in four equal installments over four years starting on the first anniversary of the Grant Date. Although the service-based

SQUARESPACE, INC.
Notes to Consolidated Financial Statements
(In thousands, except shares and per share amounts)
vesting condition period is four years, Mr. Casalena must be employed by the Company at the time the market condition is met in order to vest in any tranche of the award.
The Company estimated the fair value of the Casalena Performance Award on the grant date to be approximately $84,450 using a Monte Carlo simulation with a weighted-average grant date fair value of $30.71 per Class A common share. The Company will recognize the fair value of the award as stock-based compensation expense using the accelerated attribution method over the longer of (i) the period of time the market condition for each tranche is expected to be met (i.e., the derived service period) or (ii) the service vesting condition of four years.
Stock-Based Compensation
The Company has completed its estimate of the fair value of its Class A common stock for financial reporting purposes as a weighted-average $63.70 per share for shares granted prior to March 11, 2021.
Following March 11, 2021, the Company has granted 4,867 shares of Class A common stock in the form of RSUs based on an average fair market value of the underlying Class A common stock of $68.42 per share on the date of grant, vested 105 RSUs in Class A common stock and 440,207 stock options in Class B common stock were exercised for cash consideration of $384. In addition, the Company issued 438,468 shares of Class C common stock in the form of RSUs to the shareholders of Tock, which will vest over three years contingent upon continued service. The average fair market value of these RSUs was $68.42 per share. Accordingly, the Company will recognize $30,000 as stock-based compensation expense over the requisite three year service period on a straight-line basis.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders of
Tock, Inc.
Report on the Financial Statements
We have audited the accompanying financial statements of Tock, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tock, Inc. as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Marcum LLP
Marcum LLP
Deerfield, IL
February 26, 2021

TOCK, INC.
BALANCE SHEET
DECEMBER 31, 2020
Assets
Current Assets
Cash	$15,996,479
Restricted cash	12,333,574
Accounts receivable, net	109,342
Prepaid expenses and other current assets	309,578
Deferred contract costs, current portion	239,371
Due from vendors	2,743,999
Total Current Assets	31,732,343
Property, Equipment and Software, Net	2,798,206
Other Assets
Deferred contract costs, net of current portion	365,427
Other assets	111,701
Total Other Assets	477,128
Total Assets	$35,007,677
The accompanying notes are an integral part of these financial statements.

TOCK, INC.
BALANCE SHEET (CONTINUED)
DECEMBER 31, 2020
Liabilities and Stockholders’ Equity
Current Liabilities Accounts payable	$1,561,501
Accrued expenses	1,628,887
Deferred revenue	20,695
Funds payable and amounts due to customers	15,077,573
Total Current Liabilities	18,288,656
Other Liabilities	247,964
Total Liabilities	18,536,620
Stockholders’ Equity
Preferred stock, $.00001 par value 106,931,596 shares authorized; 106,931,596 shares issued and outstanding	1,069
Common stock, $.00001 par value 303,496,542 shares authorized; 121,392,684 shares issued; 120,787,253 shares outstanding	1,214
Additional paid-in capital	31,141,171
Treasury stock, 605,431 shares, at par value	(6)
Accumulated deficit	(14,672,391)
Total Stockholders’ Equity	16,471,057
Total Liabilities and Stockholders’ Equity	$35,007,677
The accompanying notes are an integral part of these financial statements.

TOCK, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
Net Sales	$23,027,648
Cost of Sales	9,863,508
13,164,140
Operating Expenses Sales and marketing expenses	4,948,987
General and administrative expenses	9,026,016
Total Operating Expenses	13,975,003
Other Income (Expense) Foreign currency transaction losses	(1,738)
Interest income	5,886
Other income	7,126
Total Other Income	11,274
Net Loss	$(799,589)
The accompanying notes are an integral part of these financial statements.

TOCK, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2020
	Preferred Stock
	Series A-3		Series A		Series A-2		Series Seed		Common Stock		Additional Paid in Capital	Treasury Stock		Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount		Total
Balance — January 1, 2020	—	$—	20,616,548	$206	40,893,799	$409	13,888,889	$139	119,268,939	$1,193	$20,634,480	(605,431)	$(6)	$(13,872,802)	$6,763,619
Exercise of options	—	—	—	—	—	—	—	—	2,123,745	21	509,677	—	—	—	509,698
Issuance of Series A-3 preferred stock	31,532,360	315	—	—	—	—	—	—	—	—	9,999,682	—	—	—	9,999,997
Stock issuance costs (Series A-3)	—	—	—	—	—	—	—	—	—	—	(130,000)	—	—		(130,000)
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	127,332	—	—	—	127,332
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(799,589)	(799,589)
Balance — December 31, 2020	31,532,360	$315	20,616,548	$206	40,893,799	$409	13,888,889	$139	121,392,684	$1,214	$31,141,171	(605,431)	$(6)	$(14,672,391)	$16,471,057
The accompanying notes are an integral part of these financial statements.

TOCK, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020
Cash Flows From Operating Activities
Net loss	$(799,589)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,465,947
Amortization of contract costs	113,313
Stock based compensation	127,332
Bad debt expense	16,248
Changes in operating assets and liabilities:
Accounts receivable	417,508
Prepaid expenses	35,295
Due from vendors	(1,010,205)
Other assets	(703,234)
Accounts payable	1,305,745
Accrued expenses	830,424
Deferred revenue	(325,543)
Funds payable and amounts due to customers	10,064,770
Other liabilities	233,564
Total Adjustments	12,571,164
Net Cash Provided by Operating Activities	11,771,575
Cash Flows Used in Investing Activities Purchases of property, equipment and software	(2,111,131)
Cash Flows From Financing Activities
Proceeds from issuance of Series A-3 preferred stock	9,999,997
Payments for stock issuance costs (Series A-3)	(130,000)
Proceeds from exercise of stock options	509,698
Net Cash Provided by Financing Activities	10,379,695
Net Increase in Cash and Restricted Cash	20,040,139
Cash and Restricted Cash − Beginning	8,289,914
Cash and Restricted Cash − Ending	$28,330,053
Reconciliation of cash and restricted cash reported in the balance sheet:
Cash	$15,996,479
Restricted Cash	12,333,574
Total Cash and Restricted Cash	$28,330,053
Cash Paid During the Year for:
Interest	$871
The accompanying notes are an integral part of these financial statements.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Tock, Inc. (the “Company”) provides a hospitality platform and application system for restaurants and other businesses that facilitates reservation, guest and table management, pickup and delivery and event management ticketing systems and related services. The Company conducts its operations out of its headquarters in Chicago, Illinois.
RECLASSIFICATION
Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on the statement of operations net loss.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates and assumptions include those related to stock-based compensation and revenue recognition. Actual results could differ from those estimates.
CASH CONCENTRATIONS
The Company maintains its cash in accounts which, at times, exceed federally insured limits of $250,000. At December 31, 2020 the Company had approximately $28 million in excess of this limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to these accounts.
CASH AND RESTRICTED CASH
The Company considers all highly liquid investments with original maturities of 90 days or less at acquisition to be cash equivalents.
The Company holds funds on behalf of restaurant customers under transactions described in Note 4. While the Company does not have any contractual obligations to hold such cash as restricted, the Company has presented such amounts as restricted cash in the accompanying balance sheet.
ACCOUNTS RECEIVABLE
Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the allowance method to account for uncollectible accounts receivable balances. Factors used to establish an allowance include the age of the outstanding receivable, credit quality of the customer and other customer specific circumstances. The collectability of accounts receivable are assessed regularly and the policy to write off any past due amounts is based on management’s discretion. The allowance for doubtful accounts was $0 as of December 31, 2020.
PROPERTY, EQUIPMENT AND SOFTWARE, NET
Property, equipment and software are stated at cost less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. When property, equipment and software are retired or

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease related to leasehold improvements, whichever is shorter, over the following estimated useful lives:
Years
Computer equipment and software	3 – 5
Website and software development costs	3
Furniture and fixtures	7
Leasehold improvements	Lesser of useful life or remaining lease term
WEBSITE AND SOFTWARE DEVELOPMENT COSTS
The Company capitalizes certain direct costs associated with its website and software development. The Company begins to capitalize its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria, including preliminary project costs, as well as maintenance and training costs, are expensed as incurred. Capitalized costs primarily include external direct costs of services and payroll costs for employees devoting time to the software projects principally related to website and mobile app development, including support systems, software coding, designing system interfaces and installation and testing of the software.
Capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated at three years beginning when the asset is substantially ready for use. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized and amortized over the estimated useful life of the enhancements.
IMPAIRMENT OF LONG-LIVED ASSETS
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The assessment of possible impairment is based upon the Company’s ability to recover the carrying value of the assets from the estimated undiscounted future net cash flows, before interest and taxes, of the related operations. The amount of impairment loss, if any, is measured as the excess of the carrying value of the asset over the present value of estimated future cash flows, using a discount rate commensurate with the risks involved and based on assumptions representative of market participants. As of December 31, 2020 there was no impairment recognized on long-lived assets.
ADOPTION OF TOPIC 606
The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”), effective as of January 1, 2020, using the modified retrospective method applied to those contracts that were not completed as of January 1, 2020. Results for reporting periods beginning after January 1, 2020 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with historic accounting under Topic 605. There was no significant impact to retained earnings as of January 1, 2020, or to revenue for the year ended December 31, 2020, after adopting Topic 606, as revenue recognition and timing of revenue did not change as a result of implementing Topic 606.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Topic 606 requires revenue to be recognized when an entity transfers control of goods or services to a customer in an amount that reflects the consideration to which a company also expects to be entitled to for those goods or services.
To achieve this core principle, the Company recognizes revenue from contracts with customers based on the following five steps:
1)
Identify the contract with a customer;

2)
Identify the performance obligations in the contract;

3)
Determine the transaction price;

4)
Allocate the transaction price to performance obligations in the contract; and

5)
Recognize revenue when or as the Company satisfies a performance obligation.

NATURE OF SERVICES
The Company’s revenues are primarily derived from subscription fees, payment-processing fees, engineering services, and metered GMV fees earned from referrals to certain payment processing vendors.
Subscription fees include Software-as-a-Service (“SaaS”) revenue for the right to use of Company’s internally developed software for a limited period of time in an environment hosted by the Company. The customer accesses and uses the software on an as needed basis or at a fixed fee arrangement over the Internet; however, the customer has no right to take delivery of the software. The underlying arrangements typically include a single fee for the service that is billed monthly. The Company’s SaaS solutions represent a series of distinct services that are substantially the same and have the same pattern of transfer to the customer. Revenue from a SaaS solution is generally recognized ratably over the term of the arrangement.
Payment-processing fee revenue is recognized at the time that payments are processed. Payments for the Company’s restaurant customers are processed either through the Company’s proprietary Tock Payment Platform (“TPP”) system or through a third-party payment processor referred by the Company. The Company bills its customers monthly or as frequently as may be set forth in the contract.
•
TPP payment-processing: For payments processed through TPP, the Company is the merchant of record and is responsible for establishing pricing directly with customers, has discretion in vendor selection, and is ultimately responsible for the fulfillment of the payment processing. The Company also assumes the credit risk under these transactions and is responsible for remitting the amounts collected, less the Company’s fees, to the restaurant customers.

The Company determined that it is the primary obligor under payments processed through TPP because it is acting as the principal in providing the service and records all processing fees collected as revenues on a gross basis under this arrangement. See Note 4 for additional information over such gross merchandise volume transactions.

•
Non-TPP payment-processing: For payments processed through a third-party payment processor referred by the Company, the Company is not responsible for processing the transaction or remitting the funds to the restaurant customers. In such cases, the Company settles up with this third-party monthly for its portion of fees earned. The Company determined that it is not the primary obligor under this arrangement and records revenues on a net basis.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
NATURE OF SERVICES (CONTINUED)
The Company recognizes revenues earned from engineering services, which consist of integration services, and monthly program support and exclusivity fees, pursuant to a Master Services Agreement between the Company and a third-party. Integration services revenue is recognized over time as the services are performed. The Company believes the output method of hours worked provides the best depiction of the transfer of the Company’s services since the customer is receiving the benefit from the Company’s services as the service is performed. Monthly program support and exclusivity fee revenue is recognized ratably over the contractual period that the services are delivered. The Company recognizes revenue ratably because the customer received and consumes the benefits of the service throughout the contract period. The Company bills the customer monthly.
Metered GMV fees are additional fees earned by the Company from referrals of restaurant customers to specific vendors and are recognized in the month that such services are provided by the Company.
Other revenues consist of fees generated from shipping and order fees and are recognized in the period the services are performed.
Beginning in November 2020, the Company sells gift cards, which do not have expiration dates and accepts gift cards as a payment method on its platform. The Company records the proceeds from the sale of gift cards as a liability as the Company holds the funds on behalf of its restaurant customers. As of December 31, 2020, gift cards liability amounted to $475,651, which is included in Funds Payable and Amounts due to Customers and recorded a corresponding balance in Restricted Cash on the accompanying balance sheet (see Note 4). The Company recognizes the estimated breakage amount as revenue in proportion of the rights exercised by the gift card holders.
For the year ended December 31, 2020, no gift card breakage revenue is recognized as the Company determined none of the gift cards should be considered for breakage as none were older than 60 days.
The Company accounts for sales taxes collected from customers on a net basis. Payments are typically due 15 days after month end.
CONTRACT BALANCES
A contract asset is the right to consideration for transferred goods or services when the amount is conditioned on something other than the passage of time. As of December 31, 2020, there were no contract assets recorded on the Company’s balance sheet.
A contract liability is an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration (or the amount is due) to the customer. Deferred revenue at December 31, 2020 amounted to $20,695 of prepayments received from customers.
DISAGGREGATED REVENUE
During the year ended December 31, 2020 the Company recognized revenues from the following sources:
Source:	2020	%
Subscription fee revenue	$3,401,989	15%
TPP payment-processing	9,613,388	42%
Non-TPP payment-processing	397,406	2%

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Source:	2020	%
Engineering services revenue	2,973,952	13%
Metered GMV fees	5,020,047	22%
Other revenue	1,620,866	6%
Total	$23,027,648	100%

In April 2020, Tock added a “Tock to Go” feature that allowed customers to offer delivery and take-out on their Tock page as a result of the changes in the restaurant industry under the COVID 19 pandemic. This new offering to customers played a key role in the Company’s revenue growth in 2020.
During the year ended December 31, 2020, one customer individually accounted for approximately 13% of net sales.
SIGNIFICANT JUDGMENTS AND ESTIMATES
Certain contracts include multiple performance obligations, consisting of integration services, and monthly program support and exclusivity fees related to engineering services. As these services generally do not require a significant amount of integration or interdependency; therefore, these performance obligations are not combined.
The Company allocates the transaction price for each contract to each performance obligation based on the relative standalone price (“SSP”) for each performance obligation within each contract. The Company uses judgment in determining the SSP for each of the services. For substantially all performance obligations, except for integration services, and monthly program support and exclusivity fees, the Company is able to establish the SSP based on observable prices of services sold separately. As a result, the SSP for integration services included in a contract with multiple performance obligations was determined using the cost plus margin approach. The SSP for monthly program support and exclusivity fees was determined by applying a residual approach whereby the other performance obligation within the contract is first allocated a portion of the transaction price based upon its respective SSP, with any residual amount of transaction price allocated to the monthly program support and exclusivity fees.
Variable consideration, including chargebacks and discounts, which are estimated and reduced from the transaction price at the time the related revenue is recognized. Estimates of the variable consideration are reviewed and revised periodically by management. Although the amounts of variable consideration are dependent on estimates and assumptions, historically the amounts have not been material.
PRACTICAL EXPEDIENTS AND EXEMPTIONS
The Company has applied Topic 606’s practical expedient that permits for the non-disclosure of the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice for services performed.
The Company also applied Topic 606’s practical expedient that allows for no adjustment to consideration due to a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or service to the customer will be one year or less.
CONTRACT COSTS
The Company defers certain selling and commission costs that meet the capitalization criteria under ASC 340-40, which were expensed as incurred prior to the adoption of Topic 606.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company utilizes the portfolio approach to account for both the cost of obtaining a contract and the cost of fulfilling a contract. These capitalized costs are amortized over the expected period of benefit, which has been determined to be over 3 years based on the Company’s average client life and other qualitative factors, including rate of technological changes. The Company does not incur any additional costs to obtain or fulfill contracts upon renewal.
Deferred contract costs are recorded within deferred contract costs and long-term deferred contract costs on the balance sheet. Amortization of deferred contract costs is recorded in General and administrative in the statements of operations. Amortization expense related to deferred contract costs totaled $113,313 for the year ended December 31, 2020.
STOCK-BASED COMPENSATION
The Company measures stock-based awards at fair value and recognizes compensation expense for all share-based payment awards made to its employees and directors, including employee stock options, warrants and restricted stock awards.
The Company estimates the fair value of stock options and warrants granted using the Black-Scholes valuation model. This model requires the Company to make estimates and assumptions including, among other things, estimates regarding the length of time an employee will retain vested stock options before exercising them, the estimated volatility of its Common Stock price and the number of options or warrants that will be forfeited prior to vesting for options and achievement of certain performance-based milestones for warrants. The fair value is then amortized over the respective vesting periods, which is generally four years. Changes in these estimates and assumptions can materially affect the determination of the fair value of stock-based compensation and consequently, the related amount recognized in the statement of operations.
INCOME TAXES
Deferred taxes are provided for based on the cumulative timing differences between income reported on the financial statements and the tax return. These differences relate primarily to the difference in depreciation methods and net operating loss carryforwards (“NOL”). The Company had approximately $12,500,000 of NOL carryforwards at December 31, 2020, of which approximately $3,700,000 expires in 2036 and 2037, and $8,800,000 of which has an indefinite carryforward life.
Deferred income tax assets of approximately $3.8 million as of December 31, 2020, were fully offset by a valuation allowance due to the probability that NOLs will not be utilized. The Company’s deferred income tax assets increased by approximately $0.9 million during the year ended December 31, 2020, which was offset by a corresponding increase in the Company’s valuation allowance.
The Company accounts for any potential interest or penalties related to possible future liabilities for unrecognized income tax benefits as interest/other expense.
FOREIGN EXCHANGE TRANSACTIONS
The Company has sales to customers that are receivable in foreign currencies. Foreign currency gains or losses occur in the normal course of business due to timing differences that occur between the recording of the amounts receivable and the receipt of payment in the foreign currency. Any gain or loss upon payment is reported as other income or expense at the date of payment. The Company incurred net foreign currency transaction losses of $1,738 during the year ended December 31, 2020.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
SUBSEQUENT EVENTS
The Company evaluated all significant events or transactions that occurred through February 26, 2021, the date these financial statements were available to be issued. No subsequent events have been identified that would require adjustment to, or disclosure in, the financial statements.
NOTE 3 — PROPERTY, EQUIPMENT AND SOFTWARE
Property, equipment and software are stated at cost less accumulated depreciation and amortization and consist of the following at December 31, 2020:
2020
Computer equipment and software	$401,873
Website and software development costs	6,316,649
Furniture and fixtures	183,504
Leasehold improvements	21,892
Total Cost	6,923,918
Less: Accumulated depreciation and amortization	(4,125,712)
Property, Equipment and Software, Net	$2,798,206
Depreciation and amortization expense related to property, equipment and software totaled $114,609 and $1,351,338, respectively, for the year ended December 31, 2020.
As of December 31, 2020, accumulated amortization related to website and software development costs was $3,811,096. Future expected amortization expense related to the website and software development costs as of December 31, 2020 are as follows:
For the Years Ending December 31,	Amount
2021	$1,292,119
2022	888,960
2023	324,474
Total	$2,505,553
NOTE 4 — GROSS MERCHANDISE VOLUME TRANSACTIONS
The Company processes certain payments on behalf of its restaurant customers through its proprietary TPP system. Gross merchandise volume (“GMV”) corresponds to the total gross funds processed through TPP, consisting of diner prepayments for restaurant reservations. For any GMV processed through TPP by the Company, the Company charges the restaurant customers a fee which is recognized as revenue. For any GMV that is not processed through TPP, the Company recognizes its share of the fees as revenue on a monthly basis (Non-TPP payment-processing revenue). See Revenue Recognition under Note 2 for additional information on recognition of revenues under this arrangement. The Company recognizes the net liability (prepayment less the Company’s fees) due to restaurant customers as funds payable and amounts due to customers in the accompanying balance sheet for all GMV transactions processed through the reporting period. Funds are remitted to the restaurant customers based on the stipulated agreement terms between the Company and its restaurant customers. In addition to restricted cash held on behalf of restaurant customers, the Company recognizes in-transit receivables from certain third-party vendors which assist in processing and settling payment transactions due to a clearing period before the related cash is received or settled.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 4 — GROSS MERCHANDISE VOLUME TRANSACTIONS (continued)
The Company recognized the following assets and liabilities in the accompanying balance sheet underlying the GMV transactions processed by the Company at December 31, 2020:
2020
Restricted cash	$12,333,574
Due from vendors	2,743,999
Total GMV Assets	$15,077,573
Funds payable and amounts due to customers	$15,077,573
Total GMV Liabilities	$15,077,573
The Company classifies the above assets and liabilities as current in the accompanying balance sheet based on their purpose and expected settlement within one year.
As mentioned in Note 2, the Company began offering Gift Cards in 2020. The liability associated with those gift cards is included in funds payable and amounts due to customers in the balance sheet. The gift cards issued by the Company are expected to be redeemed within a year. The Company recognized the following liabilities in the accompanying balance sheets underlying the GMV transactions processed by the Company at December 31, 2020:
2020
Due to restaurants and other businesses	$14,601,922
Gift card liability	475,651
Total funds payable and amounts due to customer	$15,077,573
NOTE 5 — STOCKHOLDERS’ EQUITY
AUTHORIZED CAPITAL
As of December 31, 2020, the Company was authorized to issue 296,986,905 shares of Common Stock with a $.00001 par value, 6,509,637 shares of Class A Common Stock with a $0.00001 par value, and 106,931,596 shares of Preferred Stock, $.00001 par value.
The holders of the Company’s Common Stock are entitled to one vote per share. As of December 31, 2020 there was no outstanding Class A Common Stock. The Class A Common Stock does not have voting rights.
In May 2020, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 250,000,000 to 287,000,000, and to increase the number of authorized shares of Preferred Stock from 76,000,000 to 106,931,596.
In June 2020, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 287,000,000 to 296,986,905, and to create a new class of Class A Common Stock with 6,509,637 shares authorized.
RESTRICTED STOCK AWARDS
The cost of each restricted stock award is determined using the fair value of the Company’s Common Stock on the date of grant and is recorded based on the vesting term. The fair value of the Company’s Common Stock is determined annually by an independent valuation firm (see Note 6).

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 5 — STOCKHOLDERS’ EQUITY (continued)
As of January 1, 2020 and December 31, 2020, there are no unrecognized compensation costs. Forfeited shares were recorded as treasury stock at par value.
For the year ended December 31, 2020, the Company recorded no stock-based compensation expense related to restricted stock, as there were no remaining unvested shares as of December 31, 2019.
Total shares vested and outstanding as of December 31, 2020 were 60,169,804 with a grant date weighted average fair value of $0.05 per share.
PREFERRED STOCK
In May 2020, the Company amended and restated its Certificate of Incorporation to, among other things, increase the number of authorized shares of Preferred Stock from 76,000,000 to 106,931,596, and to designate 31,532,360 of such shares as Series A-3 Preferred Stock (“Series A-3”). The outstanding Preferred Stock is designated as follows: 13,888,889 to Series Seed Preferred Stock (“Series Seed”), 20,616,548 shares to Series A Preferred Stock (“Series A”), 40,893,799 shares to Series A-2 Preferred Stock (“Series A-2”), and 31,532,360 shares to Series A-3, and shall be convertible at any time, without the payment of additional consideration, into Common Stock based on the applicable conversion price in effect at the time of conversion.
The Company shall not declare, pay or set aside any dividends on shares or any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless first, the holders of Series A, Series A-2 and Series A-3 stock receive an equal or greater dividend, and second, the holders of the Series Seed stock receive an equal or greater dividend.
SERIES A-3 PREFERRED STOCK (“SERIES A-3”)
The Series A-3 conversion price is equal to the amount of the Series A-3 Original Issue Price of $0.31713444. These conversion prices are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-3. In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series A-3 will be entitled to be paid out of the assets of the Company before any payment will be made to the holders of Series A, Series A-2, Common Stock, Class A Common Stock or Series Seed, an amount per share equal to the greater of (i) the Series A-3 Original Issue Price, plus any dividends declared but unpaid, or (ii) such amounts per share as would have been payable had all Series A-3 shares been converted into Common Stock prior to such an event.
At any time when at least 10,308,274.50 shares of Series A, 20,446,899.5 shares of Series A-2 or 15,801,210 shares of Series A-3 (subject to adjustment) are outstanding, the Company shall not do any of the following without written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A, Series A-2 and Series A-3 voting together, on an as-converted basis: (i) liquidate, dissolve or wind-up the business, (ii) amend alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws, (iii) create an additional class of stock unless it ranks junior to the Series A, Series A-2 and Series A-3, (iv) increase the authorized number of shares of Series A, Series A-2 or Series A-3, and other actions that would be detrimental to the rights and preferences granted to the Series A-3 stockholders.
Series A-3 stockholders are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares held by the holder are convertible. Series A-3 stockholders vote together with the holders of Common Stock as a single class other than as provided for by law or by the Certificate of Incorporation.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 5 — STOCKHOLDERS’ EQUITY (continued)
SERIES A AND SERIES A-2 PREFERRED STOCK (“SERIES A” AND “SERIES A-2”)
The effective Series A Conversion Price is currently equal to $0.3374261662, while the Series A Original Issue Price is $0.36378549. The Series A-2 conversion price is equal to the amount of Series A-2 Original Issue Price of $0.22863634. These conversion prices are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A and Series A-2 stock.
In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series A and Series A-2 stock will be entitled to be paid out of the assets of the Company before any payment will be made to the holders of Common Stock, Class A Common Stock or Series Seed, an amount per share equal to the greater of (i) the Series A Original Issue Price or Series A-2 Original Issue Price, plus any dividends declared but unpaid, or (ii) such amounts per share as would have been payable had all Series A and Series A-2 shares been converted into Common Stock prior to such an event.
At any time when at least 10,308,274.50 shares of Series A, 20,446,899.5 shares of Series A-2, or 15,801,210 shares of Series A-3 (subject to adjustment) are outstanding, the Company shall not do any of the following without written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A, Series A-2 and Series A-3 voting together, on an as-converted basis: (i) liquidate, dissolve or wind-up the business, (ii) amend alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws, (iii) create an additional class of stock unless it ranks junior to the Series A, Series A-2 and Series A-3, (iv) increase the authorized number of shares of Series A, Series A-2 or Series A-3, and other actions that would be detrimental to the rights and preferences granted to the Series A-3 stockholders.
Series A and Series A-2 stockholders are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares held by the holder are convertible. Series A and Series A-2 stockholders vote together with the holders of Common Stock as a single class other than as provided for by law or by the Certificate of Incorporation.
SERIES SEED PREFERRED STOCK (“SERIES SEED”)
As of December 31, 2020, the Series Seed conversion price is equal to the amount of the Series Seed Original Issue Price of $0.144. This conversion price is subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed stock. In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series Seed stock will be entitled to be paid out of the assets of the Company before any payment will be made to the holders of Common Stock or Class A Common Stock, an amount per share equal to the greater of (i) the Series Seed Original Issue Price, plus any dividends declared but unpaid, or (ii) such amounts per share as would have been payable had all Series Seed shares been converted into Common Stock prior to such an event, subject to the preferential rights of the Series A and Series A-2 and series A-3 preferred stock.
Series Seed stockholders have no voting rights.
WARRANTS
In June 2020, the Company issued a warrant to a customer that enables them to purchase common stock in consideration of and as an inducement for them to enter into a Master Services Agreement (see Note 2), if performance-based milestones relating to the agreement are achieved. 13,019,273 shares were issued with an exercise price of $0.40 per share. Vesting is based on five performance milestones, and expire seven years after the grant date.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 5 — STOCKHOLDERS’ EQUITY (continued)
The Company utilized a Black-Scholes calculator and determined that the grant-date fair value is $0.045 per share of Warrant Stock. The assumptions used in this computation were as follows: 7 years to maturity, 0.55% annual risk-free interest rate, 65% annualized volatility, $0.40 exercise price and a stock price of $0.12. At December 31, 2020, the Company estimates that it is not probable that the customer will meet any vesting conditions dictated in the Warrant agreement. Therefore, the amount to be recognized as a reduction in the transaction price would be $0.
The probable or actual outcomes will be reassessed in each reporting period, and the final measurement of the award associated with the ultimate outcomes of those conditions will be reflected as a reduction of the transaction price at the point in time in which it is probable the vesting conditions will be met.
NOTE 6 — EQUITY INCENTIVE PLAN AND OPTIONS
In 2016, the Company adopted its 2016 Equity Incentive Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract, retain, and motivate, persons who make important contributions to the Company by granting stock options to employees and directors. The total size of the Plan as of December 31, 2020, including all options to purchase Common Stock available for grant, outstanding and exercised, is 56,880,717. The exercise price of each option is specified in each award agreement, but shall be no less than 100% of the fair market value on the date of the option. The duration of each option is not to exceed 10 years.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company’s valuation assumptions are as follows:
•
Volatility — The computation of expected volatility includes the historical and implied stock volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. For the year ended December 31, 2020, volatility approximated 55%.

•
Expected term — The expected term was estimated using the simplified method allowed under ASC Topic 718. For the year ended December 31, 2020, the expected term was approximately 6 years.

•
Risk free rate — The risk free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group. For the year ended December 31, 2020, the risk-free rate ranged from 0.34% — 1.37%.

•
Forfeiture rate — The Company uses the actual forfeiture rate based on the date forfeitures occur. Total forfeitures are expected to be immaterial over the life of the options. For the year ended December 31, 2020, the forfeiture rate was 30.87%.

•
Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 6 — EQUITY INCENTIVE PLAN AND OPTIONS (continued)
The following table summarizes the activity of outstanding options during the year ended December 31, 2020:
	Options Outstanding	Weighted-Average Fair Value
Outstanding at January 1, 2020	40,466,067	$0.01
Granted	6,986,000	0.04
Exercised	(2,123,745)	0.01
Forfeited	(2,613,123)	0.02
Expired	(1,907,846)	0.01
Outstanding at December 31, 2020	40,807,353	$0.02
Options outstanding at December 31, 2020 had a weighted average remaining contractual term of approximately 6.8 years. The exercise price of all option grants is $0.24 per share. The fair value of the Company’s stock was $0.12 as of December 31, 2020. The fair value was determined by an independent valuation firm based on a market approach model which utilized the May 2020 Series A-3 Preferred Stock issuance as the primary input to the valuation model. Total options vested/exercisable as of December 31, 2020 were 30,820,774. Based on the fair value of the Common Stock as of December 31, 2020, there was no intrinsic value arising from the options vested/exercisable.
For the year ended December 31, 2020, the Company recorded stock based compensation expense related to options that totaled $127,332. The total unrecognized compensation costs related to non-vested stock options was $184,040, which is expected to be recognized over the next 2.26 years.
NOTE 7 — OPERATING LEASES
The Company leases its office space under a long-term operating lease agreement which expires on May 31, 2023. Rental payments are payable monthly and the Company is recognizing rent expense on a straight line basis over the term of the lease. Additional monthly payments (“additional expenses”) for parking, real estate taxes, insurance, common area maintenance and the Company’s proportionate share of annual operating expenses are charged separately under the lease. The Company and a related party under common ownership are sharing the cost of the lease based on approximate usage of the square footage used by each party. The Company is potentially liable for the entire lease agreement. The Company’s rent expense, including additional expenses, totaled $625,364 for the year ended December 31, 2020.
The Company’s minimum future payments, net of costs expected to be paid by the Company’s related party, as of December 31, 2020 are as follows:
For the Years Ending December 31,	Amount
2021	$451,379
2022	460,407
2023	193,416
Total	$1,105,202
NOTE 8 — RELATED PARTY TRANSACTIONS
The majority shareholder of the Company owns several restaurants which purchase subscriptions for the use of the Company’s internally developed software. Sales to such related parties were $57,138 for the year ended December 31, 2020.

TOCK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2020
NOTE 8 — RELATED PARTY TRANSACTIONS (continued)
The Company previously had an agreement in place to pay salaries for the use of certain employees of a related party under common ownership. There were no payments made for use of such employees for the year ended December 31, 2020.
As of December 31, 2020, total accounts payable to related parties was $10,485. As of December 31, 2020, total accounts receivable from related parties was $12,491.
See Note 7 regarding the lease shared with a related party under common ownership.
NOTE 9 — EMPLOYEE BENEFIT PLAN
The Company has a retirement savings plan under Internal Revenue Code Section 401(k). Eligible employees are allowed to make elective deferrals with the employer. The Company matches, on behalf of each of the employees who are participants in the Plan, 100% of deferred salary up to 4% of the employees’ compensation. In addition, the Company may decide to make discretionary profit sharing contribution to the Plan subject to a 4-year vesting period.
The Company’s matching contributions totaled approximately $241,000 for the year ended December 31, 2020.
NOTE 10 — CONTINGENCIES AND ECONOMIC RISK
LITIGATION
From time to time, the Company may be subject to litigation claims and administrative proceedings resulting from the conduct of its business. In the opinion of management, the ultimate disposition of such matters will not have a materially adverse effect on the Company.
OTHER
The Company is subject to Marketplace Facilitator Regulations in certain states and potentially could be subject to contingent liabilities from non-payment by its customers. The Company continues to evaluate any potential contingent liabilities related to this matter by looking at historical experience or known claims, of which there were none as of December 31, 2020 and as of the report date. Management has concluded the potential contingent liability related to this matter is not material as of December 31, 2020, and as of the report date.
The Company is subject to Sales and Use Tax in certain states and potentially could be subject to contingent liabilities related to this matter. Management has concluded the potential contingent liability related to this matter is not material as of December 31, 2020 and as of the report date.
The Company continues to evaluate the Marketplace Facilitator and Sales and Use Tax regulations along with their related potential contingent liabilities.
COVID-19
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic. The Company is monitoring this, and although the Company’s operations have not been materially affected by the COVID-19 outbreak as of and for the year ended December 31, 2020, the Company is unable to predict the impact that COVID-19 will have on its future financial position and operating results due to numerous uncertainties.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by the Registrant in connection with this registration statement and the listing of the Registrant’s Class A common stock. All amounts shown are estimates except for the SEC registration fee and the exchange listing fee.
Amount Paid or to Be Paid
SEC registration fee	$	*
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Custodian, transfer agent and registrar fees and expenses		*
Other advisor fees		*
Miscellaneous expenses		*
Total	$	*

*
To be provided by amendment

Item 14.   Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
The Registrant expects to adopt an amended and restated certificate of incorporation, which will become effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, and will provide that the Registrant will indemnify, to the fullest extent permitted under the DGCL, each person who was or is a party or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer or while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, member, manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (all such persons being referred to as an “Indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee in such Proceeding.
In addition, the Registrant’s amended and restated certificate of incorporation will allow the Registrant, by the action of the Registrant’s board of directors, to indemnify and advance expenses to any person (and the heirs, executors or administrators of such person) who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Registrant or, while an employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, member, manager, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding, including in defending any Proceeding in advance of its final disposition.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement (with the Registrant’s consent) of any Proceeding. The indemnification agreements provide for the advancement or payment of all expenses to the Indemnitee and for reimbursement of such advanced expenses to the Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law.
The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of Proceedings based on acts or omissions in their capacities as directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant or the Registrant’s directors or the Registrant’s officers or persons who control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities issued by the Registrant without registration under the Securities Act since January 1, 2018. The Registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, Regulation S or Rule 701 of the Securities Act or as transactions not involving the sale of securities.
(a) Stock Options and Restricted Stock Units
Since January 1, 2018, the Registrant has issued and sold to its employees and others an aggregate of       shares of Class B common stock in connection with the exercise of options granted under its equity compensation plans at a weighted average price of $      per share.
Since January 1, 2018, the Registrant has granted to its employees and others restricted stock units for an aggregate of       shares of Class A common stock under its equity compensation plans.
(b) Class C Common Stock Issuance
In March 2021, the Registrant issued and sold an aggregate of 4,452,023 shares of Class C common stock at a purchase price of approximately $68.42 per share to accredited investors, for an aggregate purchase price of $304.6 million.
In March 2021, the Registrant issued 2,750,330 shares of Class C common stock to accredited investors in connection with the Acquisition of Tock, Inc.
Item 16.   Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibit index attached hereto is incorporated herein by reference.
(b) Financial Statement Schedules.
No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement.
Exhibit No.
2.1	Agreement and Plan of Merger, dated March 31, 2021, by and among the Registrant, Tremont 2021 Acquisition Corp, Tremont 2021 Acquisition II LLC and Tock, Inc.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective in connection with the effectiveness of the registration statement of which this prospectus forms a part.
3.3	Bylaws of the Registrant, as currently in effect.
3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective in connection with the effectiveness of the registration statement of which this prospectus forms a part.
4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Form of Voting and Support Agreement.
10.2	Form of Registration Rights Agreement.
10.3†	Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers.
10.4†	Form of Squarespace, Inc. 2021 Equity Incentive Plan.
10.5†	Form of Restricted Stock Unit Award Agreement pursuant to the Squarespace, Inc. 2021 Equity Incentive Plan.
10.6†	Form of Stock Option Award Agreement pursuant to the Squarespace, Inc. 2021 Equity Incentive Plan.
10.7†	Form of Squarespace, Inc. 2021 Employee Stock Purchase Plan.
10.8†	Squarespace, Inc. 2017 Equity Incentive Plan.
10.9†	Form of Restricted Stock Unit Award Agreement pursuant to the Squarespace, Inc. 2017 Equity Incentive Plan.
10.10†	Restricted Stock Grant Agreement between Squarespace, Inc. and Anthony Casalena, dated August 22, 2017.
10.11†	Amendment, dated August 24, 2020, to the Restricted Stock Grant Agreement between Squarespace, Inc. and Anthony Casalena dated August 22, 2017.
10.12†	Form of Executive Employment Agreement.
10.13†	Form of Employee Invention Assignment and Confidentiality Agreement.
10.14†	Employment Agreement between Squarespace, Inc. and Anthony Casalena, dated April 15, 2021.
10.15†	Performance Restricted Stock Unit Agreement between Squarespace, Inc. and Anthony Casalena, dated April 15, 2021.
10.16	Amended and Restated Credit Agreement, dated December 11, 2020.
10.17	Lease Agreement, between Trinity Hudson Holdings, LLC and the Registrant, dated September 19, 2014.
10.18	First Amendment to the Lease Agreement, between Trinity Hudson Holdings, LLC and the Registrant, dated August 18, 2017.
10.19	Second Amendment to the Lease Agreement, between Trinity Hudson Holdings, LLC and the Registrant, dated October 6, 2017.
10.20	Third Amendment to the Lease Agreement, between Trinity Hudson Holdings, LLC and the Registrant, dated May 22, 2019.

Exhibit No.
10.21	Fourth Amendment to the Lease Agreement, between Trinity Hudson Holdings, LLC and the Registrant, dated December 16, 2019.
21.1	List of Subsidiaries.
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Marcum LLP.
24.1	Powers of Attorney (included in the signature pages to this registration statement).

*
To be filed by amendment.

†
Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 16, 2021.
Squarespace, Inc.
By:	/s/ Anthony Casalena Anthony Casalena Chief Executive Officer
We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Anthony Casalena, Marcela Martin and Courtenay O’Connor, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Anthony Casalena Anthony Casalena	Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2021
/s/ Marcela Martin Marcela Martin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2021
/s/ Andrew Braccia Andrew Braccia	Director	April 16, 2021
/s/ Michael Fleisher Michael Fleisher	Director	April 16, 2021
/s/ Liza Landsman Liza Landsman	Director	April 16, 2021
/s/ Anton Levy Anton Levy	Director	April 16, 2021
/s/ Jonathan Klein Jonathan Klein	Director	April 16, 2021